                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

      Filed by the registrant  [X]

      Filed by a party other than the registrant  [ ]

      Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      FIRST TENNESSEE NATIONAL CORPORATION
     ---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   [X] No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

   (1) Title of each class of securities to which transaction applies: _________

   (2) Aggregate number of securities to which transaction applies: ____________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction: ________________________

   (5) Total fee paid: _________________________________________________________

   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount previously paid: _________________________________________________
   (2) Form, Schedule or Registration Statement No.: ___________________________
   (3) Filing party: ___________________________________________________________
   (4) Dated filed: ____________________________________________________________

                                                                            2001
                                                                            2002

            2001 ANNUAL FINANCIAL DISCLOSURES & 2002 PROXY STATEMENT

                                   [LOGO](sm)

                                 FIRST TENNESSEE

                             ALL THINGS FINANCIAL(R)

                                                 [outside front and back covers]

[LOGO](sm) FIRST TENNESSEE

All Things Financial(R)

                                                      ".......a testament to our
                                                           employees' ingenuity,
                                                           tenacity, flexibility
                                                              and willingness to
                                                                 work together."

[Logo](sm) FIRST TENNESSEE
All Things Financial(R)

                                                                  March 15, 2002

Dear Shareholders:

         You are cordially invited to attend First Tennessee National Corporation's 2002 annual meeting of shareholders. We will hold the meeting on April 16, 2002, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. We have attached the formal notice of the annual meeting, our 2002 proxy statement, and a form of proxy.

         At the meeting, we will ask you to elect three Class III directors and one Class II director, approve the 2002 Management Incentive Plan, and ratify the appointment of Arthur Andersen LLP as our independent auditors for 2002. The attached proxy statement contains information about these matters.

         An appendix to this proxy statement contains detailed financial information relating to our activities and operating performance during 2001. We have also enclosed a 2001 Summary Report for those of you that did not receive this document previously.

         Our registered shareholders that have access to the Internet have the opportunity to receive proxy statements electronically. If you have not already done so for this year, we encourage you to elect this method of receiving the proxy statement next year. Not only will you have access to the document as soon as it is available, but you will be helping our company to save expense dollars. If you vote electronically, you will have the opportunity to give your consent at the conclusion of the voting process.

         Your vote is important. You may vote by telephone or over the Internet or by mail, or if you attend the meeting and want to vote your shares, then prior to the balloting you should request that your form of proxy be withheld from voting. We request that you vote by telephone or over the Internet or return your proxy card in the postage-paid envelope as soon as possible.

Sincerely yours,

/s/ Ralph Horn
---------------------------
Ralph Horn
Chairman of the Board
and Chief Executive Officer

                      FIRST TENNESSEE NATIONAL CORPORATION

                               165 Madison Avenue
                            Memphis, Tennessee 38103

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING
                                 April 16, 2002

         The annual meeting of shareholders of First Tennessee National Corporation will be held on April 16, 2002, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

         The items of business are:

         1. Election of three Class III directors to serve until the 2005 annual meeting of shareholders and one Class II director to serve until the 2004 annual meeting of shareholders, or until their successors are duly elected and qualified.

         2.       Approval of the 2002 Management Incentive Plan.

         3.       Ratification of the appointment of auditors.

         These items are described more fully in the following pages, which are made a part of this notice. The close of business February 22, 2002, is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

         Management requests that you vote by telephone or over the Internet (following the instructions on the enclosed form of proxy) or that you sign and return the form of proxy promptly, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.



/s/ Lenore S. Creson
---------------------
Lenore S. Creson
Corporate Secretary
Memphis, Tennessee
March 15, 2002

                                IMPORTANT NOTICE

        PLEASE (1) VOTE BY TELEPHONE OR (2) VOTE OVER THE INTERNET OR (3) MARK, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                 PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION

                                TABLE OF CONTENTS

                                                                                                                     Page
GENERAL MATTERS................................................................................................        1
STOCK OWNERSHIP INFORMATION AND TABLE..........................................................................        1
VOTE ITEM NO. 1 - ELECTION OF DIRECTORS........................................................................        3
Nominees                                                                                                               3
Continuing Directors                                                                                                   4
The Board of Directors and its Committees                                                                              4
Audit Committee Report                                                                                                 5
VOTE ITEM NO. 2 - APPROVAL OF 2002 MANAGEMENT INCENTIVE PLAN...................................................        6
VOTE ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF AUDITORS......................................................        8
Audit Fees                                                                                                             8
Financial Information Systems Design and Implementation Fees                                                           8
All Other Fees                                                                                                         8
OTHER MATTERS..................................................................................................        9
SHAREHOLDER PROPOSAL DEADLINES.................................................................................        9
EXECUTIVE COMPENSATION.........................................................................................        9
Summary Compensation Table                                                                                            10
Option/SAR Grants in Last Fiscal Year Table                                                                           12
Aggregated Option/SAR Exercises in Last Fiscal Year and
          Fiscal Year-End Option/SAR Values Table                                                                     13
Pension Plan Table                                                                                                    14
Employment Contracts and Termination of Employment and
          Change-in-Control Arrangements                                                                              15
Compensation Committee Interlocks and Insider Participation                                                           16
Certain Relationships and Related Transactions                                                                        16
Board Compensation Committee Report on Executive Compensation                                                         16
Total Shareholder Return Performance Graph                                                                            21
Compensation of Directors                                                                                             22
Section 16(a) Beneficial Ownership Reporting Compliance                                                               22
AVAILABILITY OF ANNUAL REPORT OF FORM 10-K.....................................................................       23

APPENDIX A - Audit Committee Charter...........................................................................      A-1

APPENDIX B - 2002 Management Incentive Plan....................................................................      B-1

APPENDIX F - Financial Information and Discussion..............................................................      F-1

                                 PROXY STATEMENT
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 Madison Avenue
                            Memphis, Tennessee 38103

GENERAL MATTERS

         The following proxy statement is being mailed to shareholders beginning on or about March 15, 2002. The Board of Directors is soliciting proxies to be used at our annual meeting of the shareholders to be held on April 16, 2002, at 10:00 a.m., CDT, in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof.

         The accompanying form of proxy is for use at the meeting if you will be unable to attend in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted IN FAVOR OF ALL ITEMS below:

         1. Election of three Class III directors to serve until the 2005 annual meeting of shareholders and one Class II director to serve until the 2004 annual meeting of shareholders, or until their successors are duly elected and qualified.

         2.       Approval of the 2002 Management Incentive Plan.

         3.       Ratification of the appointment of auditors.

         We will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies by mail, we may request brokers and others to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our regular employees to solicit proxies from the shareholders, either personally or by telephone or by special letter, for which they will receive no compensation in addition to their normal compensation.

         Our common stock is the only class of voting securities. There were 125,853,984 shares of common stock outstanding and entitled to vote as of February 22, 2002, the record date for the annual shareholders' meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. A plurality of the votes cast is required to elect the nominees as directors. A majority of the votes cast is required to approve the Management Incentive Plan and ratify the appointment of auditors. Both "abstentions" and broker "non-votes" will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items.

STOCK OWNERSHIP INFORMATION AND TABLE

         We know of no person who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock on December 31, 2001.

         The following table sets forth certain information as of December 31, 2001, concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group:

            Name of                 Shares Beneficially        Stock Units in      Total and Percent
        Beneficial Owner                 Owned(1)            Deferral Accounts(2)    of Class (3)
----------------------------------------------------------------------------------------------------
Robert C. Blattberg                       29,978(4)                      --             29,978
Charles G. Burkett                        59,054(5)                      --             59,054
Carlos H. Cantu                           43,082(4)                      --             43,082
George E. Cates                           59,712(4)                      --             59,712
J. Kenneth Glass                         485,765(5)                  69,577            555,342
James A. Haslam, III                      52,438(4)                      --             52,438
Ralph Horn                             1,159,423(5)                 268,276          1,427,699(1.1%)
John C. Kelley, Jr                       378,117(5)                  77,501            455,618
R. Brad Martin                            71,294(4)                      --             71,294
Joseph Orgill, III                       255,769(4)                      --            255,769
Vicki R. Palmer                           66,815(4)                      --             66,815
Michael D. Rose                           85,203(4)                      --             85,203
William B. Sansom                         90,229(4)                      --             90,229
Elbert L. Thomas, Jr                     304,241(5)                  29,886            334,127
Luke Yancy, Iii                            7,559(4)                      --              7,559
Directors and Executive
  Officers as a Group (21              3,973,168(5)                 521,807          4,494,975(3.5%)
  Persons)
----------------------------------------------------------------------------------------------------

(1) The respective directors and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (4) and (5). Amounts in the second column do not include stock units in the third column.

(2) Our stock option program permits participants to defer receipt of shares upon the exercise of options and our restricted stock incentive plan permits participants to defer receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards. Amounts in the third column reflect the number of shares deferred that a participant has the right to receive on a future date. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3) No individual director or executive officer, except for Mr. Horn, beneficially owns more than one (1%) percent of our common stock that is outstanding. Mr. Horn beneficially owns 1.1% including stock units (or 0.9% excluding stock units). The percentage of common stock outstanding owned by the director and executive officer group (3.5%) includes stock units. The percentage would be 3.1% with stock units excluded.

(4) Includes the following shares of restricted stock with respect to which the nonemployee director possesses sole voting power, but no investment power:
    Dr. Blattberg - 600; Mr. Cantu - 3,000; Mr. Cates - 3,000; Mr. Haslam - 3,000; Mr. Martin - 1,800; Mr. Orgill - 600; Mrs. Palmer - 1,200; Mr. Rose - 600; Mr. Sansom - 600; and Mr. Yancy - 6,000. Includes the following shares as to which the named nonemployee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested: Dr. Blattberg - 23,618; Mr. Cantu - 37,020; Mr. Cates - 45,650; Mr. Haslam - 36,376; Mr. Martin - 32,177; Mr. Orgill - 65,839; Mrs. Palmer - 60,707; Mr. Rose - 56,043; Mr.
    Sansom - 75,905; and Mr. Yancy - 0.

(5) Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Burkett - 10,000; Mr. Glass - 19,290; Mr. Horn - 29,901; Mr. Kelley - 29,479; Mr. Thomas - 10,611; and the director and executive officer group - 165,667. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership within 60 days through the exercise of stock options granted under our stock option plans: Mr. Burkett
    - 11,828; Mr. Glass - 284,599; Mr. Horn - 627,161; Mr. Kelley - 229,467; Mr.
    Thomas - 248,718; and the director and executive officer group - 2,243,028. Also includes shares held at December 31, 2001 for 401(k) Savings Plan accounts.

VOTE ITEM NO. 1 - ELECTION OF DIRECTORS

         The Board of Directors is divided into three Classes. The term of office of each Class expires in successive years. The term of Class III directors expires at this annual meeting. The terms of Class I and Class II directors expire at the 2003 and 2004 annual meetings, respectively. The Board of Directors proposes the election of three Class III directors and one Class II director. The Class II director was elected by the Board of Directors in October 2001, and pursuant to the requirements of state law, he has been nominated for election by the shareholders at the annual meeting. Each director elected at the meeting will hold office until the specified annual meeting of shareholders and until his or her successor is elected and qualified.

         If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as management may recommend, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

         We have provided below certain information about the nominees and directors (including age, current principal occupation which has continued for at least five years unless otherwise indicated, name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies, and year first elected to our Board). All of our directors are also directors of First Tennessee Bank National Association (the "Bank" or "FTB"). The Bank is our principal operating subsidiary.

                              NOMINEES FOR DIRECTOR
                                    Class III
              For a Three-Year Term Expiring at 2005 Annual Meeting

GEORGE E. CATES (64) is Chairman of the Board of Mid-America Apartment Communities, Inc., ("Mid-America") Memphis, Tennessee, a real estate investment trust. Prior to October 2001, he was also Chief Executive Officer of Mid-America. Mr. Cates is a director of two other public companies, Mid-America and SCB Computer Technology, Inc. Mr. Cates has been a director of the Corporation since 1996.

JAMES A. HASLAM, III (47) is President of Pilot Travel Centers, LLC, Knoxville, Tennessee, a national retail operator of convenience stores and travel centers, and he remains CEO of Pilot Corporation. Mr. Haslam is a director of one other public company, Ruby Tuesday, Inc. Mr. Haslam has been a director since 1996 and is a member of the Human Resources Committee.

RALPH HORN (60) is Chairman of the Board and Chief Executive Officer of First Tennessee and the Bank. Mr. Horn has served as Chief Executive Officer since 1994 and Chairman of the Board since 1996. From 1991 through July 2001, he also served as President of First Tennessee. Mr. Horn is a director of three other public companies, Harrah's Entertainment, Inc., Mid-America Apartment Communities, Inc. and Gaylord Entertainment Company. Mr. Horn has been a director since 1991.

                                    Class II
               For a Two-Year Term Expiring at 2004 Annual Meeting

LUKE YANCY, III (52) is President and Chief Executive Officer of Mid-South Minority Business Council, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Prior to June 2000, Mr. Yancy was President, West Region, of AmSouth Bank and, prior to its acquisition by AmSouth in 1999, First American Bank. Mr. Yancy has been a director since October 2001 and is a member of the Audit Committee.

                              CONTINUING DIRECTORS
                                     Class I
                      Term Expiring at 2003 Annual Meeting

R. BRAD MARTIN (50) is Chairman of the Board and Chief Executive Officer of Saks Incorporated, Birmingham, Alabama, a retail merchandising company. Mr. Martin is a director of two other public companies, Saks Incorporated and Harrah's Entertainment, Inc. He has been a director since 1994 and is Chairman of the Human Resources Committee.

JOSEPH ORGILL, III (64) is Chairman of the Board of Orgill, Inc., Memphis, Tennessee, wholesale hardware distributors. Prior to January 1996, Orgill, Inc., was a subsidiary of Rock Island Corporation, Memphis, Tennessee, of which Mr. Orgill remains Chairman of the Board. Mr. Orgill has been a director since 1969 and is a member of the Audit Committee.

VICKI R. PALMER (48) is Corporate Senior Vice President, Treasurer, and Special Assistant to the CEO of Coca-Cola Enterprises Inc., Atlanta, Georgia, a bottler of soft drink products. Prior to December 1999, Mrs. Palmer was Corporate Vice President and Treasurer of Coca-Cola Enterprises, Inc. Mrs. Palmer has been a director since 1993 and is a member of the Human Resources Committee.

WILLIAM B. SANSOM (60) is Chairman of the Board and Chief Executive Officer of The H. T. Hackney Co., Knoxville, Tennessee, a diversified wholesale distribution firm serving the food, gas, oil and industrial markets in the Southeast. He is a director of two other public companies, Martin Marietta Materials, Inc. and Astec Industries, Inc. Mr. Sansom has been a director since 1984 and is Chairman of the Audit Committee.

                                    Class II
                      Term Expiring at 2004 Annual Meeting

ROBERT C. BLATTBERG (59) is the Polk Brothers Distinguished Professor of Retailing, J. L. Kellogg Graduate School of Management, Northwestern University, Evanston, Illinois. Dr. Blattberg has been a director since 1984.

J. KENNETH GLASS (55) is President and Chief Operating Officer of First Tennessee and the Bank. From April 1999 through July 2001, he was President-Retail Financial Services of the Bank and from April 2000 through July 2001, President - Retail Financial Services of First Tennessee. Prior to April 1999, he was President-Tennessee Banking Group of the Bank and prior to April 2000, he was Executive Vice President of First Tennessee. Mr. Glass has been a director since 1996.

MICHAEL D. ROSE (60) is Chairman of Gaylord Entertainment Company, Nashville, Tennessee, a diversified hospitality and entertainment company. From December 1997 through April 2001, Mr. Rose was a private investor. Prior to December 1997, he was Chairman of the Board of Promus Hotel Corporation. Mr. Rose is director of four other public companies, Gaylord Entertainment Company, Darden Restaurants, Inc., FelCor Lodging Trust, Inc., and Stein Mart, Inc. Mr. Rose has been a director since 1984.

                    The Board of Directors and its Committees

         During 2001, the Board of Directors held four meetings. The average attendance at Board and committee meetings exceeded 97 percent. No director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served.

         The Board has several standing committees, including the Audit Committee and the Human Resources Committee. The Human Resources Committee serves as both a nominating committee and a compensation committee. The Audit Committee and the Human Resources Committee are each composed of directors who are not First Tennessee employees. Currently, Messrs. Cantu (who is scheduled to retire in April 2002), Orgill, Sansom, and Yancy serve on the Audit Committee and Messrs. Martin and Haslam and Mrs. Palmer serve on the Human Resources Committee.

         The Audit Committee was established by our Board of Directors and operates pursuant to a written charter that was last amended and restated on July 17, 2001. A copy of the Committee charter is attached to this proxy statement as Appendix A. Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, and financial statements and the independent audit of the financial statements. The Committee provides advice to the Board concerning the selection and replacement of the independent auditor and evaluates the independent auditor and its independence. The members of the Committee are themselves "independent," as that term is defined in the listing standards of the New York Stock Exchange, on which our common stock is listed. During 2001 the Audit Committee held five meetings. The Audit Committee's Report is included below.

         As a nominating committee, the Human Resources Committee primarily considers recommendations for nominees to the Board of Directors, reviews the performance of incumbent directors and senior officers in determining whether to recommend them to the Board of Directors for reappointment, reviews succession plans, and between annual meetings of the Board has authority to appoint persons to offices except the offices of Chairman, CEO, President, Auditor and any office in which the incumbent has been designated by the Board as an Executive Officer. As a compensation committee, the Human Resources Committee's primary functions include recommending to the Board major policies concerning compensation, periodically reviewing corporate compensation and management of human resources, fixing the compensation of executive officers, reviewing remuneration structures for non-executive officers, and making recommendations to the Board concerning compensation arrangements for directors and adoption or amendment of employee benefit and management compensation plans. During 2001 the Human Resources Committee held five meetings.

         It is our practice to encourage communication between management and shareholders. Management in turn communicates appropriate information to the Board. The Human Resources Committee, as a committee of the Board, follows this procedure in considering nominations for directorships and does not receive nominations directly from shareholders.

         Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report, the Audit Committee Charter attached as Appendix A and the statements regarding the independence of the members of the Committee shall not be incorporated by reference into any such filings.

                             Audit Committee Report

         The role of the Audit Committee (Committee) is to assist our Board of Directors in its oversight of our financial reporting process. The Committee operates pursuant to a charter that was last amended and restated by the Board on July 17, 2001, a copy of which is attached hereto as Appendix A. As set forth in the Committee's charter, management of First Tennessee is responsible for the preparation, presentation and integrity of our financial statements, and maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

         In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to First Tennessee is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the

Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact "independent."

         Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee's charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission.

         Submitted by the Audit Committee of our Board of Directors.



                                       Audit Committee

                                       William B. Sansom,  Chairman
                                       Carlos H. Cantu
                                       Joseph Orgill, III
                                       Luke Yancy, III

VOTE ITEM NO. 2 - APPROVAL OF 2002 MANAGEMENT INCENTIVE PLAN

         Our shareholders approved the original Management Incentive Plan (the "old MIP") approximately thirty years ago to promote the interest of the shareholders by providing an incentive to key officers and employees of First Tennessee who contribute the most to our growth and profitability. Last year, we retained a nationally recognized benefits and compensation consulting firm to conduct a review of our existing compensation programs for executive officers and to make appropriate recommendations. As a result of this review and the recommendations received, the Human Resources Committee and the Board have adopted the 2002 Management Incentive Plan (the "Plan"), subject to approval by the shareholders at the annual meeting. The purpose of the Plan is to provide a financial incentive for key executives to encourage and reward performance that furthers our growth, development and financial success and to enhance our ability to attract and retain key personnel. In addition, because the Board intends that incentive awards under the Plan qualify as tax-deductible "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Plan is being submitted for shareholder approval. Section 162(m) of the Tax Code is explained below in the Board Compensation Committee Report. The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix B hereto.

         Subject to the approval by the shareholders at the annual meeting, the Plan will become effective as of January 1, 2002, and will replace the old MIP. No new awards may be made under the Plan after December 31, 2012. The Plan will be administered by the Human Resources Committee of the Board, which is composed entirely of "non-employee directors" as defined for securities law purposes, who are also "outside directors" as defined for purposes of the Tax Code. The Committee will have full authority to interpret the Plan, adopt rules and regulations for administration of the Plan, subject to certain exceptions, select participants eligible to receive awards under the Plan and the Performance Measures to be used for purposes of setting Performance Goals under the Plan, establish Performance Goals and Target Awards (as those terms are defined below), and determine the extent to which First Tennessee and the participants have achieved the goals applicable to them.

         Senior officers of First Tennessee or any of its subsidiaries are eligible to be selected for participation in the Plan. Under the old MIP, 12 individuals were selected for participation in the old MIP for calendar year 2001, and 10 individuals have been selected for participation in the Plan for calendar year 2002, including 9 of our 10 executive officers and all of the individuals (except Mr. Kelley) named in the Summary Compensation Table.

         Awards will be paid to the participants in cash and/or shares of our common stock in such proportions as the Committee establishes. The maximum number of shares of our common stock that may be awarded under the Plan is 200,000 shares, subject to adjustment to prevent dilution in the event of certain changes in capitalization. Common stock, if awarded, will be provided from shares purchased in the open market or privately or by the issuance of authorized but unissued shares and will be issued at 100% of fair market value as of the date of issuance of the award. In addition, if any participant is, or the Committee reasonably expects such a person to be, a "Covered Employee" for purposes of Section 162(m) of the Tax Code, then the maximum number of our shares that may be paid to the participant for any calendar year is 100,000 shares, and the maximum amount of any cash award that may be paid to the participant for any calendar year is $4,000,000.

         For each calendar year the Committee will designate Performance Measures for use in determining awards. The term "Performance Measures" means one or more, or any combination, of the following First Tennessee, subsidiary, operating unit, division, line of business, department, team or business unit financial performance measures: stock price, dividends, total shareholder return, earnings per share, market capitalization, book value, revenues, expenses, loans, deposits, noninterest income, net interest income, fee income, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, cash flow, credit quality, service quality, market share, customer retention, efficiency ratio, strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; and except in the case of a Covered Employee, any other performance criteria established by the Committee. Then, for each of the Performance Measures selected for the calendar year, the Committee will establish specific performance goals or targets (the "Performance Goals") against which actual performance is to be measured. Also, the Committee will designate for each participant the Target Award for the calendar year. The term "Target Award" means the award that the participant would receive for achievement of 100% of the Performance Goal for the calendar year, expressed as a percentage of a participant's compensation. If a minimum threshold level of performance is not achieved, no award will be paid. The maximum award that may be paid for superior performance shall not exceed the lesser of 2 1/2 times the Target Award or $4,000,000 for any calendar year. The Committee retains the power to reduce or eliminate awards under the Plan and to determine whether an award will be paid under one or more of the Performance Measures, but the Committee has no power to increase an award that has been calculated pursuant to the provisions of the Plan.

         In the event of a Change-in-Control, as the term is defined in the "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" section below, during a calendar year, the participant will be paid the Target Award (or a different amount provided for by an agreement under the Plan) for the calendar year unless a separate agreement between us and the participant already provides for the payment of a bonus. If the Change in Control occurs after the end of the calendar year, the participant will be paid the full amount of any award earned under the Plan for the calendar year.

         The Board of Directors retains the power to terminate, suspend, amend or modify the Plan at any time, in whole or in part, subject to any shareholder approval required under Section 162(m) of the Tax Code. No such amendment, modification, suspension or termination will adversely affect the rights of any participant under any award previously earned but not yet paid without the consent of the participant. In addition, the Committee retains the discretion to pay out awards in the event of a termination of the Plan, in whole or in part; provided, however, payments to a participant who is a Covered Employee must be discounted to reflect the present value of the payment using the discount rate in effect at the time under our pension plan.

         Under the old MIP (the current plan for executives), a different method for computing bonus amounts was provided. The old MIP's performance measures were designated as Corporate Financial Criteria and consisted of the following financial measures: book value, earnings per share, market capitalization, net income, price-earnings ratio, return on assets, return on equity, and return on revenue. Under the old MIP, the Chief Executive Officer and the Chief Operating Officer/President awards were calculated by multiplying (i) the participant's salary for the calendar year times (ii) a percentage specified by the Committee times (iii) the percentage achievement by First Tennessee of the Performance Goals. For all other participants, if the Committee so specified, the calculation of the award involved multiplying the amount described in the prior sentence by the percentage achievement by the participant of the participant's personal plan goals. The old MIP provided for a maximum of 150,000 shares of our common stock for awards under that plan, and the maximum award that could be paid to a Covered Employee for any calendar year could not exceed $1,500,000.

         It is not possible to determine the awards that will be received under the Plan for 2002. The awards that were received under the old MIP (the predecessor plan) for 2001 for the persons named in the Summary Compensation Table are disclosed in that table in this proxy statement under column (d) and the footnotes to that column. The amount that was received for 2001 by all executive officers of First Tennessee as a group and by all employees as a group (excluding executive officers) was $3,550,114 and $115,384, respectively. Nonemployee directors can not participate in the Plan or the old MIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITEM NO. 2. A vote for Item No. 2 will be deemed to include for purposes of
Section 162(m) of the Tax Code approval by the shareholders of the material terms of the performance goals under which compensation is to be paid under the Plan, including the employees eligible for participation, the Performance Measures, the Performance Goals, the formula used to calculate the amount of the awards and the maximum award that can be paid to a participant under the Plan for a calendar year.

VOTE ITEM NO. 3 - RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed, based on the recommendation of the Audit Committee, the firm of Arthur Andersen LLP, independent accountants, to be our auditors for the year 2002. The Board is submitting to the shareholders as Vote Item No. 3 the ratification of Arthur Andersen's appointment as our auditors for the year 2002, and THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ITEM NO. 3. Fees billed by Arthur Andersen LLP for the year 2001 are described below. The Audit Committee of our Board of Directors has considered whether the provision of services other than professional services rendered for the audit of our financial statements and the quarterly review of the financial statements included in our Form 10-Q's is compatible with maintaining Arthur Andersen LLP's independence. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions.

                                   Audit Fees

         The aggregate fees billed to us by Arthur Andersen LLP for professional services rendered for the audit of our financial statements for the year 2001 and for the reviews of the financial statements in our Form 10-Q's for the year 2001 were $1,050,000.

                    Financial Information Systems Design and
                               Implementation Fees

         No fees were billed to us by Arthur Andersen LLP for professional services for the year 2001 for designing or implementing hardware or software systems that aggregate source data underlying our financial statements or generate information that is significant to our financial statements taken as a whole.

                                 All Other Fees

         The aggregate fees billed to us by Arthur Andersen LLP for services rendered for the year 2001 and not included in the fees disclosed in either of the two preceding subsections were $439,750. Substantially all of this amount ($425,750) was provided in connection with audit-related services, primarily ERISA audits, audits for subsidiaries, compliance attestation, and acquisitions due diligence.

OTHER MATTERS

         The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL DEADLINES

         If you intend to present a shareholder proposal at the 2003 annual meeting, it must be received by the Corporate Secretary, First Tennessee National Corporation, P. O. Box 84, Memphis, Tennessee, 38101, not later than November 15, 2002, for inclusion in the proxy statement and form of proxy relating to that meeting.

         In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholder meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholder meeting. If, however, we give fewer than 100 days' notice or public disclosure of the shareholder meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholder meeting was mailed or publicly disclosed. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that the date and time of the annual meeting will be the third Tuesday in April (or, if that day is a legal holiday, on the next succeeding business day that is not a legal holiday) at 10:00 a.m. Memphis time or such other date and/or such other time as our Board may fix by resolution. The meeting date for 2003, determined according to the Bylaws, is April 15, 2003. Thus, shareholder proposals submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 16, 2002, and January 15, 2003, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

         The Summary Compensation Table provides information for the last three years about the Chief Executive Officer ("CEO") and our other four most highly compensated executive officers at year-end 2001. All of the named officers are officers of both First Tennessee and the Bank. The amounts include all compensation earned during each year, including amounts deferred (which are disclosed only in the notes to the table), by the named officers for all services rendered in all capacities to us and our subsidiaries. Information is provided for each entire year in which an individual served during any portion of the year as an executive officer. Additional information is provided in tabular form below about option grants and exercises in 2001, year-end option values, and pension benefits, along with a report of the Board's Human Resources Committee on executive compensation and certain other information concerning compensation of executive officers and directors.

                                                    SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Annual Compensation                            Long-Term Compensation
                                       -----------------------------------------  -------------------------------------------------
                                                                                           Awards (3)                Payouts
                                                                                     ---------------------      -------------------
         (a)                  (b)         (c)             (d)              (e)          (f)          (g)        (h)        (i)
                                                                                                 Securities
         Name                                                             Other     Restricted   Underlying
         And                                                              Annual       Stock       Options/     LTIP     All Other
      Principal                         Salary           Bonus         Compensation   Award(s)       SARs     Payouts   Compensation
       Position               Year        ($)             ($)             ($)(7)       ($)(1)       (#)(2)       $         ($)(9)
-----------------------------------------------------------------------------------------------------------------------------------
Ralph Horn                    2001     $861,122        $1,076,403        $11,544            --      76,416       --       $383,335
Chairman & CEO                2000      814,346                --         11,554            --     205,547       --        355,997
                              1999      771,154           467,461(5)      11,554     1,162,551     137,331(5)    --        347,211

J. Kenneth Glass              2001      556,235(4)        454,676(4)       9,505            --      65,569(4)    --        189,136
President & COO               2000      475,385(4)             --          7,068            --     110,921(4)    --        183,282
                              1999      455,212(4)        232,947(4)       7,068       749,995      74,471(4)    --        184,392

John C. Kelley, Jr            2001      501,945           501,945             --            --      33,279       --        210,391
Senior Exec. Vice             2000      472,846                --          7,068            --      89,512       --        209,065
President (3)                 1999      446,923           234,351          7,068       674,996      44,841       --        204,435

Elbert L. Thomas, Jr          2001      317,098           267,098(6)          --            --      22,275(6)    --         35,247
Exec. Vice Pres. &            2000      288,962                --             --            --      19,086       --         27,620
CFO                           1999      206,787(6)             --(6)          --       412,556     114,839(6)    --         27,620

Charles G. Burkett            2001      246,923(8)        136,277(8)       6,376            --      21,994(8)    --         33,812
President - Retail
Financial Svs./
Memphis Fin.Svs.(3)
-----------------------------------------------------------------------------------------------------------------------------------

(1) Restricted stock awards are valued on the basis of the fair market value of a share of stock on the date of the award: $38.88 (2-23-99). On 12-31-01, the named officers held the following shares of restricted stock (including RSU's described in the following sentence) with market values as indicated:
    Mr. Horn - 119,901 shares ($4,333,822); Mr. Glass - 55,646 shares
    ($2,011,325); Mr. Kelley - 41,598 shares ($1,503,560); Mr.Thomas - 32,287 shares ($1,167,014); and Mr. Burkett - 10,000 shares ($361,450). The number of shares disclosed in the preceding sentence includes restricted stock units ("RSU's"), described in note (2) to the Stock Ownership Table, with respect to which restrictions had not lapsed at 12-31-01, as follows: Mr. Horn - 90,000 RSU's; Mr. Glass - 36,356 RSU's; Mr. Kelley - 12,119 RSU's; Mr. Thomas - 21,676 RSU's; and Mr. Burkett - 0 RSU's. Dividends are paid on restricted stock (and dividend equivalents are paid on RSU's) at the same rate as all other shares of our common stock. Dividend equivalents on RSU's accrue interest at a 10-year Treasury rate and are settled only in cash. Mr. Kelley was awarded 17,361 shares of restricted stock on 2-23-99, with 100% vesting on 2-23-09 and with accelerated vesting if performance criteria established by the Human Resources Committee are met. The Committee approved the vesting of these shares in January 2002 in connection with Mr. Kelley's retirement. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" subsection below.

(2) All amounts represent shares subject to option. No stock appreciation rights (SAR's) were awarded.

(3) Mr. Kelley retired January 25, 2002. Mr. Burkett was designated by the Board as an Executive Officer on July 17, 2001. Thus, no compensation information is required to be provided for the 1999 and 2000 fiscal years.

(4) In 2000, 1999 and 1998 Mr. Glass elected to receive a deferred compensation stock option in lieu of $50,000, $50,000 and $40,000 of his salary earned for the following year. The amounts in column (c) do not include these amounts, in lieu of which options for 3,482 shares, 3,546 shares, 4,441 shares, 7,022 shares, 5,140 shares and 3,172 shares (included in the amounts in column (g)) were granted on 1-2-02, 7-2-01, 1-02-01, 7-03-00, 1-3-00 and
    7-1-99, respectively. In 2000 and 1998 Mr. Glass elected to receive a deferred compensation stock option in lieu of $151,559 & $50,000 of his annual bonus for the following year. The amount in column (d) for 1999 and 2001 does not include this amount, in lieu of which options for 21,565 shares and 18,519 shares (included in the amount in column (g)) were granted on 2-26-02 and 3-1-00, respectively.

(5) In 1998 Mr. Horn elected to receive a deferred compensation stock option in lieu of $100,000 of his annual bonus for the following year. The amount in column (d) for 1999 does not include this amount, in lieu of which an option for 37,037 shares (included in the amount in column (g)) was granted on 3-1-00.

(6) In 1998 Mr. Thomas elected to receive a deferred compensation stock option in lieu of $60,000 of his salary earned for the following year. The amount in column (c) does include this amount in lieu of which options for 7,711 shares and 4,758 shares (included in the amount in column (g)) were granted on 1-3-00 and 7-1-99, respectively. In 2000 and 1998 Mr. Thomas elected to receive a deferred compensation stock option in lieu of a portion of his annual bonus for the following year. The amount in column (d) for 2001 and 1999 does not include a bonus of $50,000 and $248,645, in lieu of which options for 7,112 shares and 92,091 shares (included in the amounts in column (g)) were granted on 2-26-02 and 3-1-00, respectively.

(7) The amounts in column (e) for all years represent automobile allowance tax gross-up payments.

(8) In 2000 Mr. Burkett elected to receive a deferred compensation stock option in lieu of $3,000 of his salary earned for the following year. The amount in column (c) does not include this amount, in lieu of which options for 209 shares and 213 shares (included in the amount in column (g)) were granted on 1-2-02 and 7-2-01, respectively. In 2000 Mr. Burkett elected to receive a deferred compensation stock option in lieu of $105,993 of his annual bonus for the following year. The amount in column (d) for 2001 does not include this amount, in lieu of which an option for 15,080 shares was granted on 2-26-02.

(9) Elements of "All Other Compensation" for 2001 consist of the following:

                         Mr. Horn      Mr. Glass     Mr. Kelley    Mr. Thomas   Mr. Burkett
-------------------------------------------------------------------------------------------
Above Mkt Rate           $100,055       $ 75,093       $ 91,332       $    --       $    --

SurBen/SERP               256,660         89,423        108,089        24,277        12,192

Flex $                      5,720          5,720          5,720         5,720         5,720

401(k) Match                5,250          5,250          5,250         5,250         5,250

Auto Allowance             15,650         13,650             --            --        10,650
-------------------------------------------------------------------------------------------
Total                    $383,335       $189,136       $210,391       $35,247       $33,812
===========================================================================================

         "Above Mkt Rate" represents above-market interest accrued on deferred compensation.

         "Sur Ben/SERP" represents insurance premiums with respect to our supplemental life insurance and excess pension plans. Under our Survivor Benefits Plan a benefit of 2 1/2 times final annual base salary is paid upon the participant's death prior to retirement (or 2 times final salary upon death after retirement).

         "Flex $" represents First Tennessee's contribution to the Flexible Benefits Plan, based on salary, service and corporate performance.

         "401(k) Match" represents First Tennessee's 50% matching contribution to the 401(k) Savings Plan, which is based on the amount contributed by the participant to the FTNC stock fund, up to 6% of compensation.

         The following table provides information about stock options granted during 2001 to the officers named in the Summary Compensation Table. No stock appreciation rights (SAR's) were granted during 2001.

                                     Option/SAR Grants in Last Fiscal Year Table
---------------------------------------------------------------------------------------------------------------------
          Individual Grants
-------------------------------------
                         (b) Number        (c) % of Total                                         (h) Alternatives to
                        of Securities       Options/SARs                                               (f) and (g):
                         Underlying          Granted to     (d) Exercise or             (e)         Grant Date Value.
                        Options/SAR's       Employees in     Base Price (2)         Expiration     Grant Date Present
     (a) Name           Granted(#)(1)        Fiscal Year    ($ per share)(1)           Date             Value($)(4)
---------------------------------------------------------------------------------------------------------------------
Mr. Horn                   56,977               1.08%            $30.48               2-23-11            $482,595
                           19,439                .37              30.48               2-23-11             164,648

Mr. Glass                   4,441(2)             .08              22.53(2)             1-2-21              50,983
                           27,569                .52              30.48               2-23-11             233,509
                            9,407                .18              30.48               2-23-11              79,677
                            3,546(2)             .07              28.19(2)             7-2-21              55,211

Mr. Kelley                 24,812                .47              30.48               2-23-11             210,158
                            8,467                .16              30.48               2-23-11              71,715

Mr. Thomas                 15,163                .29              30.48               2-23-11             128,431
                            1,690(3)             .03              36.61               4-21-04              14,128
                            5,191(3)             .10              36.61               4-18-06              55,803
                            6,692(3)             .13              36.61                7-1-16              90,677

Mr. Burkett                 6,492                .12              30.48               2-23-11              54,987
                            1,839(2)             .03              24.38(2)            2-23-21              21,112
                            1,840                .03              30.48               2-23-11              15,585
                              213(2)             .00              28.19(2)             7-2-21               3,316
                                                                                                         --------
---------------------------------------------------------------------------------------------------------------------

(1) All options except those marked with footnote (2) or (3) were granted 2-23-01 and vest 50% after four years from the date of grant and 100% after five years, with accelerated vesting if certain performance criteria (our stock price equals or exceeds $41.69 on 2-23-04 or on 5 consecutive days before 2-23-04) are met. No SAR's were granted. The exercise price per share equals the fair market value of one share of our common stock on the date of grant. Under the terms of all options, including those marked with footnote
    (2) and (3), participants are permitted to pay the exercise price of the options with our stock; participants are permitted to defer receipt of shares upon an exercise and thereby defer gain; options (except those marked with footnote (3)) exercised more than one year prior to the end of their term are eligible for a reload option grant when the exercise price is paid with our stock, with the reload option grant for the number of shares surrendered and having an exercise price equal to fair market value at the time of the first exercise and a term equal to the remainder of the first option's term; the option plan provides for tax withholding rights upon approval of the plan committee; and upon a Change-in-Control (as defined in the subsection entitled Employment Contracts and Termination of Employment and Change-in-Control Arrangements"), all options vest.

(2) Options indicated by footnote (2) that were granted during 2001 were granted in lieu of compensation earned during 2000 and 2001. Mr. Glass was granted options for 4,441 shares on 1-2-01 in lieu of $25,000 of his 2000 salary and 3,546 shares on 7-2-01 in lieu of $25,000 of his 2001 salary. Mr. Burkett was granted an option for 213 shares on 7-2-01 in lieu of $1,500 of his 2001 salary and 1,839 shares on 2-23-01 in lieu of $11,219 of his bonus for 2000. The exercise price per share equals 80% of the fair market value ("FMV") of one share of our common stock on the grant date. The options vest 100% six months after the grant date. No SAR's were granted. FMV on grant dates were $28.16, $30.48, and $35.24 on 1-2-01, 2-23-01 and 7-2-01, respectively.

(3) Options indicated by footnote (3) were reload options, as described in footnote (1). Mr. Thomas was granted options for 1,690 shares, 5,191 shares and 6,692 shares on 12-19-01. FMV on the grant date was $36.61.

(4) A variation of the Black-Scholes option-pricing model has been used. The following assumptions were made for purposes of calculating the Grant Date Value of the options granted 1-2-01 (options in lieu of compensation), 2-23-01, 7-2-01 (options in lieu of compensation), and three reloads dated 12-19-01, respectively: an exercise price of $22.53, $30.48, $28.19, $36.61,
    $36.61, and $36.61; an option term of 20 years, 10 years, 20 years, 2 1/3 years, 4 1/3 years, and 14 1/2 years; an interest rate of 5.16%, 5.10%, 5.24%, 3.28%, 4.13%, and 5.09%; volatility of 42.79%, 43.19%, 43.21%,
    40.95%, 40.95%, and 40.95%; a dividend yield of 3.13%, 2.89%, 2.50%, 2.73%,
    2.73%, and 2.73%; a reduction of 2%, 24.18%, 2%, 0%, 0%, and 0% to reflect the probability of forfeiture due to termination prior to vesting; and reduction of 6.47%, 9.65%, 8.81%, 2.17%, 5.58%, and 13.89% to reflect the probability of a shortened option term due to termination prior to the option expiration date. The actual value, if any, realized by a participant upon the exercise of an option may differ and will depend on the future market value of our common stock.

         The following table provides information about stock options and SAR's held at December 31, 2001, and exercises during 2001 by the officers named in the Summary Compensation Table. The values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option. The values in column (e) reflect the spread between the market value at December 31, 2001, of the shares underlying the option and the exercise price of the option.

                                  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                         FISCAL YEAR-END OPTION/SAR VALUES TABLE
-------------------------------------------------------------------------------------------------------------------------------
   (a)                     (b)                 (c)                         (d)                                 (e)
                                                                  Number of Securities
                                                                 Underlying Unexercised              Value of Unexercised
                                                                     Options/SARs at               In-the-Money Options/SARs
                                                                   Fiscal Year-End (1)              at Fiscal Year-End (1)
                                                               ----------------------------      ------------------------------
                     Shares Acquired           Value
Name                   On Exercise           Realized          Exercisable    Unexercisable      Exercisable      Unexercisable
                                                ($)                (#)             (#)               ($)               ($)
-------------------------------------------------------------------------------------------------------------------------------
Mr. Horn                180,000(2)         $5,220,000(2)         627,161         163,423         $11,591,850         $494,101

Mr. Glass                    --                    --            281,053          75,380           4,907,966          258,131

Mr. Kelley                   --                    --            229,467          66,268           4,242,682          208,979

Mr. Thomas               37,164               863,598            248,718          45,441           3,934,429           94,027

Mr. Burkett              10,433               193,853             11,615          16,493             126,813           44,975
-------------------------------------------------------------------------------------------------------------------------------

(1) No SAR's are attached to any of the options in the table. Option values are based on $36.15 per share, the average of the high and low sales price on 12-31-01.

(2) Mr. Horn did not realize this value in cash at the time of exercise. He exercised an option that was about to expire, deferred receipt of the shares, and will receive 150,779 shares of our common stock at the termination of the deferral period. The actual value ultimately realized by Mr. Horn will depend on the future market value of our shares at the termination of the deferral period.

The following table provides information about estimated combined benefits under both our Pension Plan and our Pension Restoration Plan.

                                                    PENSION PLAN TABLE
========================================================================================================================
      Covered
    Compensation                                                 Years of Service*
------------------------------------------------------------------------------------------------------------------------

                            15 Yrs.          20 Yrs.          25 Yrs.          30 Yrs.          35 Yrs.          40 Yrs.
------------------------------------------------------------------------------------------------------------------------

         $ 150,000         $ 59,995         $ 73,617         $ 87,239         $ 93,461         $ 99,682         $105,903
           200,000           74,797           93,353          111,909          120,598          129,286          137,974
           250,000           89,599          113,089          136,579          147,735          158,890          170,045
           300,000          104,401          132,825          161,249          174,872          188,494          202,116
           350,000          119,203          152,561          185,919          202,009          218,098          234,187
           400,000          134,005          172,297          210,589          229,146          247,702          266,258
           450,000          148,807          192,033          235,259          256,283          277,306          298,329
           500,000          163,609          211,769          259,929          283,420          306,910          330,400
           550,000          178,411          231,505          284,599          310,557          336,514          362,471
           600,000          193,213          251,241          309,269          337,694          366,118          394,542
           650,000          208,015          270,977          333,939          364,831          395,722          426,613
           700,000          222,817          290,713          358,609          391,968          425,326          458,684
           750,000          237,619          310,449          383,279          419,105          454,930          490,755
           800,000          252,421          330,185          407,949          446,242          484,534          522,826
           850,000          267,223          349,921          432,619          473,379          514,138          554,897
------------------------------------------------------------------------------------------------------------------------

         *Benefit shown is subject to limitations fixed by the Secretary of the Treasury pursuant to Section 415 of the Internal Revenue Code of 1986, as amended. The limitation is $140,000 for 2001 or 100% of the employee's average income in his three highest paid years, whichever is less.

         Our Pension Plan is integrated with social security under an "offset" formula, applicable to all participants. Retirement benefits are based upon a participant's average base salary for the highest 60 consecutive months of the last 120 months of service ("Covered Compensation"), service, and social security benefits. Benefits are normally payable in monthly installments after age 65. The normal form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The normal form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain. For purposes of the plan, "compensation" is defined as the total cash remuneration reportable on the employee's IRS form W-2, plus pre-tax contributions under the Savings Plan and employee contributions under the Flexible Benefits Plan, excluding bonuses, commissions, and incentive and contingent compensation. Our Pension Restoration Plan is an unfunded plan covering employees in the highest salary grades, including all executive officers, whose benefits under the Pension Plan have been limited under Tax Code
Section 415, as described in the note to the Pension Table, and Tax Code Section 401(a)(17), which limits compensation to $170,000 for purposes of certain benefit calculations. "Compensation" is defined in the same manner as it is for purposes of the Pension Plan. Under the Pension Restoration Plan participants receive the difference between the monthly pension payable, if tax code limitations did not apply, and the actual pension payable. The amounts shown in the table are annual benefits payable (including any social security payments) in the event of retirement on December 31, 2001, at age 65 of a participant with a spouse who is age 65, assuming receipt of a qualified joint and 50% survivor annuity. The estimated credited years of service and the compensation covered by the plans for each of the individuals named in the Summary Compensation Table are as follows: Mr. Horn, 38 ($690,000); Mr. Glass, 28 ($424,992); Mr. Kelley, 32 ($428,342); Mr. Thomas, 12 ($175,768); and Mr. Burkett, 32 ($183,373).

               Employment Contracts and Termination of Employment
                       and Change-in-Control Arrangements

         We have contracts with approximately 70 officers, including each of the named executive officers, which may be terminated upon three years' prior notice. These contracts provide generally for a payment (which, for the named executive officers, is equal to three times annual base salary plus annual target bonus) in the event of a termination of the officer's employment by us other than "for cause" or by the employee for "good reason" (as such terms are defined in the contracts) within 36 months after a "Change-in-Control" or the officer's termination of employment for any reason (other than "cause") during the 30-day period commencing one year after a Change-in-Control. The contracts provide generally for an excise tax gross-up with respect to any taxes incurred under Internal Revenue Code Section 4999 following a Change-in-Control and for 3 years continued welfare benefits. The term "Change-in-Control" is defined to include:

         - a merger or other business combination, unless (i) more than 50 percent of the voting power of the corporation resulting from the business combination is represented by our voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the business combination (solely for purposes of the severance contracts, but not for purposes of their 30-day termination period, the "50 percent" test in clause (i) is changed to "60 percent" and the "majority of the board" test in clause (iii) is changed to "two-thirds of the board"),

         - the acquisition by a person or other entity of 20 percent or more of our outstanding voting stock,

         -        a change in a majority of the Board of Directors, or

         - shareholder approval of a plan of complete liquidation or a sale of substantially all of our assets.

         A Change-in-Control has the following effect on certain benefit plans in which the named executive officers participate:

         - Target annual bonuses are prorated through the date of the Change-in-Control and paid.

         - Restricted stock, restricted stock units, phantom stock units and unvested stock options vest.

         - Under our Pension Restoration Plan, a lump sum payout is made to participants of the present value, using a discount rate of
                  4.2 percent, of the participant's scheduled projected benefits, assuming periodic distributions of the participant's accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant's age at the time of the Change-in-Control.

         - Excess funding in the Pension Plan is allocated, according to a formula, to participants and retirees.

         - Deferred compensation under individual deferral agreements which accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts. Funds in such trusts will remain available for the benefit of our general creditors prior to distribution.

         - Our Survivor Benefits Plan generally cannot be amended to reduce benefits.

         - Under the Directors and Executives Deferred Compensation Plan, a lump sum payout is made to participating employees and certain terminated employees of the present value, using a discount rate of 4.2 percent, of the participant's scheduled projected distributions, assuming employment through normal retirement date and continued interest accruals at above-market rates, described in the "Compensation of Directors" section below.

         The Human Resources Committee approved the following for Mr. Kelley, an executive officer and director who retired in January 2002 after 32 years of service: a supplemental pension of approximately $251,000 annually and as permitted by our plans for early retirees, continued accrual of interest at above-market rates under the Directors and Executives Deferred Compensation Plan, early vesting of restricted stock, and a survivor income benefit of two times salary under the Survivor Benefits Plan. Mr. Kelley entered into a covenant not to compete in connection with these benefits.

                        Compensation Committee Interlocks
                            and Insider Participation

         Messrs. Cantu, Haslam, Martin and Rose and Mrs. Palmer, all of whom are non-employee directors, served as members of the Board of Director's Human Resources Committee ("Committee"), which is our compensation committee, during all or a portion of 2001. No interlocking relationships existed with respect to any of the members of the Committee. Mr. Horn, Chairman and CEO of First Tennessee, was, however, during 2001 Chairman of the compensation committee of Mid-America Apartment Communities, Inc., of which Mr. Cates, a director of First Tennessee, is Chairman.

                 Certain Relationships and Related Transactions

         Our banking subsidiaries have had banking transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates which are reported in a note to our financial statements, and they expect to have such transactions in the future. Such transactions, which at December 31, 2001, amounted to 3.58 percent of our shareholders' equity, have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than normal risk of collectibility or presented other unfavorable features.

         We repurchased from Dr. Blattberg, one of our nonemployee directors, 38,199 shares of our common stock in September 2001, for an aggregate purchase price of $1,407,251. The purchase was made pursuant to our publicly announced, board approved stock repurchase programs in a transaction in the ordinary course of business at current market prices (the volume-weighted average price for the day) and represented less than one-half of 1% of the shares we repurchased in 2001 under our repurchase programs. Under our programs repurchases are not permitted at any time we are aware of material nonpublic information about First Tennessee. The transaction was reported by Dr. Blattberg on a SEC Form 4 for the month in which the transaction occurred, not after year-end.

         During 2001, we paid Cook Systems International ("CSI") $135,845 for contract employees (computer programmers), and we currently expect to pay CSI $89,940 for contract employees through March 31,2002. Corey Glass, who is the son of Mr. Glass, our president and COO and a director, is employed by CSI and received from CSI, as a part of his compensation, commissions related to those transactions totaling $3,328 in 2001, and he expects to receive commissions of $5,666 for transactions through March 31, 2002.

         Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Total Shareholder Return Performance Graph shall not be incorporated by reference into any such filings.

          Board Compensation Committee Report on Executive Compensation

         Our Bylaws require the Board of Directors or a Board committee to determine the compensation of executive officers. The Board has designated the Human Resources Committee (Committee) to perform this function. The Committee is composed entirely of independent, nonemployee directors who have no interlocking relationships with us. The Committee has set forth below its report on the compensation policies applicable to executive officers and the bases for the compensation of the Chief Executive Officer (CEO) during 2001.

         Our executive compensation programs are designed to align the interests of the executive officers with our performance and the interests of our shareholders. Approximately 65 to 70 percent of the executive officers' annual compensation potential is at risk based on corporate performance and total shareholder return (defined below). Compensation programs have been designed to reward executive officers in both cash and our stock based on performance that also rewards shareholders. When corporate performance does not meet criteria established by the Committee, incentive compensation is reduced accordingly. In addition, the executive compensation program has been designed to attract and retain qualified executive officers. Executive compensation consists generally of the following components:

         -   base salary

         -   annual incentive bonus

         -   long-term incentive awards

         - deferral of compensation through stock option grants or at market interest rates (or for compensation deferred before 1996 at above-market rates)

         - customary employee and other benefits typically offered to similarly situated executives

         Base salary and annual bonus are based on an evaluation of the individual's position and responsibilities based on independent criteria and external market data and personal and corporate performance. The Committee does not assign a specific weight to any of the factors but places greater emphasis on corporate and personal performance in the overall mix.

         Long-term incentive awards consist of restricted stock awards containing provisions for acceleration of vesting upon achievement of corporate performance criteria and stock options. It is not our practice to "reprice" stock options or to price them at less than fair market value on the date of grant. Although deferred compensation options have an exercise price of 50 percent (80 percent for options granted for 2001 and 2000 and 85% for options granted for years prior to the year 2000) of fair market value on the grant date, to receive the option the participant must forego the right to receive cash compensation. Under our option plans the amount of the foregone cash compensation plus the option exercise price must equal or exceed 100% of fair market value. In the past, we have offered deferred compensation at above-market rates and deferrals through the use of stock options. Deferrals since 1995 have been limited to stock options or a 10-year Treasury rate of interest. Executive officers may also defer the receipt of shares upon the exercise of stock options and defer the receipt of restricted stock prior to the lapse of restrictions. Except for our stock fund within our 401(k) plan, other benefits provided to the executive officers are not tied to corporate performance.

         The Committee reviewed external market data provided by an independent consulting firm from 21 of the highest-performing companies in the American Banker Top 50, a peer group of banking organizations against which we measure our strategic performance. We selected the highest-performing companies based generally on the following one and five-year return measures: return on assets, return on equity, earnings per share growth, and total shareholder return.

         The purpose of the review was to determine compensation practices of these companies. The compensation peer group used by the independent consulting firm did not include all of the banking organizations listed in the Total Shareholder Return Performance Graph ("TSR graph") for the 2001 peer group because compensation data on every organization included in the TSR graph was not available. The median asset size of the compensation highest-performing peer group was $33.4 billion. In actual practice the compensation of executive officers approximates the median of the compensation highest-performing peer group when performance goals are met. We do not, however, have a specific policy that mandates how our compensation practices will compare to the peer group.

         All compensation paid to executive officers during 2001 is fully deductible on our corporate federal income tax return. Section 162(m) of the Tax Code generally disallows a tax deduction to public companies, including us, for compensation exceeding $1 million paid during the year to the CEO and the four other highest paid executive officers at year end. Certain performance-based compensation is not, however, subject to the deduction limit. Under Tax Code regulations the salary and TARSAP (defined below) portions of compensation do not meet the performance-based compensation criteria of Section 162(m). The restricted stock plan permits deferral by participants of the receipt of restricted stock prior to the lapse of restrictions. Any such deferral does not represent compensation paid during the year, and thus, is not currently subject to the Section 162(m) limitation. The

Committee's practice is to continue to consider ways to maximize the deductibility of executive compensation while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

                           (i) The CEO's Compensation

         Base Salary: The Committee establishes the CEO's base salary annually based on corporate performance, achievement of objectives in his individualized written personal plan, and competitive practices within the industry.

         The CEO develops his personal plan and submits it to the Committee for review and recommendation. The Board of Directors approves the plan, which generally contains strategic, quality and financial goals. A salary increase of
5.7 percent for Mr. Horn was approved in February of 2001 based on substantial achievement of personal plan objectives and competitive practices. Although no specific weight is assigned to these factors, the Committee places greater emphasis on personal performance than on competitive practices within the industry. Base salary is intended to represent approximately 20 percent to 30 percent of the CEO's total compensation potential.

         Annual Bonus: The CEO's annual bonus is based entirely on our corporate performance against financial objectives established by the Committee at the beginning of each year. The financial objectives for 2001 were based on ROE and EPS. The CEO may be awarded an annual bonus of a maximum of 125 percent of his salary dollars earned during the year. The degree of our success in reaching the corporate targets determines a payout of zero percent to 100 percent of the CEO's annual bonus potential. During 2001, our corporate performance resulted in a payout of 100% of targeted bonus. The annual bonus plan in which executive officers, including the CEO, participate was amended in October of 1999 to reduce the amount paid in cash by approximately 25 percent for the 1999, 2000 and 2001 plan years and to grant stock options to the executive officers in an amount that was based on a multiple of the bonus reduction. In 2001, the Committee recommended to the Board and the Board approved the repeal of the mandatory 25% reduction in the cash portion of annual bonus.

         Long-term Awards: The CEO's long-term incentive compensation consists of restricted stock and stock options.

         Our restricted stock program includes performance criteria as a condition to early vesting of awards to executive officers. The objective of this time accelerated restricted stock award plan (TARSAP) feature is to associate more closely the long-term compensation of executive officers with shareholder interests. Under the TARSAP feature restricted stock is granted with accelerated vesting if performance criteria established by the Committee are met with respect to specified performance periods. Performance periods are for three years and overlap: e.g., 1999-2001, 2000-2002, 2001-2003. Performance criteria have always been based, for all participants, including the CEO, on total shareholder return (appreciation in the market value of our stock with dividends reinvested-TSR) targets established at the beginning of each performance period. Targets are based on our percentile ranking in a peer group (the "100-bank peer group") of approximately the 100 largest banking organizations by asset size traded on U.S. exchanges, including the NASDAQ Stock Market's National Market System, with the condition that TSR must be a positive number. The 100-bank peer group is different from the peer group used to compare shareholder returns. The 100-bank peer group was originally selected in 1990, prior to the adoption of SEC rules requiring disclosure of a shareholder return performance graph, because the Committee believed that it was an appropriate index with which to associate more closely long-term compensation of executives with shareholder interests. The restricted stock program which contains the 100-bank peer group has produced the desired results, and thus, the Committee has continued to use it for the restricted stock program. In addition to the TSR targets, the Committee adopted alternative criteria for the accelerated vesting of TARSAP awards made in 1996 and future years based upon our percentile ranking within the 100-bank peer group with respect to operating EPS growth rate (or exceeding a minimum operating EPS growth rate) and average operating ROE, with the condition that TSR must be a positive number. In January 2002, the Committee approved the accelerated vesting of the TARSAP shares for the 1999-2001 performance period because the alternative criteria, as described above, were met.

         In addition to performance-based restricted stock awards, the Committee generally awards stock options to executive officers, including the CEO, as a part of a broad-based stock option program under which awards are made to all of our employees, both full-time and part-time. The CEO's option award (which is disclosed in the "Option/SAR Grants in Last Fiscal Year Table") was based on an estimated value of the option which in combination with the restricted stock award provides the basis for a competitive long-term incentive package. Because the value of the option to the CEO is a function of the price growth of our stock, the amount realized by the CEO is tied directly to increases in shareholder value. In addition, the option grant contained a performance-based, accelerated vesting feature, which is described in part (ii) of this report.

         Other Benefits: The CEO's compensation reported in the Summary Compensation Table also includes accrual of above-market rates of interest on compensation deferred prior to 1996 and the cost of insurance to fund a supplemental retirement plan and life insurance benefit, which are not directly based on corporate performance. Above-market rates are accrued for deferred compensation of the CEO and other named executive officers to retain key officers. Generally, the plan under which this benefit is offered requires that the amount deferred be automatically recalculated at market rates if termination occurs prior to retirement.

                    (ii) Other Executive Officer Compensation

         Base Salary: The CEO recommends and the Committee approves the base salary for executive officers other than the CEO. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market place. It is our policy to maintain a competitive salary commensurate with the duties and responsibilities of the executive officers. Salary is intended to represent approximately 30 percent to 45 percent of an executive officer's potential annual compensation.

         Annual Bonus: Executive officers' annual bonus is based on achievement of corporate financial objectives and performance against personal objectives for the year, which are recorded in individualized written personal plans. Individual objectives must include financial, quality and strategic goals. The degree of completion of goals determines the award. Financial objectives for 2001 were based on ROE and EPS. Although the CEO has an individualized personal plan, his annual bonus and the COO/President's annual bonus are based entirely on corporate financial performance, and the Chief Credit Officer's and Controller's annual bonuses are based solely on individualized personal plans. The maximum annual bonus of executive officers other than the CEO is between 45 percent and 100 percent of salary dollars during the year, based on salary grade. During 2001, our corporate performance resulted in a payment of 100% for any executive officer whose bonus was based on corporate performance.

         Long-term Awards: The executive officers named in the Summary Compensation Table and all but one of the other executive officers participate in the TARSAP program described above with respect to the CEO. The performance criteria are identical. The number of shares awarded for a three-year performance period is generally 50 percent of the participant's salary grade mid-point, based on market value of the shares at the time of the award. We do not provide a federal income tax gross-up to executive officers at the vesting of restricted stock.

         In addition to performance-based restricted stock awards, the Committee generally awards stock options annually on our stock to executive officers, including the CEO, as a part of the option program discussed in part (i) of this report. The number of shares awarded to executive officers is equal to a percentage of salary (ranging from 100 percent to 200 percent depending on salary grade, with 200 percent used for the CEO) divided by the market value (or for the CEO and the COO/President, the Black-Scholes value) of one share of our stock at the time of grant. Executive officers may also be awarded shares in addition to those calculated as a percent of salary if in the opinion of the Committee additional shares are required to ensure a competitive compensation opportunity. The exercise price is the market value at the time of grant. Options are awarded based on personal performance and to encourage future performance as well as for retention purposes (with a ten-year term and vesting at 50 percent after four years and 100 percent after five years). The February 2001 grant's exercise price is $30.48. This grant contains a provision for accelerated vesting if the closing market price per share equals at least $41.69 for five consecutive days in the three years following the grant or at the end of the three year period. Options are not granted based on prior corporate performance; except for the March 2000 and February 2001 grants made to the

CEO, the COO/President, and the Senior Executive Vice President, which were based in part on prior corporate performance.

         As described above for executive officers and the CEO, bonus plans for all employees above a specified salary grade were amended to reduce amounts paid in cash by approximately 25 percent for plan years 1999, 2000 and 2001, and the Committee awarded options to the portion of this population who received bonuses at its February 2001 meeting in an amount based on a multiple of the 2000 bonus reduction. The mandatory requirement of this provision was repealed for the 2001 bonus payment.

         Other Benefits: We have adopted certain broad-based employee benefit plans in which executive officers participate and certain other retirement, life and health insurance plans and we provide customary personal benefits. Except for our stock fund within our 401(k) plan, the benefits under these plans are not tied to corporate performance. The executive officers named in the Summary Compensation Table participate in the other benefits described above with respect to the CEO.


                                       Human Resources Committee

                                       R. Brad Martin, Chairperson
                                       James A. Haslam
                                       Vicki R. Palmer

         The following graph compares the yearly percentage change in our cumulative total shareholder return with returns based on the Standard and Poor's 500 index and a peer group index, which is described below and in a footnote to the graph. It should be noted that the "total shareholder return" reflected in the graph is not comparable to the "total shareholder return" described in the Compensation Committee Report because the former has a different measurement period and it has been adjusted and weighted for the market capitalization of the companies in the peer group, as required by SEC regulations. Our peer group consists of the American Banker Top 50 banking organizations (excluding First Tennessee) as measured by market capitalization as of the end of the most recent fiscal year.

                   TOTAL SHAREHOLDER RETURN PERFORMANCE GRAPH

                                     [GRAPH]

---------------------------------------------------------------------------------------------
                        1996         1997         1998         1999         2000         2001
---------------------------------------------------------------------------------------------
First Tennessee         $100         $182         $212         $163         $173         $222
S&P 500                  100          133          171          207          188          166
American Banker          100          159          179          195          248          234
  Top 50
The graph assumes $100 is invested on December 31, 1998, and dividends are reinvested.
Returns are market-capitalization weighted.
---------------------------------------------------------------------------------------------

         The American Banker Top 50 consists of the following: AmSouth Bancorporation, Associated Banc Corp, Banknorth Group, Inc., Banc One Corporation, BankAmerica Corporation, Bank of New York Co., Inc., Branch Banking and Trust Company, Charter One Financial, Inc., Citigroup Inc., City National Corp., Comerica Incorporated, Commerce Bancorp, Commerce Bancshares, Inc., Compass Bancshares, Inc., Fifth Third Bancorp, First Virginia Banks, Inc., First Merit Corp, Fleet Boston Financial Corp., Fulton Financial Corp., Hibernia Corporation, Huntington Bancshares Incorporated, J.P. Morgan Chase & Co., KeyCorp, M & T Bank Corporation,

Marshall & Ilsley Corporation, Mellon Financial Corporation, Mercantile Bankshares Corporation, National City Corporation, National Commerce Bancorp, North Fork Bancorporation, Northern Trust Corporation, Pacific Century Financial Corp., PNC Financial Services, Popular Inc., Regions Financial Corp, Sky Financial Group, Inc., SouthTrust Corporation, State Street Corporation, SunTrust Banks, Inc., Synovus Financial Corporation, TCF Financial Corp, UnionBanCal Corporation, Union Planters Corporation, U.S. Bancorp, Valley National Bancorp, Wachovia Corporation, Wells Fargo & Company, Wilmington Trust, and Zions Bancorporation.

                            Compensation of Directors

         During 2001, each nonemployee director was paid a retainer quarterly at an annual rate of $25,000 ($22,000 prior to April 2001) plus a fee of $1,000 for each day of each Board and each committee meeting attended. The chairpersons of the Audit and Human Resources Committees were paid quarterly an additional retainer at an annual rate of $3,000 each. We also reimburse our directors for their expenses incurred in attending meetings. Our practice is to hold Board and committee meetings jointly with the Bank's Board and committees. All of our directors are also directors of the Bank. Directors are not separately compensated for Bank Board or committee meetings except for those infrequent meetings that do not occur jointly. Directors who are officers are not separately compensated for their services as directors. Under the terms of our 1992 Restricted Stock Incentive Plan, which was approved by the shareholders and which terminates in April 2002, all nonemployee directors received an automatic, nondiscretionary award of 6,000 shares (adjusted for stock splits) of restricted stock on May 1, 1992, and all new nonemployee directors received such award upon election to the Board. Restrictions lapse at the rate of 10 percent annually. Such shares are forfeited if the director terminates for any reason other than death, disability, retirement, or the acquisition by a person of 20 percent of the voting power of our stock. Upon termination for any of the four listed reasons, all shares vest. Directors may elect to defer their retainers and fees. Under the 2000 Non-Employee Directors' Deferred Compensation Stock Option Plan, all nonemployee directors elected to receive stock options in lieu of fees through 2004. The exercise price per share is 80 percent (85% under a prior plan for options granted prior to the year 2000) of fair market value of one share of our common stock on the date of grant, and the number of shares subject to option granted equals the amount of fees deferred divided by 20 percent (15 percent under a prior plan with respect to options granted prior to the year
2000) of the fair market value of one share on the date of grant. Under the Directors and Executives Deferred Compensation Plan, not offered with respect to compensation earned since 1995, under which up to six annual deferrals may be elected, amounts deferred accrue interest at rates ranging from 17-22 percent annually, based on age at the time of deferral, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates prior to a change-in-control for a reason other than death, disability or retirement. Interim distributions in an amount between 85 percent and 100 percent of the amount originally deferred are made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant's account and accrued interest generally paid monthly over the 15 years following retirement at age 65. Certain restrictions and limitations apply on payments and distributions. Under other deferral agreements, nonemployee directors have deferred and may defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations.

             Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were complied with.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE FREE OF CHARGE TO EACH SHAREHOLDER OF RECORD UPON WRITTEN REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P.
O. BOX 84, MEMPHIS, TENNESSEE, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders' meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

         The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.


BY ORDER OF THE
BOARD OF DIRECTORS


/s/ Lenore S. Creson

Corporate Secretary
March 15, 2002

                                                                     Appendix A


                            AUDIT COMMITTEE CHARTER
                      FIRST TENNESSEE NATIONAL CORPORATION
                    (AS AMENDED AND RESTATED JULY 17, 2001)

                  ESTABLISHMENT AND PURPOSES OF THE COMMITTEE

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation's restated charter, as amended, and Section 3.5 of the Corporation's bylaws, as amended, the Board of Directors of First Tennessee National Corporation hereby creates the Audit Committee (the "Committee") of the Board of Directors, which shall assist the Board of Directors in (1) its oversight of the Corporation's accounting and financial reporting principles and policies and internal audit controls and procedures, (2) its oversight of the Corporation's financial statements and the independent audit thereof, (3) recommending to the Board the nomination of the independent auditor to be proposed for shareholder approval, evaluating the independent auditor and, when deemed appropriate, recommending the replacement of the independent auditor, and (4) evaluating the independence of the independent auditor.

The function of the Committee is oversight. Management of the Corporation is responsible for preparation, presentation and integrity of the Corporation's financial statements. Management and the internal auditor are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation's annual financial statements, reviews, including reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. It is recognized that, in fulfilling their responsibilities hereunder, members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the field of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (2) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (3) the representations made by management as to any information technology, internal audit and other non-audit services provided by the independent auditor to the Corporation. Further, in fulfilling their responsibilities hereunder, the members of the Committee will incorporate the use of reasonable materiality standards, including the size of the Corporation and the nature, scope and risks of the activities conducted.

The independent auditor for the Corporation is ultimately accountable to the Board of Directors (as assisted by the Committee). The Board, with the assistance of the Committee, has the ultimate authority and responsibility to select, evaluate, and when appropriate replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval).

The independent auditor shall submit to the Corporation annually a formal written statement delineating all relationships between the independent auditor and the Corporation ("Statement as to Independence"), addressing each non-audit service provided to the Corporation and at least the matters set forth in Independence Standards Board No. 1.

The independent auditor shall submit to the Corporation annually a formal written statement of the fees billed for each of the following categories of services rendered by the independent auditor: (1) the audit of the Corporation's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for that fiscal year; (2) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (3) all other services rendered by the independent auditor for the most recent fiscal year, in the aggregate and by each service.

                      QUALIFICATIONS OF COMMITTEE MEMBERS

The Committee shall consist of at least three members appointed annually by a majority of the entire Board on the recommendation of the Human Resources Committee of the Board of Directors, acting in its capacity as the nominating committee. Members shall be directors who meet the independence and experience requirements of the New York Stock Exchange ("NYSE"), as such requirements are interpreted by the Board of Directors in the exercise of its business judgment.

                           OPERATION OF THE COMMITTEE

Meetings shall be held at least four times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the members of the Committee prior to the meeting. A quorum shall consist of a majority of the members and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association ("Bank") if either the members of the Bank's committee and the members of this Committee are identical or all of the members of the Bank's committee would meet the independence and experience requirements of the NYSE, including any exceptions permitted thereby. The Committee shall have unrestricted access to Corporation personnel and documents and will be given the resources necessary to discharge its responsibilities. The Committee shall have the resources and authority to retain special legal, accounting, auditing or other experts or consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or of the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation. The Committee shall meet separately at least annually with management, the internal auditor, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

                            DUTIES OF THE COMMITTEE

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopt by a majority of the entire Board specify:

1.       with respect to the independent auditor,

         a. provide advice to the Board in selecting, evaluating and replacing the independent auditor.

         b. review the fees charged by the independent auditor for audit and non-audit services.

         c. ensure that the independent auditor prepares and delivers annually a Statement as to Independence (it being understood that the independent auditor is responsible for the accuracy and completeness of this Statement), discuss with the independent auditor any relationships or services disclosed in this Statement that may have an impact on the objectivity or independence of the Corporation's independent auditor and recommend that the Board take appropriate action in response to this Statement to satisfy itself of the independent auditor's independence.

         d. if applicable, to consider whether the independent auditor's provision of (i) information technology consulting services relating to financial information systems design and implementation and (ii) other non-audit services to the Corporation is compatible with maintaining the independence of the independent auditor; and

         e. instruct the independent auditor that the independent auditor is ultimately accountable to the Board and the Committee.

2.       with respect to the internal auditing department,

         a. make recommendations to the Board concerning the appointment and removal of the Corporation's internal auditor.

         b. advise the internal auditor that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the internal auditing department and management's responses thereto.

3. with respect to financial reporting principles and policies and internal audit controls and procedures,

         a. advise management, the internal auditor and the independent auditor that each is expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

         b. consider any reports or communications (and management's and/or the internal auditor's responses thereto) submitted to the Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

         c. meet with management, the internal auditor, and/or the independent auditor to discuss the scope of the annual audit, the audited financial statements and the form of opinion thereon proposed by the independent auditor, any significant matters arising from any audit or report or communication with respect to significant reports to management prepared by the internal auditor or required by or referred to in SAS 61 relating to the Corporation's financial statements, and significant changes to the Corporation's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditor, the internal auditor or management, and inquire about significant risks and exposures if any, and the steps taken to monitor and minimize such risks.

         d. obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which set forth certain procedures to be followed in any audit of financial statements required under that act.

         e. review the Corporation's compliance policies and any material reports or inquiries received from regulators or government agencies and management's responses and, with the Corporation's General Counsel, pending and threatened claims that may have a material impact on the financial statements.

4.       with respect to reporting and recommendations,

         a. prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the Securities Exchange Commission to be included in the Corporation's annual proxy statement.

         b. to review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board.

                                                                     Appendix B


                      FIRST TENNESSEE NATIONAL CORPORATION

                         2002 MANAGEMENT INCENTIVE PLAN

                               ARTICLE I-PURPOSE

Section 1.1 The purpose of the Plan is to provide a financial incentive for key executives to encourage and reward desired performance on key financial measures that will further the growth, development and financial success of the Company and to enhance the Company's ability to maintain a competitive position in attracting and retaining qualified key personnel who contribute, and are expected to contribute, materially to the success of the Company. The Plan is designed to replace the existing First Tennessee National Corporation Management Incentive Plan, as amended and restated, and to ensure that awards paid pursuant to this Plan to eligible employees of the Company are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan shall be submitted to the Company's shareholders for approval pursuant to 26 C.F.R. ss. 1.162.27(e)(4)(vi) at the annual meeting to be held on April 16, 2002, and shall be effective for the 2002 fiscal year commencing on January 1, 2002. If the shareholders do not approve the Plan, the Plan shall not become effective.

                             ARTICLE II-DEFINITIONS

Section 2.1 Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

(a) "AWARD" shall mean an incentive compensation award made to a Participant pursuant to this Plan that is subject to and dependent upon the attainment of one or more Performance Goals.

(b)      "BOARD" shall mean the Board of Directors of the Company.

(c) "CHANGE IN CONTROL" shall mean the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:

         (i) individuals who, on January 21, 1997, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

         (ii) any "Person" (as defined under Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests (a "Subsidiary"), (B) by an employee stock ownership or employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);

         (iii) the shareholders of the Company approve a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in
                  (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

         (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a change in control of the Company shall not be deemed to have occurred solely because any person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding: provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the company shall then occur.

(d) "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)      "COMMITTEE" shall mean the Committee designated pursuant to Section
3.1 of this Plan and shall consist solely of two or more members of the Board, appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an "outside director" for purposes of
Section 162(m) of the Code.

(f) "COMMON STOCK" shall mean the common stock of the Company, par value $0.625 per share, as adjusted from time to time for stock splits.

(g) "COMPANY" shall mean First Tennessee National Corporation, and its successors and assigns.

(h) "COMPENSATION" shall mean the base salary earned by a Participant during any Performance Period.

(i) "COVERED OFFICER" shall mean at any date (i) any individual who, with respect to the previous tax year of the Company, was a "covered employee" of the Company within the meaning of Code Section 162(m), excluding any such individual whom the Committee, in its discretion, reasonably expects not to be a "covered employee" with respect to the current tax year of the Company and
(ii) any individual who was not a "covered employee" under

Code Section 162(m) for the previous tax year of the Company, but whom the Committee, in its discretion, reasonably expects to be a "covered employee" with respect to the current tax year of the Company or with respect to the tax year of the Company in which any applicable Award will be paid.

(j) "DISABILITY" shall mean a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Company or Subsidiary employing the Participant at the onset of such total and permanent disability.

(k) "EARLY RETIREMENT" shall mean the Termination of Employment of a Participant from the employ or service of the Company, or any of its Subsidiaries participating in the First Tennessee National Corporation Pension Plan, as amended from time to time, on or after the Participant has attained the age of 55 and 15 years of employment or service with the Company or any of its participating Subsidiaries.

(l) "EMPLOYEE" shall mean any employee of the Company or a Subsidiary, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

(m) "EMPLOYER" shall mean the Company or a Subsidiary, whichever at the time employs the Employee.

(n) "FAIR MARKET VALUE" with respect to the Common Stock, shall mean, as of any date, (i) the mean between the high and low sales prices at which shares of Common Stock were sold on the New York Stock Exchange, or any other such exchange on which the Common Stock is traded, on such date, or, in the absence of reported sales on such date, the mean between the high and low sales prices on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Common Stock on such date, the fair market value as determined in good faith by the Committee in its sole discretion.

(o) "MAXIMUM AWARD" shall mean the maximum Award payable under the Plan for the attainment of Performance Goals in any Performance Period, which Award
(i) shall be payable for Superior Performance and (ii) shall not exceed the lesser of two and one-half (2 1/2) times the Target Award or $4,000,000 for any Performance Period.

(p) "PARTICIPANT" shall mean an Employee who is selected to participate in the Plan.

(q) "PERFORMANCE GOALS" shall mean the performance goals or targets for the Performance Measures established by the Committee for each Performance Period, the attainment of which is necessary for the payment of an Award to a Participant at the completion of the Performance Period. The level of the attainment of the Performance Goals shall determine the amount of the Award payable hereunder. Performance Goals may be expressed as an absolute amount or percent, as a ratio, or per share or per Employee.

(r) "PERFORMANCE MEASURES" shall mean one or more, or any combination, of the following Company, Subsidiary, operating unit, division, line of business, department, team or business unit financial performance measures: stock price, dividends, total shareholder return, earnings per share, market capitalization, book value, revenues, expenses, loans, deposits, noninterest income, net interest income, fee income, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, cash flow, credit quality, service quality, market share, customer retention, efficiency ratio, strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; and except in the case of a Covered Officer, any other performance criteria established by the Committee, including Personal Plan Goals.

(s) "PERFORMANCE PERIOD" shall mean the fiscal-year period to be used in measuring the degree to which the Performance Goals relating to Awards have been met; provided, however, that for purposes of the initial Performance Period of the Plan, Performance Period shall mean the period commencing on January 1, 2002 and ending December 31, 2002.

(t) "PERSONAL PLAN GOALS" shall mean the individual performance goals to be achieved by a Participant in a Performance Period which are not based upon corporate performance, as recommended by the Chief Executive Officer of the Company and approved by the Committee.

(u) "PLAN" shall mean the First Tennessee National Corporation 2002 Management Incentive Plan, as amended from time to time.

(v) "RETIREMENT" shall mean the Termination of Employment of a Participant after the Participant (i) has fulfilled all service requirements for a pension under the terms of the First Tennessee National Corporation Pension Plan, as amended from time to time, or (ii) has achieved a certain number of years of service with the Company or any Subsidiary participating in the First Tennessee National Corporation Pension Plan, as amended from time to time, and attained a certain age, that the sum of the Participant's years of service and age equals or exceeds the number 75.

(w) "SUBSIDIARY" shall mean any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(x) "SUPERIOR PERFORMANCE" shall mean the Performance Goals established for any Performance Period, the attainment of which is necessary for the payment of the Maximum Award for that Performance Period.

(y) "TARGET AWARD" shall mean the Award payable to a Participant under the terms of the Plan for the achievement of 100% of the Performance Goal in any Performance Period, expressed as a percentage of a Participant's Compensation in accordance with Section 5.1 of the Plan.

(z) "TERMINATION OF EMPLOYMENT" shall mean the time when the employee-employer relationship between a Participant and the Employer is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Early Retirement or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of a Participant by the Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Employer with the former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. However, notwithstanding any provision of this Plan, the Employer has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(aa) "THRESHOLD PERFORMANCE" shall mean the level of attainment of the Performance Goal necessary for the payment of any Award upon the completion of any Performance Period.

                        ARTICLE III-PLAN ADMINISTRATION

Section 3.1 Subject to the authority and powers of the Board in relation to the Plan as hereinafter provided, the Plan shall be administered by a Committee designated by the Board. The Committee shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations not inconsistent with the terms of the Plan for carrying out the Plan as it may deem best in its sole and absolute discretion; provided, however, that the Committee may not exercise any authority otherwise granted to it hereunder if such action would have the effect of increasing the amount of any Award payable hereunder to any Covered Officer. All determinations by the Committee shall be made by the affirmative vote of a majority of those members present at a meeting duly called and held at which a quorum exists, but any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. All designations, determinations, interpretations and other decisions of the Committee under or with respect to the provisions of the Plan or any Award and all orders or resolutions of the Board pursuant thereto shall be final, conclusive and binding on all persons, including but not limited to the Participants, the Company and its Subsidiaries and their respective equity holders, heirs, successors and personal representatives.

Section 3.2 The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:

         (a)      To select the Participants;

         (b) To select the Performance Measures to be used for purposes of setting the Performance Goals for a Performance Period;

         (c) To establish the Performance Goals for each Performance Period and the Target Awards to be payable to Participants for the achievement thereof;

         (d) To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;

         (e) To decide any questions arising as to the interpretation or application of any provision of the Plan;

         (f) To prescribe forms to be used and procedures to be followed by Participants for the administration of the Plan; and

         (g) To establish the terms and conditions of any agreement or instrument under which an Award may be earned and paid.

                            ARTICLE IV-PARTICIPATION

Section 4.1 Subject to the provisions of the Plan, the Committee may from time to time select any Employee who is a senior officer of the Company or of any Subsidiary to be granted Awards under the Plan. Eligible Employees hired by the Company after the commencement of a Performance Period may receive an Award for the Performance Period which commenced in the fiscal year in which the Employee became employed by the Company, if any is payable under the terms of the Plan, and the Employee is selected by the Committee to participate in the Plan at the time the Employee is employed by the Company. Such Award may be paid in full or may be prorated based on the number of full months in the Performance Period the Participant was employed by the Company, at the sole and absolute discretion of the Committee. No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Performance Period, (b) if selected as a Participant in the Plan, to be entitled to an Award, or (c) if selected as a Participant in one Performance Period, to be selected as a Participant in any subsequent Performance Period.

                                ARTICLE V-AWARDS

Section 5.1 The Committee may make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan. Unless specified otherwise by the Committee, the amount payable pursuant to an Award shall be based on a percentage of the Participant's Compensation, with the Target Award set for attaining 100% of the Performance Goal for any Performance Period.

Section 5.2 The Committee shall establish in writing the Performance Goals for the selected Performance Measures applicable to a Performance Period, including the Threshold Performance and Superior Performance, within 90 days of the commencement of the Performance Period and an Award for that Performance Period shall be earned, paid, vested or otherwise deliverable upon the completion of the Performance Period solely on account of the attainment of such Performance Goals.

Section 5.3 Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, operating unit, division, line of business, department, team, business unit or function within the Company or Subsidiary in which the Participant is employed, and may be expressed on an absolute and/or relative basis, based on or otherwise employ comparisons based on Company internal targets, the past performance of the Company and/or the past or current performance of other companies, the performance of other companies over one or more years, or an index of the performance of other companies, markets or economic metrics over one or more years, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or Common Stock outstanding, or to assets or net assets.

Section 5.4 The degree to which the Company achieves the Performance Goals established by the Committee for a Performance Period shall serve as the basis for the Committee's determination of the Award payable to a Participant upon the completion of the Performance Period. Awards will be prorated for Company performance results occurring between stated performance levels. Company performance below the Threshold Performance will result in no Award payments for that Performance Period. The Award payable for the attainment of Superior Performance shall not exceed two and one-half times the Target Award for any Performance Period.

Section 5.5 With respect to any Covered Officer during any Performance Period, the maximum number of shares of Common Stock in respect of which an Award may be paid under the Plan is 100,000 and the maximum amount of any Award settled in cash is $4,000,000.

Section 5.6 Except in the case of Performance Goals related to an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals and/or Performance Measures established for any Performance Period unsuitable, the Committee, after the commencement of a Performance Period, may modify such Performance Measures and/or Performance Goals, in whole or in part, as the Committee deems appropriate and equitable.

                         ARTICLE VI - PAYMENT OF AWARDS

Section 6.1 Upon completion of each Performance Period, the Committee shall review Company performance results as compared to the established Performance Goals for that Performance Period, and shall certify (either by written consent or as evidenced by the minutes of a meeting) the specified Performance Goals achieved for the Performance Period (if any) and direct which Award payments, if any, are payable under the Plan. No payment shall be made if the Threshold Performance for the Performance Period is not met. The Committee may, in its sole and absolute discretion, reduce or eliminate a Participant's Award that would have been otherwise paid, including without limitation by reference to a Participant's failure to achieve his or her Personal Plan Goals.

Section 6.2 The Committee shall have sole and absolute authority and discretion to determine the time and manner in which Awards, if any, shall be paid under this Plan. Generally, however, the following provisions may apply:

                  (a) Form of Payment: Payment of Awards may be made in a single-sum in cash, or at the option of the Committee in its sole and absolute discretion, in whole or in part in Company Common Stock.

                  (b) Date of Payment: Payment of Awards shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period (the "Payment Date"), except as otherwise provided in Section 6.2(c) below.

                  (c) Employment Required: Except as provided below, Participants must be Employees on the Payment Date in order to receive payment of an Award.

                  (i) Early Retirement, Retirement, death or Disability during a Performance Period: If, during a Performance Period, a Participant's Termination of Employment by the Company or its Subsidiaries is due to the Early Retirement, Retirement, death or Disability of the Participant, the Participant (or his beneficiary, as the case may be) shall nonetheless receive payment of an Award, if any, after the close of the Performance Period based upon the Performance Goals actually attained by the Company for the Performance Period. The Award, if any, may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such Termination of Employment, at the sole and absolute discretion of the Committee. Payments under this Section 6.2(c)(i) shall be made on the Payment Date.

                  (ii) Early Retirement, Retirement, death or Disability after Last Day of the Performance Period: If a Participant is an Employee on the last day of a Performance Period, but is not an Employee on the Payment Date due to Early Retirement, Retirement, death or Disability, then the Participant (or his beneficiary, as the case may be) may receive on the Payment Date the full Award earned under the terms of the Plan for the Performance Period, if any. The Award, if any, shall be made on the Payment Date. If a Participant's employment with the Company is terminated for any other reason other than Early Retirement, Retirement, death or Disability after the last day of a Performance Period, but before the Payment Date, the Participant (or his beneficiary, as the case may be) will forfeit all rights to any earned but unpaid Awards for that Performance Period under the Plan; provided, however, that the Committee may, at any time and in its sole and absolute discretion, authorize a full or partial payment of any earned but unpaid Awards under the Plan.

                  (iii) Change in Control: In the event the terms of any agreement entered into by and between the Company and a Participant governs the payment of any Award granted hereunder following a Change in Control, then the payment of such Award shall be governed by the terms and conditions of such agreement and not of this Plan. If the payment of any Award granted hereunder following a Change in Control is not otherwise provided for by the terms of an agreement by and between the Company and a Participant, then the payment of such Award following a Change in Control shall be governed by this Section 6.2(c)(iii). Unless otherwise provided under the terms of an agreement between the Participant and the Company, a Participant shall receive an Award equal to the Target Award the Participant would have received for the Performance Period if the Participant's employment with the Company is terminated during a Performance Period in which there has been a Change in Control, and the Target Award in such event shall be prorated based upon the number of full months which have elapsed in the Performance Period as of the date of such Termination of Employment. If a Participant's employment is terminated following a Performance Period in which there was a Change in Control, but before the Payment Date for that Performance Period, the Participant shall receive the full amount of any Award earned but not yet paid for that Performance Period.

Section 6.3 The Committee in its sole and absolute discretion may decrease the amount payable pursuant to an Award, but in no event shall the Committee have discretion to increase the amount payable to any Covered Officer pursuant to an Award in a manner inconsistent with the requirements for qualified performance-based compensation under Code Section 162(m). In interpreting Plan provisions applicable to Performance Goals and Awards, it is the intent of the Plan to conform with the standards of Code Section 162(m) applicable to qualified performance-based compensation, and the Committee in establishing such Performance Goals and interpreting the Plan shall be guided by such provisions.

                   ARTICLE VII - SHARES AVAILABLE FOR AWARDS

7.1 Subject to the provisions of Section 7.2 hereof, the stock to be subject to Awards under the Plan shall be the Common Stock of the Company, and the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan shall be 200,000 shares. Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares of Common Stock or of issued shares of Common Stock which have been required by the Company and shall be issued at 100% of the Fair Market Value of the Common Stock as of the date of issuance.

7.2 Any increase in the number of outstanding shares of Common Stock occurring through stock splits or stock dividends after the adoption of this Plan shall be reflected proportionately in an increase in the aggregate number of shares of Common Stock then available for Awards under the Plan and in the number of shares of Common Stock available for an Award to any one person under the Plan. Any fractional shares of Common Stock resulting from such adjustments shall be eliminated. If changes in capitalization other than a stock split or stock dividend shall occur, including without limitation, a recapitalization, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event which affects the shares of Common Stock such that an adjustment is determined by the Board, in its sole discretion, to be appropriate, then the Board shall, in such manner as it may deem equitable, adjust any or all of (a) the aggregate number of shares of Common Stock with respect to which Awards may be granted under the Plan; (b) the number of shares of Common Stock of the Company subject to outstanding Awards under the Plan; and (c) the appropriate Fair Market Value and other price determinations for such Awards; provided that the number of shares subject to any Award shall always be a whole number.

 ARTICLE VIII - AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN

Section 8.1 The Board may at any time terminate or suspend the Plan, in whole or in part, and from time to time, subject to the shareholder approval requirements of Section 162(m), amend or modify the Plan, provided that, except as otherwise provided in the Plan, no such amendment, modification, suspension or termination shall adversely affect the rights of any Participant under any Award previously earned but not yet paid to such Participant without the consent of such Participant. In the event of such termination, in whole or in part, of the Plan, the Committee may in its sole discretion direct the payment to Participants of any amounts specified in Article VI and theretofore not paid out, prior to the Payment Date, and in a lump sum or installments as the Committee shall prescribe with respect to each such Participant. Notwithstanding the foregoing, any such payment to a Covered Officer must be discounted to reflect the present value of such payment using a rate equal to the discount rate in effect under the First Tennessee National Corporation Pension Plan, as amended from time to time, on the date of such payment. The Board may at any time and from time to time delegate to the Committee any or all of its authority under this Article VIII to the extent permitted by law.

                        ARTICLE IX - GENERAL PROVISIONS

Section 9.1 Unless otherwise determined by the Committee and provided in the Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 9.1 shall be null and void. A Participant may designate in writing a beneficiary (including the trustee or trustees of a trust) who shall upon the death of such Participant be entitled to receive all amounts payable under the provisions of Section 6.2(c) to such Participant. A Participant may rescind or change any such designation at any time.

Section 9.2 The Company shall have the right to withhold applicable taxes from any Award payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

Section 9.3 No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving an Employee any right to be retained in the employ of the Company or an Employer and the right of the Company or Employer to dismiss or discharge any such Participant is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, other forms of compensation to or in respect of such Participants. No Participant shall have any lien on any assets of the Company or any Employer by reason of any Award made under this Plan.

Section 9.4 The payment of all or any portion of the Awards payable to a Participant under this Plan may be deferred by the Participant, subject to such terms and conditions as may be established by the Committee in its sole and absolute discretion.

Section 9.5 This Plan and all determinations made and actions taken pursuant thereto, shall be governed by and construed in accordance with, the laws of the State of Tennessee, without giving effect to the conflicts of law principles thereof.

Section 9.6 The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company, as well as its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 9.7 This Plan shall expire on December 31, 2012, and no new Awards shall be granted under the Plan after that date.

                      FINANCIAL INFORMATION AND DISCUSSION

                                TABLE OF CONTENTS

Selected Financial and Operating Data                                      F-2

Management's Discussion and Analysis                                       F-3

    General Information                                                    F-3

    Forward Looking Statements                                             F-3

    Critical Accounting Policies                                           F-4

    Income Statement Analysis (2001 compared to 2000)                      F-5

    Debt Restructurings                                                   F-16

    Cumulative Effect of Changes in Accounting Principles                 F-16

    Unusual Revenue and Expense Items                                     F-16

    Business Line Review                                                  F-17

    Income Statement Analysis (2000 compared to 1999)                     F-19

    Balance Sheet Review                                                  F-21

    Risk Management                                                       F-27

    Other                                                                 F-38

Glossary                                                                  F-41

Consolidated Statements of Condition                                      F-44

Consolidated Statements of Income                                         F-45

Consolidated Statements of Shareholders' Equity                           F-46

Consolidated Statements of Cash Flows                                     F-47

Notes to Consolidated Financial Statements                                F-48

Report of Independent Public Accountants                                  F-86

Consolidated Historical Performance Statements of Income                  F-87

Consolidated Average Balance Sheets and Related Yields and Rates          F-88


First Tennessee National Corporation                                       F-1

SELECTED FINANCIAL AND OPERATING DATA
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions except per share data)             2001          2000          1999           1998          1997         1996
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE DEBT RESTRUCTURINGS AND
    CUMULATIVE ADJUSTMENT*                           $   329.6     $   232.6     $   247.5     $   226.4     $   197.5    $   179.9
NET INCOME                                               318.2         232.6         247.5         226.4         197.5        179.9
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Earnings per share before debt
    restructurings and
    cumulative adjustment*                           $    2.58     $    1.79     $    1.90     $    1.77     $    1.54    $    1.34
Earnings per share                                        2.49          1.79          1.90          1.77          1.54         1.34
Diluted earnings per share
    before debt restructurings
    and cumulative adjustment*                            2.51          1.77          1.85          1.72          1.50         1.32
Diluted earnings per share                                2.42          1.77          1.85          1.72          1.50         1.32
Cash dividends declared per share                          .91           .88           .79          .685          .615        .5475
Year-end book value per share                            11.66         10.70          9.52          8.50          7.44         7.14
Closing price of common stock per share:
    High                                                  37.25         29.06         45.19         38.06         33.75        19.31
    Low                                                   27.38         16.06         27.56         23.81         18.38        14.44
    Year-end                                              36.26         28.94         28.50         38.06         33.38        18.75
Dividends per share/year-end closing price                 2.5%          3.0%          2.8%          1.8%          1.8%         2.9%
Dividends per share/earnings per
   share (payout ratio)                                   36.5          49.2          41.6          38.7          39.9         40.9
Price/earnings ratio                                      15.0x         16.3x         15.4x         22.1x         22.3x        14.2x
Market capitalization                                $ 4,597.0     $ 3,744.7     $ 3,715.1     $ 4,920.8     $ 4,279.0    $ 2,507.2
Average shares outstanding (thousands)                 127,777       129,865       130,573       128,235       128,365      134,393
Period-end shares outstanding (thousands)              125,865       128,745       129,878       128,974       128,209      133,715
Volume of shares traded (thousands)                    110,154        99,469        96,207       107,837       135,205      109,038
------------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
Total assets                                         $19,222.7     $19,320.8     $18,620.8     $16,720.7     $13,280.6    $12,588.3
Total loans**                                         10,104.3       9,932.0       8,818.8       8,242.1       7,945.1      7,472.1
Investment securities                                  2,595.3       2,862.7       2,702.7       2,425.8       2,139.4      2,203.2
Earning assets                                        16,125.4      16,095.5      15,583.7      14,320.5      11,512.1     11,062.0
Deposits                                              12,421.7      12,860.8      12,302.1      10,996.4       9,207.1      8,945.5
Term borrowings                                          521.5         384.3         371.1         252.7         185.5        253.7
Shareholders' equity                                   1,401.3       1,276.6       1,186.8         996.0         878.8        897.5
------------------------------------------------------------------------------------------------------------------------------------
SELECTED PERIOD-END BALANCES
Total assets                                         $20,616.8     $18,555.1     $18,373.4     $18,734.0     $14,387.9    $13,058.9
Total loans**                                         10,283.1      10,239.5       9,363.2       8,557.1       8,311.4      7,728.2
Investment securities                                  2,525.9       2,839.0       3,101.3       2,426.3       2,186.5      2,239.5
Earning assets                                        17,085.7      15,193.3      14,944.2      15,694.6      12,220.2     11,045.8
Deposits                                              13,606.3      12,188.7      11,358.7      11,723.0       9,671.8      9,033.1
Term borrowings                                          550.4         409.7         358.7         414.5         168.9        234.6
Shareholders' equity                                   1,477.8       1,384.2       1,241.5       1,099.5         954.1        954.5
------------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average shareholders'
     equity before debt restructurings
     and cumulative adjustment                           23.52%        18.22%        20.86%        22.73%        22.47%       20.05%
Return on average shareholders' equity                   22.71         18.22         20.86         22.73         22.47        20.05
Return on average assets before
    debt restructurings
    and cumulative adjustment                             1.71          1.20          1.33          1.35          1.49         1.43
Return on average assets                                  1.66          1.20          1.33          1.35          1.49         1.43
Net interest margin                                       4.27          3.73          3.80          3.80          4.23         4.13
Allowance for loan losses to loans**                      1.51          1.40          1.49          1.59          1.51         1.52
Net charge-offs to average loans**                         .80           .62           .59           .46           .54          .41
Average shareholders' equity to average assets            7.29          6.61          6.37          5.96          6.62         7.13
Average tangible equity to average tangible assets        6.66          5.99          5.70          5.23          5.81         6.20
Average shareholders' equity to average net loans        14.08         13.04         13.68         12.28         11.24        12.20
------------------------------------------------------------------------------------------------------------------------------------
RETURN TO SHAREHOLDERS
Stock appreciation                                        25.3%          1.5%        (25.1)%        14.0%         78.0%        24.0%
Dividend yield                                             3.1           3.1           2.1           2.1           3.3          3.6
Total return                                              28.4           4.6         (23.0)         16.1          81.3         27.6
------------------------------------------------------------------------------------------------------------------------------------
 *Cumulative adjustment reflects the effect of changes in accounting principles related to derivatives.
**Net of unearned income.
See accompanying notes to consolidated financial statements. Common stock data reflects the 1998 and 1996 two-for-one stock splits.


F-2                                         First Tennessee National Corporation

                   MANAGEMENT'S DISCUSSION AND ANALYSIS (MD&A)

GENERAL INFORMATION
-------------------

First Tennessee National Corporation (First Tennessee) is headquartered in Memphis, Tennessee, and is a diversified financial services institution that provides banking and other financial services to its customers through various regional and national business lines. The REGIONAL BANKING GROUP includes the retail/commercial bank, the credit card division, and the trust division. The NATIONAL LINES OF BUSINESS include First Horizon Home Loan Corporation (also referred to as First Horizon Home Loans or mortgage banking), First Tennessee Capital Markets (also referred to as capital markets), and transaction processing (credit card merchant processing, automated teller machine network, payment processing operation, and check clearing).

Based on management's best estimates certain revenue and expenses are allocated and reflect the inherent risk in each business line equity is assigned to the various business lines. These allocations and assignments are periodically reviewed and may be revised from time to time to more accurately reflect current business conditions and risks; the previous history is restated to ensure comparability.

For the purpose of this management discussion and analysis (MD&A), noninterest income (also called fee income) and total revenue exclude securities gains and losses. Net interest income has been adjusted to a fully taxable equivalent
(FTE) basis for certain tax-exempt loans and investments included in earning assets. Earning assets, including loans, have been expressed as averages, net of unearned income. First Tennessee Bank National Association, the primary bank subsidiary, is also referred to as FTBNA in this discussion.

The following financial discussion should be read with the accompanying consolidated financial statements and notes. A glossary is included at the end of the MD&A to assist with terminology.

FORWARD-LOOKING STATEMENTS
--------------------------

Management's discussion and analysis may contain forward-looking statements with respect to First Tennessee's beliefs, plans, goals, expectations, and estimates. These statements are contained in certain sections such as Critical Accounting Policies, Noninterest Income, Net Interest Income, Interest Rate Risk Management, Credit Risk Management/Asset Quality, and Other. Forward-looking statements are statements that are not based on historical information but rather are related to future operations, strategies, financial results or other developments. The words "believe", "expect", "anticipate", "intend", "estimate", "should", "is likely", "going forward", and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies many of which are beyond a company's control, and many of which, with respect to future business decisions and actions (such as acquisitions and divestitures), are subject to change (including possibly significant changes). Examples of uncertainties and contingencies include, among other important factors, general and local economic and business conditions; expectations of and actual timing and amount of interest rate movements (which can have a significant impact on a financial services institution); market and monetary fluctuations; inflation; competition within and outside the financial services industry; possible terrorist activity; technology; and new products and services in the industries in which First Tennessee operates. Other uncertainties and contingencies are those inherent in originating and servicing loans, including prepayment risks and fluctuating collateral values and changes in customer financial condition. Additionally, the policies of the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System, the Financial Accounting Standards Board (FASB) and the Securities and Exchange Commission; unanticipated regulatory and judicial proceedings; and changes in laws and regulations applicable to First Tennessee and First Tennessee's success in executing its business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ from those currently anticipated. First Tennessee assumes no obligation to update any forward-looking statements that are made from time to time.


First Tennessee National Corporation                                         F-3

CRITICAL ACCOUNTING POLICIES
----------------------------

The consolidated financial statements of First Tennessee are prepared in conformity with generally accepted accounting principles and follow general practices within the industries in which it operates. This preparation requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Management believes the following policies are both important to the portrayal of the company's financial condition and results and require subjective or complex judgments.

Subject to the use of estimates, assumptions and judgments is management's evaluation process used to determine the adequacy of the allowance for loan losses which combines three factors: historical loss experience derived from analytical models, current trends and economic conditions, and reasonably foreseeable events. Because current economic conditions can change and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the allowance, could change. First Tennessee believes the allowance for loan losses is adequate and properly recorded in the financial statements. See Credit Risk Management/Asset Quality.

The fair value of First Tennessee's investment in mortgage servicing rights
(MSR) is important to the presentation of the consolidated financial statements in that MSR are subject to a fair value based impairment standard and are actively hedged in fair value hedging relationships. MSR do not trade in an active open market with readily observable prices. Rather, sales of MSR tend to occur in principal to principal transactions, and although precise terms and conditions of sale are typically not readily available, information regarding the value of transactions is generally obtainable. As such, like other participants in the mortgage banking business, First Tennessee relies on an internal discounted cash flow model to estimate the fair value of its MSR. First Tennessee uses assumptions in the model that it believes are comparable to those used by other participants in the mortgage banking business and reviews its values and assumptions with outside advisors on a quarterly basis. While First Tennessee believes that the values produced by its internal model are indicative of the fair value of its MSR portfolio, these values can change significantly depending upon the then current interest rate environment and other economic conditions, and the proceeds that might be received should First Tennessee actually consider a sale of the MSR portfolio could differ from the amounts reported at any point in time. First Tennessee believes MSR are properly recorded in the financial statements. See Interest Rate Risk Management and Note 6 - Mortgage Servicing Rights.

In various segments of its business, particularly in mortgage banking, First Tennessee uses derivative financial instruments to reduce exposure to changes in interest rates and market prices for financial instruments. Substantially all of these derivative financial instruments are designated as hedges for financial reporting purposes. The application of the hedge accounting policy requires judgment in the assessment of hedge effectiveness, identification of similar hedged item groupings and measurement of changes in the fair value of hedged items. First Tennessee believes that its techniques for addressing these judgmental areas are in line with industry practices in assessing hedge effectiveness. However, if in the future the derivative financial instruments used by First Tennessee no longer qualify for hedge accounting treatment and, consequently, the change in fair value of hedged items could not be recognized in earnings, the impact on the consolidated results of operations and reported earnings could be significant. First Tennessee believes hedge effectiveness is evaluated properly in preparation of the financial statements. See Interest Rate Risk Management, Accounting for Derivative Instruments & Hedging Activities, Further Interpretations of SFAS No. 133, and Note 23 - Fair Value of Financial Instruments.

Most of the derivative financial instruments used by First Tennessee have active markets and indications of fair value can be readily obtained. Under the existing accounting rules, the commitments to extend mortgage loans at fixed interest rates entered into between mortgage banking and its customers qualify as derivative financial instruments. In the absence of a ready and observable market for loan commitments, First Tennessee uses an internal model and one of several industry valuation techniques to value its fixed-rate loan commitments. While First Tennessee believes the value produced by its internal model is reasonable, the proceeds that might be received should First Tennessee actually consider a sale of the loan commitments could differ from the amounts


F-4                                         First Tennessee National Corporation
reported at any point in time. First Tennessee believes loan commitments are properly recorded in the financial statements. See Note 23 - Fair Value of Financial Instruments.

First Tennessee's activities as a servicer of mortgage loans subjects it to similar credit related risks as are present in the loan portfolio. The estimation of an adequate foreclosure loss reserve involves the same judgments regarding the predictive power of past foreclosure results and the impact of current trends and operating conditions. While First Tennessee believes that the current analytical model and related assumptions used to determine the foreclosure loss reserve are proper and in line with industry practice and reflective of current trends and conditions, actual foreclosure losses could differ from the estimated amount as properties and collateral are actually disposed. First Tennessee believes the foreclose loss reserve is adequate and properly recorded in the financial statements. See Note 23 - Fair Value of Financial Instruments.

The assessment of contingent liabilities, including legal contingencies and tax liabilities, involves the use of estimates, assumptions and judgments, and there can be no assurance that future events, such as court decisions or I.R.S. positions, will not differ from management's current assessment. First Tennessee believes reserves for contingent liabilities are adequate and properly recorded in the financial statements.

Under SFAS No. 142, "Goodwill and Other Intangible Assets", which became effective on January 1, 2002, goodwill will no longer be amortized, but is subject to an impairment test. First Tennessee does not believe that any of the goodwill currently on its books has been impaired, but subsequent developments or information could result in an impairment charge (see Other - Accounting Changes).

Note 1 - Summary of Significant Accounting Policies provides more detail on the accounting policies applied in the preparation of First Tennessee's financial statements.

INCOME STATEMENTS ANALYSIS - 2001 COMPARED TO 2000
--------------------------------------------------

Earnings in 2001 were $318.2 million, an increase of 37 percent from $232.6 million earned in 2000. Diluted earnings per common share were $2.42 in 2001, an increase of 37 percent from the $1.77 earned in 2000. Earnings per common share were $2.49 in 2001, up 39 percent from the $1.79 earned in 2000. Return on average assets (ROA) was 1.66 percent in 2001 compared with 1.20 percent in 2000. Return on average shareholders' equity (ROE) was 22.7 percent in 2001 compared with 18.2 percent in 2000. The growth in earnings was influenced by unusual revenue, primarily gain from divestitures, and certain unusual expenses and losses, such as costs related to efficiency and revenue enhancement programs and divestitures, in both 2001 and 2000. These income and expense items are discussed in greater detail throughout this MD&A (see Unusual Revenue and Expense Items).

On December 31, 2001, First Tennessee was ranked among the top 50 bank holding companies nationally in market capitalization ($4.6 billion) and assets ($20.6 billion). On December 31, 2000, market capitalization was $3.7 billion and total assets were $18.6 billion.

Total revenue for 2001 increased 29 percent, or $435.0 million, with net interest income increasing 15 percent, or $87.9 million, and fee income increasing 38 percent, or $347.1 million.

NONINTEREST INCOME

Fee income provides the majority of First Tennessee's revenue. During 2001 fee income increased 38 percent, to $1,264.0 million from $916.9 million, and contributed 65 percent to total revenue in 2001 compared with 61 percent in 2000. Table 1 provides six years of detailed information concerning First Tennessee's noninterest income. The following discussion provides additional information on various line items reported in the table.


First Tennessee National Corporation                                         F-5

TABLE 1 - ANALYSIS OF NONINTEREST INCOME

                                                                                                            Compound Annual
                                                                                                            Growth Rates(%)
                                                                                                          -----------------
(Dollars in thousands)              2001         2000        1999        1998       1997        1996      01/00     01/96
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage banking                 $  449,647    $238,031    $479,886    $449,514   $287,812    $249,365     88.9 +    12.5 +
Capital markets                     343,647     117,870     126,835     147,353     98,310      85,871    191.5 +    32.0 +
Deposit transactions and
  cash management                   133,631     116,080     106,240      90,444     86,047      78,228     15.1 +    11.3 +
Divestitures                         80,357     157,635       4,246         567         --          --     49.0 -     N/A
Trust services and
  investment management              56,705      65,817      59,807      51,198     40,941      34,704     13.8 -    10.3 +
Merchant processing                  45,426      48,232      49,711      37,462     32,111      24,185      5.8 -    13.4 +
Equity securities
  gains/(losses)                     (3,290)        754       2,313       3,940       (854)     (2,495)      NM       5.7 -
Debt securities
  gains/(losses)                     (1,041)     (4,961)        (56)         36        141        (186)    79.0 +    41.1 -
All other income and
  commissions:
    Other service charges            24,932      23,199      17,430      14,863     10,474       9,891      7.5 +    20.3 +
    Cardholder fees                  20,137      29,666      25,579      21,046     19,833      17,155     32.1 -     3.3 +
    Insurance premiums and
      commissions                    16,844      12,203      10,912       8,725      6,457       5,644     38.0 +    24.4 +
    Check clearing fees              11,615      11,129      11,143       9,199     13,043      16,873      4.4 +     7.2 -
    Other                            81,026      97,019      76,173      42,304     31,496      25,873     16.5 -    25.6 +
-------------------------------------------------------------------------------------------------------
Total other income                  154,554     173,216     141,237      96,137     81,303      75,436     10.8 -    15.4 +
-------------------------------------------------------------------------------------------------------
Total noninterest income         $1,259,636    $912,674    $970,219    $876,651   $625,811    $545,108     38.0 +    18.2 +
=======================================================================================================
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - not meaningful

MORTGAGE BANKING

First Horizon Home Loans, a subsidiary of FTBNA, originates and services residential mortgage loans. Following origination, the mortgage loans, primarily first-lien, are currently sold to investors in the secondary market, and during 2001 a significant portion of the rights to service such loans was sold under a flow servicing sale agreement. Various hedging strategies are used to mitigate changes in the market value of the loan during the time period beginning with a price commitment to the customer and ending when the loan is delivered to the investor. Closed loans held during this time period are referred to as the mortgage warehouse. Origination fees and gains or losses from the sale of loans are recognized at the time a mortgage loan is sold into the secondary market. Subsequent to the 2001 adoption of new accounting standards related to derivatives (Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) and EITF 99-20), a portion of the gain or loss formerly recognized with the sale of a mortgage loan is now recognized at the time an interest rate lock commitment is made to the customer. Secondary marketing activities include gains or losses from mortgage pipeline and warehouse hedging activities, product pricing decisions, and gains or losses from the sale of loans into the secondary market including the capitalized net present value of the MSR. Servicing rights permit the collection of fees for gathering and processing monthly mortgage payments for the owner of the mortgage loans. First Horizon Home Loans employs hedging strategies intended to counter a change in the value of its MSR through changing interest rate environments. MSR hedge gains/(losses) reflect effects of hedging including servicing rights net value changes (see Other - Accounting for Derivative Instruments and Hedging Activities). Other income includes income from the foreclosure repurchase program, bulk sales of MSR, and other miscellaneous items. Mortgage trading securities gains/(losses) relate to market value adjustments primarily on interest-only strips that were classified as trading securities in 2001 and related hedges. In order to be comparable with other mortgage companies' disclosures, mortgage banking fee income is now reported net of amortization,


F-6                                         First Tennessee National Corporation
impairment and other expenses related to MSR and related hedges. As shown in Table 2, total mortgage banking fee income increased 89 percent in 2001.

TABLE 2 - MORTGAGE BANKING

                                                                                                   Compound Annual
                                                                                                   Growth Rates(%)
                                                                                                   ---------------
(Dollars and volume in millions)                             2001         2000         1999        01/00    01/99
------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
 Loan origination fees                                      $ 190.9      $ 127.2      $ 172.7       50.1 +    5.1 +
 Secondary marketing activities                               279.0        115.3        242.7      142.1 +    7.2 +
 Mortgage servicing fees                                      157.1        161.5        167.8        2.7 -    3.2 -
 Mortgage servicing rights net hedge gains/(losses)*           48.0        (47.7)        17.9        N/A     63.8 +
 Other income                                                  22.6         32.6         31.7       30.5 -   15.6 -
 Mortgage trading securities net losses                        (9.1)          --           --        N/A      N/A
 Amortization of mortgage servicing rights                   (109.3)       (81.6)      (103.5)      34.1 -    2.8 -
 Mortgage servicing rights impairment loss                   (115.4)       (31.2)          --      270.5 -    N/A
 Amortization and time decay
    of mortgage servicing rights hedges                       (14.2)       (38.0)       (49.4)      62.7 +   46.4 +
----------------------------------------------------------------------------------------------
     Total mortgage noninterest income                      $ 449.6      $ 238.1      $ 479.9       88.9 +    3.2 -
==============================================================================================
 Refinance originations                                     $16,071      $ 2,835      $ 7,155      466.9 +   49.9 +
 New loan originations                                       10,192       11,986       12,708       15.0 -   10.4 -
----------------------------------------------------------------------------------------------
     Mortgage loan originations                             $26,263      $14,821      $19,863       77.2 +   15.0 +
==============================================================================================
 Servicing portfolio                                        $45,460      $47,394      $44,628        4.1 -     .9 +
----------------------------------------------------------------------------------------------
*For 2001, subsequent to the adoption of SFAS No. 133, net hedge gains represent net gains on servicing hedges in excess of losses on hedged MSR
 (see Note 1 - Summary of Significant Accounting Policies).
N/A = not applicable

Total origination volume, consisting of home purchase-related mortgages and refinanced mortgages, increased 77 percent to $26.3 billion compared to $14.8 billion in 2000. The increase in volume was primarily due to the impact that declining mortgage interest rates had on refinance mortgage activity which increased 467 percent to $16.1 billion from $2.8 billion in 2000. Home purchase-related mortgage originations fell 15 percent to $10.2 billion from $12.0 billion, primarily due to the closing or other disposition of less profitable production offices in 2000. Fees derived from the mortgage origination process (loan origination fees, profits from the sale of loans, flow sales of MSR, and other secondary marketing activities) increased 94 percent in 2001, to $469.9 million from $242.5 million. This increase was primarily due to increased origination volume, improved pricing margin management, and an improvement in the results in pipeline and warehouse hedging and other loan sale activities. While the growth in refinance activity produced increased origination fee income, it also substantially increased actual and projected MSR prepayment speeds. The increase in prepayment speeds in 2001 was the primary reason for the 34 percent increase, to $109.3 million, in MSR amortization expense and a $115.4 million impairment loss in 2001 (see MSR net hedge gains discussed below which reduced the effect of this loss) compared to a $21.2 million loss in 2000. In 2000, there was also a $10.0 million impairment loss from the write-down of the book value of MSR related to a change in methodology for recognizing the decrease in value of servicing for delinquent mortgage loans (see Unusual Revenue and Expense Items).

The mortgage-servicing portfolio (which includes servicing for ourselves and others) totaled $45.5 billion on December 31, 2001, compared to $47.4 billion on December 31, 2000. The reduction was a result of higher than expected loan prepayments and was consistent with management's strategy to reduce the size of the servicing portfolio. First Horizon Home Loans also managed the size of the servicing portfolio through servicing released originations which totaled $9.4 billion in 2001 (see Note 6 - Mortgage Servicing Rights for information summarizing changes in MSR). Mortgage servicing fee income was $157.1 million in 2001, compared with $161.5 million in 2000.


First Tennessee National Corporation                                         F-7

MSR net hedge gains, which after the adoption of SFAS No. 133 in 2001 represent net hedge gains on servicing hedges in excess of losses on hedged MSR, were $48.0 million ($117 million of hedge gains offset by a $69 million decline in the value of hedged MSR) and included $5.0 million in SFAS No. 133 gain (See Accounting for Derivative Instruments and Hedging Activities and Unusual Revenue and Expense Items). In 2000 there were MSR net hedge losses of $47.7 million, which included a $49.9 million loss related to the repositioning of the mortgage servicing hedge portfolio in preparation for the adoption of SFAS No. 133 (see Unusual Revenue and Expense Items). Amortization and time decay of MSR hedges, now reported in fee income, improved 63 percent to $14.2 million primarily due to the decreased use of option-based hedges in 2001.

Other mortgage income decreased 30 percent to $22.6 million for 2001 compared with $32.6 million in 2000. The decrease was primarily due to $3.1 billion in bulk sales of servicing during 2000, which resulted in gains of $14.8 million, compared to no bulk sales in 2001. Income from the agency insured foreclosure repurchase program, under which First Horizon Home Loans buys delinquent loans to reduce future foreclosure costs, increased 1 percent in 2001 to $17.2 million from $17.0 million in 2000.

In 2001 a net loss of $9.1 million related to market value adjustments on interest-only and principal-only strips that were classified as trading securities in first quarter 2001 and related hedges was recognized in mortgage banking income. Gross losses included in these earnings resulting from the reclassification of the securities from available for sale to trading securities were $3.6 million.

Going forward, if mortgage interest rates remain at current levels, the origination volume from refinanced mortgages, and therefore revenue from origination fees, profits from the sale of loans and MSR and gains from pipeline and warehouse hedging and other loan sale activities, is expected to decline along with the current expense levels associated with amortization and write-off of existing MSR. Home purchase-related mortgage originations should reflect the relative strength or weakness of the economy. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A.

DIVESTITURES

Gains from divestitures totaled $80.4 million in 2001 and $157.6 million in 2000 (certain incremental operating expenses related to these divestitures were also incurred - see the Noninterest Expense section for additional information). The gains in 2001 reflect First Tennessee's divestitures of its interests in Check Solutions Company ($42.7 million); the sale of Peoples and Union Bank ($13.1 million); the sale of a portfolio of student loans ($11.8 million); the final phase of the sale of certain single relationship credit card accounts ($8.2 million); and an earn-out related to the 2000 divestiture of First Tennessee's corporate and municipal trust business ($4.6 million) (see Unusual Revenue and Expense Items). The gains in 2000 reflect First Tennessee's divestitures of single relationship credit card accounts ($50.2 million); the sale of the corporate and municipal trust business ($33.4 million); the sale of the MONEY BELT(R) ATM network ($33.1 million); and the sale of the HomeBanc mortgage division ($40.9 million) (see Note 2 - Acquisitions/Divestitures and Unusual Revenue and Expense Items).

CAPITAL MARKETS

First Tennessee Capital Markets generates fee income primarily from the purchase and sale of securities as both principal and agent and from investment banking, portfolio advisory and equity research services. Inventory positions are limited to the procurement of securities solely for distribution to customers by the sales staff. Inventory is hedged to protect against movements in interest rates.

During 2001 capital markets noninterest income increased 192 percent to $343.7 million from $117.9 million. This increased activity reflects continued growth and penetration into our targeted institutional customer base and changes in product mix. Additionally, fee income was favorably impacted in 2001 by revenues from new products and services that capital markets began offering in the second half of 2000. These sources of revenue include portfolio advisory, various investment banking services, and the acquisition in first quarter 2001 of MidWest Research Group. 2001's results include $95.1 million in revenues related to these new products and services, compared to $9.0 million in 2000. Additionally, capital markets 2001 fee income has benefited from an improvement from last year's distressed market conditions. Excluding the impact of these new products, capital markets fee income increased 128 percent to $248.6 million in 2001 from $108.9 million in 2000. This growth was


F-8                                         First Tennessee National Corporation
more consistent with the increase experienced in the volume of securities transactions along with a rebound in profitability from a more normal product mix. Total securities bought and sold by the capital markets division were $1,408.5 billion, an increase of 85 percent from $760.0 billion in 2000. Furthermore, capital markets has experienced 19 percent average annual growth in revenue from traditional sources since the last record year in 1998 resulting from customer penetration benefited by the void created by significant consolidation in the brokerage industry. Going forward, while market conditions are likely to eventually stabilize, the extension of new products and services to capital markets' customer base will continue to increase revenue sources from nontraditional businesses. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A.

DEPOSIT TRANSACTIONS AND CASH MANAGEMENT

Deposit transactions include services related to retail deposit products (such as service charges on checking accounts), cash management products and services such as electronic transaction processing (automated clearing house and Electronic Data Interchange), account reconciliation services, cash vault services, lockbox processing, and information reporting (Prime Connection). Noninterest income from deposit transactions and cash management increased 15 percent in 2001, to $133.6 million from $116.1 million primarily due to growth in return check charges and cash management fees in 2001.

TRUST SERVICES AND INVESTMENT MANAGEMENT

Trust services and investment management fees come from the product lines of investment management, personal trust, employee benefits, and custodial trust services. During 2001 total noninterest income from trust services and investment management decreased 14 percent, to $56.7 million from $65.8 million. This decrease was primarily due to the divestiture of corporate and municipal trust in fourth quarter 2000 and a decline in market values of managed portfolios, which fell 11 percent to $8.7 billion on December 31, 2001 from $9.8 billion on December 31, 2000. The net decrease in fee income was as follows: the asset management business lines decreased 6 percent; personal trust was up 2 percent; and employee benefits decreased 29 percent primarily due to exiting less profitable product lines.

MERCHANT PROCESSING

Credit card merchant processing involves converting transactions from plastic media such as check cards, debit cards, credit cards, purchase cards, and private label credit cards into cash for merchants that sell goods and services to consumers and businesses. Fee income from merchant processing decreased 6 percent in 2001, to $45.4 million from $48.2 million in 2000, which reflects the slowdown in the hospitality industry.

ALL OTHER NONINTEREST INCOME

All other noninterest income decreased 11 percent in 2001, to $154.5 million from $173.2 million due to divestitures. Cardholder fees result from issuing and servicing credit cards, and include the collection of annual fees and late charges, as well as interchange fees received for accepting credit card transactions. Cardholder noninterest income decreased 32 percent in 2001, to $20.1 million from $29.7 million, due to the sales of certain single relationship credit card accounts in fourth quarter 2000 and first quarter 2001 (see Note 2 - Acquisitions /Divestitures). Other noninterest income decreased 16 percent, or $16.0 million in 2001 due to the divestitures of the MONEY BELT(R) ATM network in fourth quarter 2000 and Check Solutions in second quarter 2001 (see Note 2 - Acquisitions/Divestitures).

SECURITIES GAINS/(LOSSES)

In 2001 there were $4.3 million of net securities losses compared to $4.2 million of net securities losses for 2000 (see Unusual Revenue and Expense Items for $3.3 million of the loss for 2001 and $6.2 million of the loss for 2000). In 2001, the majority of the security losses were related to equity investments at First Tennessee's venture capital subsidiaries. In 2000 First Tennessee recognized $4.6 million of security losses as a result of the sale of lower-yielding securities in the investment portfolio.


First Tennessee National Corporation                                         F-9

NET INTEREST INCOME

During 2001 net interest income increased 15 percent to $688.4 million from $600.9 million primarily due to lower funding costs. The consolidated net interest spread for 2001 was 3.61 percent compared with 3.14 percent for 2000. The consolidated net interest margin (margin) increased to 4.27 percent for 2001 compared with 3.73 percent for 2000. The margin was positively impacted by the lower funding costs; growth in core deposits while earning assets remained relatively flat, reducing funding of the balance sheet with purchased funds; and improvement in the negative impact from mortgage banking due to the lower funding costs. The regional banking group's margin increased in 2001 to 5.04 percent from 4.84 percent in 2000 primarily due to the lower funding costs and mortgage banking's net interest spread on mortgage loans held for sale, which was also positively impacted by the lower funding costs, increased to 3.19 percent in 2001 from 1.62 percent in 2000. Going forward, if, as expected over the near term, short-term rates remain at current low levels and the slope of the yield curve does not flatten, the regional banking group's margin and the margin on mortgage loans held for sale are likely to remain stable. Over the long term margins should begin to decrease toward a more normal level as the yield curve flattens. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A.

The margin is affected by the activity levels and related funding for First Tennessee's national lines of business as these nonbank business lines typically produce different margins than traditional banking activities. Mortgage banking can affect the overall margin based on a number of factors, including the size of the mortgage warehouse, the time it takes to deliver loans into the secondary market, the amount of custodial balances, and the level of MSR. Capital markets tends to compress the margin because of its strategy to reduce market risk by hedging its inventory in the cash markets which effectively eliminates net interest income on these positions. As a result, First Tennessee's consolidated margin cannot be readily compared to that of other bank holding companies. Going forward, the consolidated margin will continue to be influenced by the activity levels in the nonbanking lines of business, especially mortgage banking. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of the MD&A discussion.

Table 3 details the computation of the net interest margin for the regional banking group and the impact that the other business lines had on the consolidated margin for the years 1999 through 2001.

TABLE 3 - NET INTEREST MARGIN COMPOSITION

                                                   2001       2000       1999
-------------------------------------------------------------------------------
REGIONAL BANKING GROUP:
    Yields on earning assets                       7.42 %     8.50 %     7.91 %
    Rates paid on interest-bearing liabilities     3.45       4.72       3.88
-------------------------------------------------------------------------------
        Net interest spread                        3.97       3.78       4.03
-------------------------------------------------------------------------------
    Effect of interest-free sources                 .91        .91        .78
    Loan fees                                       .16        .15        .14
    FRB interest and penalties                       --         --        .01
-------------------------------------------------------------------------------
Regional Banking Group - net interest margin       5.04 %     4.84 %     4.96 %
-------------------------------------------------------------------------------
MORTGAGE BANKING                                   (.56)      (.97)     (1.02)
CAPITAL MARKETS                                    (.22)      (.17)      (.16)
TRANSACTION PROCESSING                              .01        .03        .02
-------------------------------------------------------------------------------
Consolidated net interest margin                   4.27 %     3.73 %     3.80 %
===============================================================================

Interest rate sensitivity is primarily a function of the repricing structure of First Tennessee's balance sheet (Statement of Condition). Table 4 shows the assets and liabilities as of year-end, subject to repricing in specified time intervals with each maturity interval referring to the earliest repricing opportunity (i.e., the earlier of scheduled contractual maturity or repricing date) for each asset and liability category. The resulting gap is one tool, though not a predominant management tool, used to measure the sensitivity of net interest income to changes in interest rates. It should be noted that the required gap analysis does not take into account future management actions that


F-10                                        First Tennessee National Corporation
could be undertaken to alter the simulated results, the effect of interest-free sources, or a change in the slope of the yield curve. (For additional information see the Risk Management - Interest Rate Risk Management section.)

In order to reflect more appropriately the repricing structure of First Tennessee's balance sheet, management has made certain adjustments to the balances shown in the table from their actual contractual terms. Based on historical and industry data, an estimate of the expected prepayments on consumer loans and investment securities is reflected in the balances in Table
4. Changes in the economic and interest rate environments may also affect these expected prepayments.

Similarly, an adjustment to deposits is made to reflect the behavioral characteristics of certain core deposits that do not have specified contractual maturities (i.e., interest checking, savings and money market deposit accounts). Historically, balances on these deposit accounts have remained relatively stable despite changes in market interest rates. Management has classified certain of these accounts as non-interest sensitive based on management's historical pricing practices and runoff experience. Table 4 does not take into account the effect of interest-free sources, which can be significant to First Tennessee.

Simulation analysis is the primary tool used by First Tennessee to manage the exposure of net interest income and margin to volatile interest rates, changing market spreads, forecasted changes in balance sheet mix, and rate sensitivity. This type of analysis computes the amount of net interest income at risk from dynamic changes in the market place and related rate, pricing and balance sheet movements. The simulation models create various at-risk scenarios looking at increases and/or decreases in interest rates from an instantaneous movement, or a staggered movement over a certain time period. Management reviews these different scenarios to determine probable actions. The models are then updated to incorporate management action. A level of acceptable net interest income at risk based on a staggered increase or decrease in interest rates of 300 basis points is a component of internal guidelines. Due to the current abnormally low level of rates, a rate decrease of 150 basis points was used starting in the second half of 2001. Based on First Tennessee's rate sensitivity position during 2001, net interest income at risk in 2001 when modeling a staggered change in rates was estimated to be less than 1 percent. Based on the rate sensitivity position on December 31, 2001, net interest income exposure over the next 12 months to a 300 basis point staggered increase in interest rates is estimated to be approximately 2 percent of projected 2002 net interest income. Net interest income exposure to a 150 basis point staggered decrease in interest rates is projected to be approximately a 2 percent decrease of projected 2002 net interest income. A 300 basis point gradual increase or 150 basis point gradual decrease in interest rates is a hypothetical rate scenario. These scenarios are used as one estimate of risk, and do not necessarily represent management's current view of future interest rates or market developments and may well vary from actual results for a number of reasons, including those presented in the Forward-Looking Statements section of the MD&A. Table 5 provides rate and volume changes in interest income and interest expense for earning assets and interest-bearing liabilities for the past three years.


First Tennessee National Corporation                                        F-11

TABLE 4 - RATE SENSITIVITY ANALYSIS ON DECEMBER 31, 2001

                                       Within 3   After 3 Months      After 6 Months      After 1 Year       After
(Dollars in millions)                   Months    Within 6 Months    Within 12 Months    Within 5 Years     5 Years      Total
-------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
Loans                                  $ 5,905        $   404            $   572             $ 2,799        $   603     $10,283
Investment securities                      361            185                263               1,494            223       2,526
Loans held for sale                      3,399             --                 --                  --             --       3,399
Federal funds sold and
  securities purchased under
  agreements to resell                     230             --                 --                  --             --         230
Other earning assets                       564              3                  6                  50             25         648
-------------------------------------------------------------------------------------------------------------------------------
Total earning assets                   $10,459        $   592            $   841             $ 4,343        $   851     $17,086
===============================================================================================================================
EARNING ASSET FUNDING:
Savings                                $    10        $    10            $    21             $   190        $    65     $   296
Checking interest                           65             65                131                 305            811       1,377
Money market                             2,071             --                 --                  --            260       2,331
CD's under $100,000
  and other time                           523            440                388                 490             43       1,884
CD's $100,000 and more                   3,314            167                 75                 136             16       3,708
Short-term borrowed funds                3,271             --                100                  --             --       3,371
Term borrowings                            180             --                 --                 134            236         550
-------------------------------------------------------------------------------------------------------------------------------
Total earning asset funding            $ 9,434        $   682            $   715             $ 1,255        $ 1,431     $13,517
===============================================================================================================================
RATE SENSITIVITY GAP:
Period                                 $ 1,025        $   (90)           $   126             $ 3,088        $  (580)
Cumulative                               1,025            935              1,061               4,149          3,569
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY GAP ADJUSTED
  FOR INTEREST RATE SWAPS
Period                                 $ 1,025        $     9            $   126             $ 2,989        $  (580)
Cumulative                               1,025          1,034              1,160               4,149          3,569
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY GAP ADJUSTED
  FOR INTEREST RATE SWAPS
  AND MORTGAGE CUSTODIALS*
Period                                 $   271        $     9            $   126             $ 2,989        $(1,060)
Cumulative                                 271            280                406               3,395          2,335
-------------------------------------------------------------------------------------------------------------------------------
ADJUSTED GAP AS A PERCENTAGE
  OF TOTAL EARNING ASSETS:
Period                                     1.6%            .1%                .7%               17.5%          (6.2)%
Cumulative                                 1.6            1.7                2.4                19.9           13.7
-------------------------------------------------------------------------------------------------------------------------------
*As a result of the refinance market at year-end, mortgage custodial balances included a significant amount of loan payoffs not yet remitted to investors.
Interest-sensitive categories represent ranges in which assets and liabilities can be repriced, not necessarily their actual maturities. The 'After 5 Years'
column includes assets and liabilities with interest sensitivity of more than five years or with indefinite repricing schedules. Noninterest earning/bearing balances have been excluded from this analysis but are included in management's internal analysis of interest income.


F-12                                        First Tennessee National Corporation

TABLE 5 - ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                          2001 Compared to 2000                   2000 Compared to 1999
                                                      Increase / (Decrease) Due to*           Increase / (Decrease) Due to*
(Fully taxable equivalent)                         ------------------------------------     -----------------------------------
(Dollars in thousands)                               Rate**      Volume**       Total        Rate**      Volume**       Total
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME - FTE:
Loans                                              $(118,634)    $ 15,259     $(103,375)    $ 59,770     $101,010     $160,780
Investment securities:
  U.S. Treasury and other
    U.S. government agencies                          (4,560)       2,847        (1,713)       5,456        3,863        9,319
  States and municipalities                               25          150           175          (39)        (145)        (184)
  Other                                               (7,990)     (21,267)      (29,257)       2,792        7,791       10,583
----------------------------------------------                                ----------                              ---------
        Total investment securities                  (12,530)     (18,265)      (30,795)       8,448       11,270       19,718
----------------------------------------------                                ----------                              ---------
Other earning assets:
  Loans held for sale                                (26,393)      (5,021)      (31,414)      25,214      (59,184)     (33,970)
  Investment in bank time deposits                        30          (11)           19           28         (385)        (357)
  Federal funds sold and securities
   purchased under agreements to resell               (8,028)      (5,041)      (13,069)       4,275        1,862        6,137
  Mortgage banking trading securities                     --       12,088        12,088           --           --           ---
  Capital markets securities inventory                (7,566)       9,472         1,906        4,504       (1,347)       3,157
----------------------------------------------                                ----------                              ---------
        Total other earning assets                   (39,561)       9,091       (30,470)      30,340      (55,373)     (25,033)
----------------------------------------------                                ---------                               ---------
Total earning assets                                (167,103)       2,463      (164,640)     113,760       41,705      155,465
----------------------------------------------------------------------------------------    -----------------------------------
Total interest income - FTE                                                   $(164,640)                              $155,465
----------------------------------------------------------------------------------------    -----------------------------------
INTEREST EXPENSE:
Interest-bearing deposits:
  Savings                                          $  (1,191)    $   (506)    $  (1,697)    $    (44)    $   (195)    $   (239)
  Checking interest and money market                 (31,426)       5,489       (25,937)      11,929       (5,390)       6,539
  Certificates of deposit under $100,000
    and other time                                    (6,099)     (12,010)      (18,109)       9,995       (4,565)       5,430
  Certificates of deposit $100,000 and more          (71,651)     (46,134)     (117,785)      41,924       47,043       88,967
----------------------------------------------                                ----------                              ---------
        Total interest-bearing deposits             (121,566)     (41,962)     (163,528)      77,701       22,996      100,697
----------------------------------------------                                ----------                              ---------
Federal funds purchased and securities
  sold under agreements to repurchase                (67,896)      14,128       (53,768)      33,025       31,661       64,686
Commercial paper and other
  short-term borrowings                              (12,692)     (27,952)      (40,644)      18,051      (35,918)     (17,867)
Term borrowings                                       (2,192)       8,033         5,841       (1,373)         898         (475)
----------------------------------------------                                ----------                              ---------
Total interest-bearing liabilities                  (202,546)     (49,553)     (252,099)     120,962       26,079      147,041
----------------------------------------------------------------------------------------    -----------------------------------
Total interest expense                                                        $(252,099)                              $147,041
----------------------------------------------------------------------------------------    -----------------------------------
Net interest income - FTE                                                     $  87,459                               $  8,424
===============================================================================================================================
 *The changes in interest due to both rate and volume have been allocated to change due to rate and change due to volume in proportion to the absolute amounts of the changes in each.
**Variances are computed on a line-by-line basis and are non-additive.

PROVISION FOR LOAN LOSSES

The provision for loan losses is the charge to operating earnings that management determines to be necessary to maintain the allowance for loan losses at an adequate level reflecting management's estimate of the risk of loss inherent in the loan portfolio. An analytical model based on historical loss experience, current trends and economic conditions, and reasonably foreseeable events is used to determine the amount of provision to be recognized and to test the adequacy of the loan loss allowance. The provision for loan losses increased 39 percent, to $93.5


First Tennessee National Corporation                                        F-13
million in 2001 compared with $67.3 million in 2000, reflecting economic conditions including the impact of increased nonperforming loans and higher charge-offs. The ratio of allowance for loan losses to total loans, net of unearned income, was 1.51 percent in 2001, compared to 1.40 percent in 2000. In 2001 the provision increased $9.1 million due to the classification as nonperforming of two large commercial credits totaling approximately $20 million and increased approximately $4 million due to further deterioration of an existing commercial credit classified as nonperforming in 2000. The remaining $13 million increase was primarily due to deterioration in economic conditions and increased charge-offs of consumer loans with higher risk and reward profiles. A more detailed discussion follows in the Risk Management - Credit Risk Management/Asset Quality section.

NONINTEREST EXPENSE

Noninterest expense increased 23 percent in 2001 to $1,358.7 million from $1,106.7 million. The type and level of activity in mortgage banking and capital markets effect changes in personnel and total noninterest expense. Excluding mortgage banking and capital markets, total noninterest expense increased 7 percent. The increase was also affected by various unusual expenses (i.e., marketing, litigation, occupancy, professional fees, severance and other expenses) related to announced initiatives which include the effects of divestitures and investments in efficiency and revenue enhancement programs. Excluding mortgage banking, capital markets and the effect of these unusual expenses in both years ($43.4 million in 2001 and $23.9 million in 2000 - see Unusual Revenue and Expense Items), noninterest expense would have increased 3 percent. Going forward, capital markets, mortgage banking and investments in and the results of efficiency and revenue enhancement programs will influence the level of noninterest expense. Table 6 provides detail by category for the past six years with growth rates.

TABLE 6 - ANALYSIS OF NONINTEREST EXPENSE

                                                                                                           Compound Annual
                                                                                                           Growth Rates(%)
                                                                                                           ----------------
(Dollars in thousands)              2001         2000         1999         1998        1997       1996     01/00    01/96
---------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Employee compensation,
  incentives and benefits        $  797,841   $  598,017   $  633,640   $  563,576   $409,783   $385,380    33.4 +   15.7 +
Equipment rentals, depreciation
  and maintenance                    74,106       68,230       57,807       45,771     40,093     34,121     8.6 +   16.8 +
Occupancy                            69,069       80,453       73,052       51,421     42,848     39,815    14.1 -   11.6 +
Operations services                  59,635       70,875       64,545       58,505     49,879     44,109    15.9 -    6.2 +
Communications and courier           48,771       47,337       51,937       41,468     34,899     32,981     3.0 +    8.1 +
Amortization of intangible assets    10,805       11,738       10,492       11,114      9,631      9,491     7.9 -    2.6 +
All other expense:
  Advertising and public relations   35,508       26,693       30,187       25,184     18,722     17,629    33.0 +   15.0 +
  Contract employment                32,115       28,868       43,685       35,937     17,420     11,288    11.2 +   23.3 +
  Legal and professional fees        32,087       26,794       22,492       24,551     13,999     12,050    19.8 +   21.6 +
  Foreclosed real estate             25,452       16,080        6,585       31,019     10,827      7,533    58.3 +   27.6 +
  Computer software                  25,107       19,205       15,410       11,629      6,731      4,076    30.7 +   43.9 +
  Travel and entertainment           17,489       13,891       18,698       19,485     13,802     10,394    25.9 +   11.0 +
  Supplies                           16,200       18,170       22,006       20,195     15,267     14,383    10.8 -    2.4 +
  Distributions on guaranteed
    preferred securities              8,070        8,070        8,070        8,070      8,070         --      --      N/A
  Fed service fees                    7,761        7,112        6,471        5,307      5,799      7,814     9.1 +     .1 -
  Distributions on preferred stock    4,535        1,178           --           --         --         --   285.0 +    N/A
  Deposit insurance premium           2,463        2,589        1,790        1,578      1,485      5,129     4.9 -   13.6 -
  Other                              91,734       61,370       55,500       58,107     43,470     42,252    49.5 +   16.8 +
--------------------------------------------------------------------------------------------------------
 Total other expense                298,521      230,020      230,894      241,062    155,592    132,548    29.8 +   17.6 +
--------------------------------------------------------------------------------------------------------
 Total noninterest expense       $1,358,748   $1,106,670   $1,122,367   $1,012,917   $742,725   $678,445    22.8 +   14.9 +
========================================================================================================
Certain previously reported amounts have been reclassified to agree with current presentation.


F-14                                        First Tennessee National Corporation

Employee compensation, incentives, and benefits (personnel expense), the largest component of noninterest expense, increased 33 percent in 2001, to $797.8 million from $598.0 million, primarily due to the commissions and incentives associated with the higher fee income in 2001 in capital markets and mortgage banking. As the revenue increases or decreases and/or as the product mix changes in these business lines, the amount of commissions also changes. In addition, other personnel expenses in mortgage banking and capital markets fluctuate based on the type and level of activity. Excluding these two business lines, total personnel expense increased 1 percent.

Occupancy expense decreased 14 percent, or $11.4 million, due to the closure by mortgage banking of less profitable production offices during 2000. Included in 2001 occupancy expense was $.5 million of unusual items compared to $3.4 million (related to divestitures) in 2000 (see Unusual Revenue and Expense Items). Operations services decreased 16 percent, or $11.3 million, due principally to First Tennessee internalizing certain of its operations which resulted in increased expenses in various other expense line items. Included in 2001 operations services expense was $.4 million of unusual items compared to $1.7 million in 2000 (see Unusual Revenue and Expense Items). All other expense increased 30 percent, or $68.4 million, due in part to $29.7 million of unusual expense items in 2001, primarily marketing, litigation and professional fees, compared to $7.6 million in 2000, primarily professional fees and divestiture costs (see Unusual Revenue and Expense Items). Also impacting this growth were increased expenses in contract employment, foreclosed real estate, software and dividends on preferred stock. Additional business line information related to expenses is provided in Table 7 and the discussion that follows.

TABLE 7 - NONINTEREST EXPENSE COMPOSITION

(Dollars in millions)            2001         2000         1999
------------------------------------------------------------------
Regional banking group         $  538.8     $  492.4     $  452.8
Mortgage banking                  469.3        414.5        483.1
Capital markets                   245.0         92.5         96.7
Transaction processing             97.1         98.8         81.1
Corporate                           8.5          8.5          8.7
------------------------------------------------------------------
Total noninterest expense      $1,358.7     $1,106.7     $1,122.4
==================================================================

Mortgage banking expenses increased 13 percent, to $469.3 million from $414.5 million in 2000. Expense growth for this business line varies with the volume and type of activity. Personnel expense increased 25 percent to $279.4 million for 2001 from $223.3 million in 2000 due to higher activity levels in 2001. Foreclosed property expense for mortgage banking increased 56 percent or $8.8 million in 2001. Occupancy expense decreased 35 percent or $12.0 million in mortgage banking due to the closure of less profitable production offices primarily in 2000.

Capital markets experienced a 165 percent increase in expenses to $245.0 million from $92.5 million primarily due to higher commissions and incentives recognized in 2001, which caused total personnel expense for this segment to increase 182 percent, or $140.3 million from 2000.

Expenses for the regional banking group increased 9 percent to $538.8 million from $492.4 million in 2000 due largely to unusual expenses ($39.4 million in 2001 compared to $13.0 million in 2000 - see Unusual Revenue and Expense Items) associated with announced initiatives which include the effects of divestitures and investments in efficiency and revenue enhancement programs (marketing, litigation, occupancy, professional fees, severance, and other expenses).

Transaction processing experienced a decline in operating expense of 2 percent, to $97.1 million from $98.8 million.

INCOME TAXES

The effective tax rate for 2001 increased to 33.2 percent from 31.0 percent in 2000. This variance was primarily the result of a tax benefit related to the sale of mandatory redeemable cumulative preferred stock issued by an affiliate of FTBNA during 2000.


First Tennessee National Corporation                                        F-15

DEBT RESTRUCTURINGS
-------------------

In second quarter 2001, there was a $5.1 million pre-tax ($3.2 million after-tax) loss related to debt restructurings. For financial statement presentation purposes this loss is treated as an extraordinary item and therefore, net income and earnings per share are indicated before and after the after-tax loss (see Unusual Revenue and Expense Items and Note 17 - Earnings Per Share).

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES
-----------------------------------------------------

SFAS No. 133 and EITF 99-20 were adopted on January 1, 2001. At that date all freestanding derivative instruments were measured at fair value with differences between the previous book value and fair value reported as a one-time accounting adjustment. Likewise, offsetting gains and losses on hedged assets, liabilities and firm commitments were recognized as adjustments of their respective book values at the adoption date as part of this accounting adjustment, except to the extent that they related to hedges of the variable cash flow exposure of a forecasted transaction. To the extent the adoption adjustment related to hedges of the variable cash flow exposure of a forecasted transaction, the accounting adjustment, a $1.4 million after-tax gain, was reported as a cumulative effect adjustment of comprehensive income (see Note 17 - Earnings Per Share). Additionally, the new rules regarding the recognition of impairment and income of interest-only strips were adopted. The net one-time accounting adjustments reported on the income statement as the cumulative effect of changes in accounting principles were a $13.0 million pre-tax ($8.2 million after-tax) loss (see Unusual Revenue and Expense Items).

UNUSUAL REVENUE AND EXPENSE ITEMS
---------------------------------

First Tennessee's third quarter earnings press release dated October 18, 2000, announced an ongoing initiative to enhance growth and business mix, in which several slower growth businesses were being considered for divestiture. Several strategic divestitures occurred in 2000 and 2001 - the corporate and municipal trust business and the MONEY BELT(R) ATM network in fourth quarter 2000; the single relationship credit card portfolio in fourth quarter 2000 and first quarter 2001; and the student loan portfolio, Peoples and Union Bank, and a partnership interest in Check Solution Company in second quarter 2001. In connection with this announced initiative, First Tennessee also announced plans to incur costs and expenses associated with various revenue and expense enhancement programs. First Tennessee considers the strategic divestiture gains and associated revenue and expense enhancement plan costs and expenses occurring after this announcement (fourth quarter 2000 through fourth quarter 2001) to be unusual revenue and expense items which should be identified. Also included in unusual revenue and expense items by First Tennessee are the SFAS No. 133 gains and losses (see Accounting for Derivative Instruments and Hedging Activities); debt restructuring; and the cumulative effect of changes in accounting principles. In internal evaluations of performance for 2001 and 2000, First Tennessee excludes these identified unusual revenue and expense items.

Beginning in second quarter 2001, in First Tennessee's earnings release and the MD&A section of Forms 10-Q, these identified unusual revenue and expense items were referred to as non-operating income and expense. Gains such as the sale of HomeBanc (a division of First Horizon Home Loans) in second quarter 2000 and similar expenses, such as the loss from repositioning certain mortgage banking hedges, also in second quarter 2000, which occurred prior to the strategic divestiture announcement, were not described as non-operating items.


F-16                                        First Tennessee National Corporation

The following is a summary of these pre-tax unusual revenue and expense items:

(Dollars in thousands)                                                               2001           2000
-----------------------------------------------------------------------------------------------------------
Revenue:
    Divestiture gains                                                              $ 80,357       $116,714
    SFAS No. 133 net gains                                                            5,040             --
    MSR hedge restructuring loss                                                         --        (49,889)
    MSR delinquent loan valuation loss                                                   --         (9,955)
    Securities losses                                                                (3,250)        (6,209)
    Other                                                                                --         (3,782)
-----------------------------------------------------------------------------------------------------------
  Total revenue                                                                      82,147         46,879
-----------------------------------------------------------------------------------------------------------
Expense:
    Noninterest expense (marketing, litigation, severance, asset write-offs,
    professional fees, process workflow, divestiture costs and other expenses)      (43,381)       (23,905)
-----------------------------------------------------------------------------------------------------------
  Total expense                                                                     (43,381)       (23,905)
-----------------------------------------------------------------------------------------------------------
Revenue in excess of expense                                                         38,766         22,974
Debt restructuring loss                                                              (5,107)*           --
Cumulative effect of changes in accounting principles loss                          (12,994)*           --
-----------------------------------------------------------------------------------------------------------
Total net revenue in excess of expense and other unusual items                     $ 20,665       $ 22,974
===========================================================================================================
*Pre-tax equivalent of amounts shown in financial statements on an after-tax basis.

The before sale pre-tax contribution of the businesses included in the fourth quarter 2000, first quarter 2001, and second quarter 2001 strategic divestitures totaled $2.1 million for 2001 and $56.1 million for 2000.

BUSINESS LINE REVIEW
--------------------

First Tennessee provides traditional retail/commercial banking and other financial services to its customers. The regional banking group provides a comprehensive package of financial services including banking, trust services, investments, asset management, insurance, and credit card services to its customers. The national lines of business include mortgage banking, capital markets and transaction processing. Mortgage banking offers first and second mortgages through origination offices in 31 states and also services a multi-billion dollar portfolio. Capital markets offers investment securities and advisory services such as portfolio analysis, tax planning and loan securitization to institutional clients nationwide through offices in Chicago, Cleveland, Dallas, Kansas City, Los Angeles, Memphis, Mobile, Nashville and New York City. Transaction processing includes credit card merchant processing, nationwide check clearing and remittance processing. The Other segment is used to isolate corporate items such as expense related to guaranteed preferred beneficial interests in First Tennessee's junior subordinated debenture and securities gains or losses which include any venture capital gains or losses and related incentive costs.

REGIONAL BANKING GROUP

Net pre-tax income for the regional banking group was $288.5 million for 2001, compared to $386.2 million for 2000. 2001 included $2.1 million in before sale pre-tax income from strategic divestiture businesses as compared to $56.1 million in 2000. 2001 included unusual revenue in excess of expense of $40.9 million compared to unusual revenue in excess of expense of $102.4 million in 2000 (see Unusual Revenue and Expense Items).

Net interest income increased 3 percent to $559.0 million in 2001 due primarily to lower funding costs. Net interest margin, which was positively impacted by the lower funding costs, increased to 5.04 percent in 2001 from 4.84 percent in 2000. Earning assets remained relatively flat in 2001 and averaged $11.8 billion compared to $11.7 billion in 2000.


First Tennessee National Corporation                                        F-17

Fee income from deposit transactions and cash management fees grew 20 percent to $121.5 million in 2001. Cardholder fees decreased 32 percent to $19.6 million. Excluding the impact of divestitures, cardholder fees grew 24 percent. Trust services and investment management fees decreased 14 percent to $56.7 million primarily due to the decrease in market values of managed portfolios and divestitures. Excluding the impact of divestitures trust services and investment management fees declined 7 percent. Other income and commissions decreased 15 percent to $78.5 million. Excluding the impact of divestitures and non-operating revenues other income and commissions grew 3 percent.

An analytical model based on historical loss experience, current trends and economic conditions, and reasonably foreseeable events is used to test the adequacy of the loan loss reserve and to determine the amount of provision to be recognized. The provision for loan losses increased 31 percent to $88.3 million for 2001 reflecting economic conditions. Nonperforming assets increased to $49.9 million on December 31, 2001, from $45.0 million on December 31, 2000, but decreased from $54.9 million on September 30, 2001. Net charge-offs increased to $76.7 million or .82 percent of total loans in 2001 compared to $55.8 million or ..60 percent of total loans in 2000.

Total noninterest expense increased 9 percent to $538.8 million in 2001 due largely to expenses associated with the announced initiatives which include the effects of divestitures and investments in efficiency and revenue enhancement programs (marketing, litigation, occupancy, professional fees, severance, and other expenses). Employee compensation, incentives and benefits, the largest component of noninterest expense, increased 2 percent to $250.9 million in 2001. Excluding the impact of divestitures and non-operating items, total noninterest expense increased 6 percent to $478.4 million in 2001, and employee compensation, incentives and benefits increased 6 percent to $241.5 million.

CAPITAL MARKETS

Net pre-tax income for capital markets was $110.0 million for 2001, compared to $29.6 million for 2000.

Fee income increased 194 percent to $348.9 million in 2001. Securities bought and sold increased 85 percent to $1,408.5 billion in 2001. This increased activity reflects continued growth and penetration into our targeted institutional customer base and change in product mix. New product initiatives, including portfolio advisory services, investment banking services, and the acquisition of MidWest Research Group, added $95.1 million to revenues in 2001, compared to $9.0 million in 2000. Additionally, capital markets 2001 fee income has benefited from an improvement from last year's distressed market conditions.

Total noninterest expense increased 165 percent to $245.0 million in 2001 primarily due to the increase in personnel expense, the largest component of noninterest expense, resulting from commissions and incentives associated with the higher fee income in 2001.

MORTGAGE BANKING

Net pre-tax income for mortgage banking was $98.4 million for 2001, compared to a pre-tax loss of $78.1 million for 2000. 2001 included unusual revenue in excess of expense of $3.4 million compared to unusual expense in excess of revenue of $69.8 million in 2000 (see Unusual Revenue and Expense Items).

Net interest income increased 154 percent to $107.9 million in 2001 primarily due to lower funding costs. Net interest spread on mortgage loans held for sale, which was positively impacted by the lower funding costs, increased to 3.19 percent in 2001 from 1.62 percent in 2000.

Total fee income increased 58 percent to $465.0 million in 2001. Fee income consists primarily of fees from the origination process, fees from the mortgage servicing portfolio and MSR net hedge gains or losses and is net of amortization, impairment and other expenses related to MSR and related hedges.

Fees from the mortgage origination process increased 94 percent to $469.9 million in 2001 due to increased origination volume (see further discussion below), improved margin management, and improvement in the results in pipeline hedging and other loan sale activities and the recognition in 2001 of the value of interest rate lock commitments.


F-18                                        First Tennessee National Corporation

Fees associated with the mortgage servicing portfolio were $157.1 million in 2001 compared to $161.5 million in 2000.

Total origination volume increased 77 percent to $26.3 billion in 2001 primarily due to the impact that declining mortgage interest rates had on refinance mortgage activity. While this growth in refinance activity produced increased origination fee income, it also substantially increased actual and projected MSR prepayment speeds. The increase in prepayment speeds was the primary reason for the 34 percent increase, to $109.3 million, in MSR amortization; and the increase to $115.4 million in MSR impairment loss compared to a $21.2 million impairment loss in 2000. In 2000, there was also a $10.0 million impairment loss from the write-down of the book value of MSR related to a change in methodology for recognizing the decrease in value of servicing for delinquent mortgage loans. The effect of increased impairment was reduced by MSR net hedge gains of $48.0 million in 2001 compared to net hedge losses of $47.7 million last year.

Amortization and time decay expenses of MSR option-based hedges decreased 63 percent to $14.2 million primarily due to the decreased use of option-based hedges in 2001.

Total noninterest expense increased 13 percent to $469.3 million in 2001. Personnel expense, the largest component of noninterest expense, increased 25 percent to $279.4 million in 2001 primarily due to the commissions and incentives associated with the higher origination volume. Foreclosed property expense increased 56 percent or $8.8 million in 2001. Occupancy expense decreased 35 percent, or $12.0 million, due to the closure of less profitable production offices.

TRANSACTION PROCESSING

Pre-tax income for transaction processing was $11.6 million in 2001, compared to $14.7 million in 2000. 2001 included unusual expense in excess of revenue of $2.3 million compared to unusual expense in excess of revenue of $3.4 million in 2000 (see Unusual Revenue and Expense Items). This decrease in pre-tax income was primarily due to a 5 percent decrease, to $45.2 million, in merchant processing fee income, contributed to by the slowdown in the hospitality industry. Total noninterest expense decreased 2 percent to $97.1 million in 2001 from $98.8 million in 2000.

OTHER

For 2001 the other segment recognized a loss of $12.8 million compared to a loss of $12.7 million in 2000. These losses represent net securities losses and expenses primarily associated with the guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures.

INCOME STATEMENT ANALYSIS - 2000 COMPARED TO 1999

Earnings in 2000 were $232.6 million, a decline of 6 percent from $247.5 million earned in 1999. Earnings per common share decreased 6 percent to $1.79 in 2000 from $1.90 in 1999. Diluted earnings per common share decreased 4 percent to $1.77 in 2000 from $1.85 in 1999. Return on average shareholders' equity was
18.2 percent in 2000 compared with 20.9 percent in 1999. Strong internal equity generation and retention contributed to the decline in this ratio. Return on average assets was 1.20 percent in 2000 and 1.33 percent in 1999.

Noninterest income decreased 5 percent during 2000, to $916.9 million from $967.9 million and contributed 61 percent to total revenue. During 2000 mortgage banking fees decreased 50 percent, to $238.1 million from $479.9 million due to less production; lower margins related to competitive pricing pressures and a shift in product mix; a decrease in the results of hedging and other loan sale activities compared with 1999; a net loss of $47.7 million principally related to the repositioning of the MSR hedge portfolio (compared to hedge gains of $17.9 million in 1999); and MSR impairment losses of $31.2 million in 2000. Positively impacting mortgage banking noninterest income in 2000 were declines of $21.9 million and $11.4 million, respectively, related to amortization of MSR and related hedges. MSR amortization declined primarily due to the 1999 classification of excess MSR to interest-only strips and slower mortgage prepayment speeds experienced in 2000. Amortization expense from hedge instruments decreased primarily due to the sale or de-designation of hedge instruments associated with the MSR in


First Tennessee National Corporation                                        F-19

2000. During 2000 mortgage banking originations were $14.8 billion compared with $19.9 billion in 1999 due to higher interest rates throughout most of 2000, pricing competition within the industry, and the closing of less profitable production offices. The servicing portfolio grew to $47.4 billion on December 31, 2000, compared with $44.6 billion on December 31, 1999. See Table 2 for a breakout of mortgage banking fee income. Gains from divestitures totaled $157.6 million in 2000 which reflect First Tennessee's divestitures of certain slower growing businesses including a gain of $50.2 million from the sale of certain single relationship credit card accounts; a gain of $33.4 million from the sale of the corporate and municipal trust business; a gain of $33.1 million from the sale of the MONEY BELT(R) ATM network; and a gain of $40.9 million from the sale of the HomeBanc mortgage division. In 1999, a gain of $4.2 million was realized from the sale of a bank branch in Mississippi (see Note 2 - Acquisitions/ Divestitures). Capital markets' fee income decreased 7 percent in 2000, to $117.9 million from $126.8 million, while securities bought and sold increased 42 percent, to $760.0 billion from $534.3 billion. The decrease in fee income resulted from the negative impact resulting from the expectation of rising interest rates and lack of liquidity in the financial services industry during the first half of 2000. During 2000 deposit transactions and cash management fees increased 9 percent, to $116.1 million from $106.2 million, due to growth in cash management fees along with higher returned check charges and debit card charges. Trust services and investment management fees increased 10 percent, to $65.8 million from $59.8 million. This increase was driven by growth in investment management fees, repricing of certain products and successful cross-sell efforts, particularly to our targeted market. Merchant processing fees decreased 3 percent, to $48.2 million from $49.7 million, due primarily to special assessments received from customers in 1999. All other noninterest income grew 23 percent in 2000, to $173.2 million from $141.3 million. Factors contributing to the increase in 2000 were other service charges, cardholder fees, revenues generated by remittance processing and company owned life insurance. Also see Unusual Revenue and Expense Items.

In 2000 there were $4.2 million of net securities losses compared with $2.3 million of net securities gains for 1999. In 2000 First Tennessee recognized $4.6 million of security losses as a result of the sale of lower-yielding securities in the investment portfolio. The majority of the net security gains in 1999 were attributable to First Tennessee's venture capital subsidiaries. Also see Unusual Revenue and Expense Items.

During 2000 net interest income increased 1 percent, to $600.9 million from $592.5 million, principally from strong loan growth. The regional banking group's margin fell to 4.84 percent in 2000 from 4.96 percent in 1999. The consolidated margin declined to 3.73 percent in 2000 from 3.80 percent in 1999 due to growth in earning assets outpacing core deposit growth, which required funding the growth of the balance sheet with purchased funds at higher interest rates thereby reducing the margin. See Table 3 for detailed computation on the net interest margin for the regional banking group and the impact that the other business lines had on the consolidated margin.

The provision for loan losses increased 16 percent, to $67.3 million in 2000 compared with $57.9 million in 1999, due to continued loan growth, a change in the loan mix related to growth in loans with higher risk/reward profiles, and an increase in nonperforming loans.

During 2000 noninterest expense decreased 1 percent, to $1,106.7 million from $1,122.4. Table 7 gives a breakdown of total expenses by business line. Mortgage banking expenses decreased 14 percent to $414.5 million in 2000 from $483.1 million in 1999. Personnel expense fell 20 percent to $223.3 million in 2000 from $278.5 million in 1999 due to lower commissions as a result of lower activity levels. Foreclosed property expense for mortgage banking increased 147 percent or $9.3 million in 2000. Also see Unusual Revenue and Expense Items.

Expenses for the regional banking group increased 9 percent, to $492.4 million from $452.8 million in 2000. This growth rate was affected by increases in personnel expense and various expenses related to the implementation of initiatives to enhance efficiency and profitability. Capital markets experienced a 4 percent decrease in expenses, to $92.5 million from $96.7 million primarily due to lower commissions and incentives compared to 1999. Transaction processing experienced growth in noninterest expense of 22 percent, to $98.8 million from $81.1 million. This growth was mainly related to the operation of the NPC locations acquired in June 1999. Also see Unusual Revenue and Expense Items.


F-20                                        First Tennessee National Corporation

BALANCE SHEET REVIEW
--------------------

On December 31, 2001, First Tennessee reported total assets of $20.6 billion compared with $18.6 billion at the end of 2000 and $18.4 billion at the end of 1999. Average assets were $19.2 billion in 2001 compared with $19.3 billion in 2000 and $18.6 billion in 1999. In 2000 an increase in earning assets accounted for 73 percent of the growth in average assets.

EARNING ASSETS

Earning assets primarily consist of loans, investment securities and loans held for sale. During 2001 average earning assets remained level at $16.1 billion after increasing from $15.6 billion in 1999. Average earning assets were 84 percent of total average assets in 2001, 83 percent in 2000 and 84 percent in 1999.

LOANS

Since third quarter 2000, First Tennessee has sold approximately $300 million of its single-relationship credit card receivables, approximately $340 million of student loans, and Peoples and Union Bank with total loans of approximately $110 million. Excluding the impact of these divestitures, average loans grew approximately 9 percent, with growth in commercial loans of 8 percent and approximately 11 percent growth in retail loans. Including the impact of these divestitures, average loans increased 2 percent to $10.1 billion during 2001 and grew 13 percent to $9.9 billion during 2000. Average loans represented 63 percent of average earning assets in 2001; 62 percent in 2000; and 57 percent in 1999. During years prior to 2001 certain retail loans have been securitized. The securities resulting from the securitization of residential real estate loans from the loan portfolio are owned by subsidiaries of First Tennessee, including FTBNA, and are classified as investment securities (see Note 24 - Securitizations). Additional loan information is provided in Table 8 and Note 4
- Loans.

TABLE 8 - AVERAGE LOANS

                                                                      2001                             2000
                                                          PERCENT    GROWTH                 Percent   Growth                 Percent
(Dollars in millions)                           2001     OF TOTAL     RATE         2000    of Total    Rate         1999    of Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial:
   Commercial, financial and industrial       $ 4,075.2      40%       7.5%      $3,792.0      38%      6.6%      $3,557.9     40%
   Real estate commercial                         941.2       9        7.1          878.5       9      21.1          725.4      8
   Real estate construction                       436.2       4        8.9          400.5       4      30.5          307.0      4
Retail:
   Real estate residential                      3,613.6      36       12.0        3,227.3      32      26.0        2,560.8     29
   Real estate construction                       186.5       2       22.1          152.7       2      61.9           94.3      1
   Other consumer                                 575.9       6      (37.8)         926.4       9      (7.4)       1,000.0     11
   Credit card receivables                        275.7       3      (50.3)         554.6       6      (3.3)         573.4      7
-----------------------------------------------------------------------------------------------------------------------------------
Total loans, net of unearned                  $10,104.3     100%       1.7%      $9,932.0     100%     12.6%      $8,818.8    100%
===================================================================================================================================

Commercial loans, consisting of commercial, financial and industrial; commercial real estate; and commercial construction loans, averaged $5.5 billion and grew 8 percent, or $381.6 million during 2001, and averaged $5.1 billion and grew 10 percent, or $480.7 million in 2000. Commercial, financial and industrial loans continued as the single largest loan category in 2001 and represented 75 percent of the commercial loan portfolio in both 2001 and 2000. Commercial real estate loans grew 7 percent, or $62.7 million in 2001 and grew 21 percent, or $153.1 million in 2000 due to new projects and the funding of projects committed to in 1999. Commercial construction loans grew 9 percent in 2001, or $35.7 million after increasing 30 percent, or $93.5 million in 2000 primarily due to expansion of a program at First Horizon Home Loans for developers of single-family residential properties. Additional commercial loan information is provided in Table 9.


First Tennessee National Corporation                                        F-21

TABLE 9 - CONTRACTUAL MATURITIES OF COMMERCIAL LOANS ON DECEMBER 31, 2001

                                                                         After 1 Year
(Dollars in thousands)                                  Within 1 Year   Within 5 Years   After 5 Years      Total
--------------------------------------------------------------------------------------------------------------------
Commercial, financial and industrial                     $2,394,669       $1,551,774       $230,295       $4,176,738
Real estate commercial                                      324,803          535,335         68,898          929,036
Real estate construction                                    389,187           95,927          7,417          492,531
--------------------------------------------------------------------------------------------------------------------
Total commercial loans, net of unearned income           $3,108,659       $2,183,036       $306,610       $5,598,305
====================================================================================================================
For maturities over one year:
    Interest rates - floating                                             $  936,174       $ 98,352       $1,034,526
    Interest rates - fixed                                                 1,246,862        208,258        1,455,120
--------------------------------------------------------------------------------------------------------------------
Total                                                                     $2,183,036       $306,610       $2,489,646
====================================================================================================================

The retail loan portfolio consists of residential real estate (principally secured by first and/or second liens on residential property), other consumer (student, automobile and other consumer installment loans requiring periodic payments of principal and interest), credit card, and retail construction loans. In 2001 retail loans averaged $4.6 billion and decreased 4 percent, or $209.3 million, and in 2000 averaged $4.8 billion and grew 15 percent, or $632.5 million.

Residential real estate loans accounted for 78 percent of the retail loan portfolio in 2001 and 66 percent in 2000. The residential real estate loan portfolio grew 12 percent, or 386.3 million in 2001 primarily due to growth in home equity lines of credit and second mortgages and grew 26 percent, or $666.5 million in 2000 due to growth in second mortgages originated by First Horizon Equity Lending, a division of FTBNA. The retail real estate construction portfolio increased 22 percent, or $33.8 million in 2001 after growing 62 percent, or $58.4 million in 2000 due to expansion of a program at First Horizon Home Loans to provide residential construction loans to individuals for whom we have committed a permanent mortgage. Due to the sale of the student loan portfolio in second quarter 2001 (See Note 2 - Acquisitions/Divestitures), other consumer loans decreased 38 percent, or $350.5 million in 2001 and decreased 7 percent, or $73.6 million in 2000.

Total credit card receivables (Visa, MasterCard and private label accounts) averaged $275.7 million, a decrease of 50 percent in 2001, due to First Tennessee's decision to focus on core multi-relationship customers and sell almost $300 million of affinity, co-branded and certain single relationship credit card receivables which did not fit this strategic focus (see Note 2 - Acquisitions/Divestitures for additional information). Credit card receivables averaged $554.6 million in 2000 with a decrease of 3 percent from 1999.

Going forward, First Tennessee expects loan growth to reflect the relative strength of the economy. First Tennessee will continue to evaluate alternative sources of funding which may include loan sales, securitizations, syndications, and debt offerings.

INVESTMENT SECURITIES

The investment portfolio of First Tennessee consists principally of debt securities used as a source of income, liquidity and collateral for repurchase agreements or public fund deposits. Additionally, the investment portfolio is used as a tool to manage risk from movements in interest rates. On December 31, 2001, the investment portfolio totaled $2.5 billion. The investment portfolio is classified into two categories: securities available for sale (AFS) and securities held to maturity (HTM). Table 10 shows information pertaining to the composition, yields and maturities of the investment securities portfolio.


F-22                                       First Tennessee National Corporation

TABLE 10 - CONTRACTUAL MATURITIES OF INVESTMENT SECURITIES ON DECEMBER 31, 2001 (AMORTIZED COST)

                                                                  After 1 Year          After 5 Years
                                          Within 1 Year         Within 5 Years         Within 10 Years            After 10 Years
                                       ------------------    --------------------    -------------------      --------------------
(Dollars in thousands)                  Amount     Yield      Amount       Yield      Amount      Yield        Amount       Yield
----------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
States and municipalities*             $   922     7.74%      $ 7,095      6.93%      $  3,803    6.85%      $    2,216      7.36%
Privately issued CMO                        --       --            --        --        213,724    6.87          233,499      7.65
----------------------------------------------------------------------------------------------------------------------------------
Total                                  $   922     7.74%      $ 7,095      6.93%      $217,527    6.87%      $  235,715      7.65%
==================================================================================================================================
SECURITIES AVAILABLE FOR SALE:
Mortgage-backed securities
    and collateralized
    mortgage obligations**             $   131     4.55%      $ 5,797      7.59%      $  8,341    7.07%      $1,658,238      6.53%
U.S. Treasury and other U.S.
    government agencies                 51,153     2.66        49,991      5.98         32,342    7.17              118      4.44
States and municipalities*               1,307     7.04         7,039      7.91            738    8.24           21,250      7.93
Other                                    2,323     8.54        10,489      6.30          4,930    6.70          170,484 ***  4.55
----------------------------------------------------------------------------------------------------------------------------------
Total                                  $54,914     3.01%      $73,316      6.34%      $ 46,351    7.12%      $1,850,090      6.36%
==================================================================================================================================
  *Weighted average yields on tax-exempt obligations have been computed by adjusting allowable tax-exempt income to a fully taxable equivalent basis using a tax rate of 35 percent.
 **Represents government agency issued mortgage-backed securities and collateralized mortgage obligations which, when adjusted for early paydowns, have an estimated average life of 2.7 years.
***Represents equity securities with no stated maturity.

Average investment securities decreased 9 percent, or $267.4 million, in 2001 to $2.6 billion primarily due to the transfer of mortgage banking's interest-only strips to trading securities and the declining balances of retained securitization interests, which are paying down without being replenished. During 2000 average investment securities increased 6 percent, or $160.0 million. The growth in 2000 came from the 1999 reclassification of excess MSR to interest-only strips held in the investment portfolio. Investment securities represented 16 percent of earning assets in 2001, 18 percent of earning assets in 2000 and 17 percent in 1999.

On December 31, 2001, the AFS securities totaled $2.1 billion and had an average life of 2.6 years. AFS securities consisted primarily of mortgage-backed securities, collateralized mortgage obligations (CMO), U.S. Treasuries, U.S. government agencies, and equities. On December 31, 2001, these securities had approximately $39.9 million of net unrealized gains that resulted in an increase in book equity of approximately $24.5 million, net of $15.4 million of deferred income taxes. On December 31, 2000, the AFS securities portfolio totaled $2.2 billion and had approximately $23.9 million of net unrealized gains that resulted in an increase in book equity of approximately $14.6 million, net of $9.3 million of deferred income taxes. On December 31, 1999, the AFS securities portfolio totaled $2.3 billion and had approximately $35.7 million of net unrealized losses that resulted in a decrease in book equity of approximately $21.8 million, net of $13.9 million of deferred income tax benefit.

On December 31, 2001, the HTM securities totaled $461.3 million and had an average life of 3.3 years. HTM securities include privately issued CMO and municipal securities. The privately issued CMO represent consumer real estate loans that have been securitized and retained through the use of a Real Estate Mortgage Investment Conduit (REMIC). The HTM securities portfolio had a net unrealized loss on December 31, 2001, of $2.2 million. On December 31, 2000, the HTM securities totaled $638.3 million and had a net unrealized loss of $18.6 million, and on December 31, 1999, the HTM securities portfolio totaled $768.9 million and had a net unrealized loss of $34.1 million.

LOANS HELD FOR SALE

Loans held for sale consist of the mortgage warehouse and student loans. The warehouse accounts for the majority of loans held for sale. Loans held for sale represented 15 percent of total earning assets in 2001 and 2000 compared with 21 percent in 1999. During 2001 loans held for sale averaged $2.4 billion and decreased 3 percent


First Tennessee National Corporation                                       F-23
or $62.8 million from 2000. During 2000 loans held for sale averaged $2.5 billion and decreased 24 percent or $766.9 million from 1999. Since the mortgage warehouse loans are generally held in inventory for a short period of time, there may be significant differences between average and period-end balances. At year-end 2001, loans held for sale totaled $3.4 billion compared with $1.7 billion and $2.0 billion at year-end 2000 and 1999, respectively.

DEPOSITS, OTHER SOURCES OF FUNDS AND LIQUIDITY MANAGEMENT

DEPOSITS

During 2001 core deposits increased 4 percent, or $377.9 million, and averaged $9.3 billion. This compares to a decrease of 3 percent, or $237.1 million, and an average balance of $8.9 billion in 2000. In 1999, these deposits averaged $9.1 billion. Interest-bearing core deposits remained relatively flat and averaged $6.0 billion in 2001 and 2000 and averaged $6.3 billion in 1999. Noninterest-bearing core deposits grew 16 percent, or $452.1 million, during 2001, due to expanded usage of a cash management investment product and growth in mortgage escrow accounts, and averaged $3.3 billion. In 2000, noninterest-bearing deposits grew 2 percent, or $43.3 million, primarily from growth in a cash management investment product, and averaged $2.9 billion. Noninterest-bearing deposits averaged $2.8 billion in 1999.

OTHER SOURCES OF FUNDS

Short-term purchased funds averaged $6.9 billion for 2001, down 13 percent, or $1,038.8 million, from the previous year as an increase in core deposits provided additional funding. Short-term purchased funds increased 12 percent, or $821.4 million in 2000, and averaged $7.9 billion and $7.1 billion during 2000 and 1999, respectively. The growth in 2000 was primarily used to fund the growth in earning assets. Short-term purchased funds accounted for 41 percent of First Tennessee's funding (core deposits plus purchased funds and term borrowings) in 2001, 46 percent in 2000, and 43 percent in 1999 (see Note 9 - Short-Term Borrowings for additional information).

Term borrowings include senior and subordinated borrowings and advances with maturities greater than one year. On average, term borrowings increased 36 percent, or $137.2 million, during 2001 and averaged $521.5 million, compared to an increase of 4 percent, or $13.2 million, and an average balance of $384.3 million in 2000. Term borrowings averaged $371.1 million in 1999. Term borrowings on December 31, 2001, were $550.4 million, an increase of 34 percent, or $140.7 million, from 2000 year-end (see Note 10 - Term Borrowings for additional information).

LIQUIDITY MANAGEMENT

The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, other creditors and borrowers. The Asset/Liability Committee, a committee consisting of senior management that meets regularly, is responsible for managing these needs by taking into account the marketability of assets; the sources, stability and availability of funding; and the level of unfunded commitments (see Note 18 - Restrictions, Contingencies, Commitments, and Other Disclosures). Core deposits are First Tennessee's primary source of funding and have been a stable source of liquidity for banks. These deposits are insured by the Federal Deposit Insurance Corporation to the maximum extent authorized by law. In 2001, the average total loan to core deposit ratio was 109 percent compared with 112 percent and 97 percent in 2000 and 1999, respectively. FTBNA has a bank note program available for additional liquidity, under which the bank may borrow funds from time to time, at maturities of 30 days to 30 years. On December 31, 2001, approximately $2.5 billion was available under the bank note program as a long-term (greater than one year) funding source. First Tennessee also evaluates alternative sources of funding, including loan sales, securitizations, syndications, and debt offerings in its management of liquidity.

First Tennessee has a loan funding arrangement with a commercial paper conduit facility. Loans made under this facility would qualify for First Tennessee's highest grades of low risk commercial loans if these loans had been made by First Tennessee. First Tennessee provides a liquidity facility and a credit enhancement to the conduit that totaled $214.7 million on December 31, 2001. The loans in the conduit are not reflected on First Tennessee's Statement of Condition. Given the relatively small volume of loans currently referred to the conduit, this facility does not represent a critical element of First Tennessee's liquidity.


F-24                                       First Tennessee National Corporation

First Horizon Home Loans originates conventional conforming and federally insured single-family residential mortgage loans. Likewise, First Tennessee Capital Assets Corporation frequently purchases the same types of loans from our customers. Substantially all of these mortgage loans are exchanged for securities, which are issued through GNMA for federally insured loans and FNMA and FHLMC for conventional loans, and then sold in the secondary markets. In many cases First Horizon Home Loans retains the right to service and receive servicing fees on these loans. After sale, these loans are not reflected on the Consolidated Statement of Condition. Each of these government-sponsored entities has specific guidelines and criteria for sellers and servicers of loans backing their respective securities. During 2001, approximately $16.1 billion of conventional and federally insured mortgage loans were securitized and sold by First Horizon Home Loans through these government-sponsored entities. First Tennessee's use of these government-sponsored entities as an efficient outlet for our mortgage loan production is an essential source of liquidity for First Tennessee and other participants in the housing industry.

Certain of First Horizon Home Loans' originated loans do not conform to the requirements for sale or securitization by FNMA and FHLMC due to exceeding the maximum loan size of approximately $235 thousand. First Horizon Home Loans pools and securitizes these "jumbo" loans in proprietary transactions. After securitization and sale, these loans are not reflected on the Consolidated Statement of Condition except as described hereafter. These transactions, which are conducted through single-purpose business trusts, are the most efficient way for First Horizon Home Loans and other participants in the housing industry to monetize these assets. In most cases First Horizon Home Loans retains the right to service and receive servicing fees on these loans and, on occasion, has retained senior principal-only certificates or interest-only strips that are classified on the Consolidated Statement of Condition as trading securities. On December 31, 2001, the outstanding principal amount of loans in these off-balance sheet business trusts was $2.8 billion. Given the significance of First Horizon Home Loans' origination of non-conforming loans, the use of single-purpose business trusts to securitize these loans is an important source of liquidity to First Tennessee (see Note 24 - Securitizations).

Other securitization activity includes an automobile loan securitization in 2000. There was $62.6 million in unpaid principal balance of loans in the securitization trust on December 31, 2001. This securitization is not an essential element of First Tennessee's liquidity (see Note 24 -
Securitizations).

In addition to these transactions, liquidity has been obtained in prior years through issuance of guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures through a Delaware business trust wholly owned by First Tennessee ($100.0 million) (see Note 11) and through preferred stock issued by an indirect wholly owned subsidiary of First Tennessee ($44.2 million) (see Note 12).

First Tennessee has a lease arrangement with a single-purpose entity for First Horizon Home Loan's main office headquarters in Dallas. Under this arrangement, First Tennessee has guaranteed a significant portion of the residual value of the Dallas property through the end of the lease term in 2011. Approximately $41 million of the construction cost of the property is not reflected on First Tennessee's Statement of Condition but is rather owned by the single-purpose entity. If the value of the property were to decline below its original construction cost, First Tennessee would be obligated to reimburse the single-purpose entity for a significant portion of the deficiency, if any, at the end of the lease term. The use of this leasing arrangement is not an essential element of First Tennessee's liquidity.

Parent company liquidity is maintained by cash flows stemming from dividends and interest payments collected from subsidiaries, which represent the primary source of funds to pay dividends to shareholders and interest to debtholders. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions that are described in Note 18 - Restrictions, Contingencies, Commitments, and Other Disclosures. The parent company statements are presented in Note 25 - Parent Company Financial Information. The parent company also has the ability to enhance its liquidity position by raising equity or incurring debt. Under an effective shelf registration statement on file with the Securities and Exchange Commission (SEC), First Tennessee, as of December 31, 2001, may offer from time to time at its discretion, debt securities, and common and preferred stock aggregating up to $225 million. In addition, First Tennessee also has an effective capital securities shelf registration statement on file with the SEC under which up to $200 million of capital securities is available for issuance.

Maintaining adequate credit ratings on debt issues is critical to liquidity because it affects the ability of First Tennessee to attract funds from various sources, such as brokered deposits or wholesale borrowings of which First


First Tennessee National Corporation                                        F-25

Tennessee had $2.9 billion on December 31, 2001, on a cost-competitive basis. The various credit ratings are detailed in Table 11. The availability of funds other than core deposits is dependent upon marketplace perceptions of the financial soundness of First Tennessee, which include such issues as capital, asset quality and reputation. The availability of core deposit funding is dependent upon federal deposit insurance, which can be removed only in extraordinary circumstances.

TABLE 11 - CREDIT RATINGS

                                                   Standard & Poor's       Moody's           Fitch
-----------------------------------------------------------------------------------------------------
FIRST TENNESSEE NATIONAL CORPORATION
Overall credit rating*                                A-/Stable           A2/Stable       A/Stable/F1
Subordinated debt                                        BBB+                 A3               A-
Capital securities**                                     BBB                  a2               A-
-----------------------------------------------------------------------------------------------------
FIRST TENNESSEE BANK NATIONAL ASSOCIATION
Overall credit rating*                               A/Stable/A-1         A1/Stable       A/Stable/F1
Long-term/short-term deposits                           A/A-1               A1/P-1           A+/F1
Other long-term/short-term funding***                     A                 A1/P-1
Subordinated debt                                         A-                  A2               A-
-----------------------------------------------------------------------------------------------------
FT REAL ESTATE SECURITIES COMPANY, INC
Preferred stock                                          BBB+                 a1
-----------------------------------------------------------------------------------------------------
  *As of February 2002.
 **Guaranteed preferred beneficial interests in First Tennessee's subordinated debentures.
***Other funding includes senior bank notes.
A rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

CAPITAL

Shareholders' equity was $1.5 billion at year-end 2001, up 7 percent from 2000, which increased 11 percent from year-end 1999. The increase in shareholders' equity during 2001 and 2000 came from retention of net income after dividends and stock option exercises reduced by shares repurchased. The Consolidated Statements of Shareholders' Equity highlights the changes in equity since December 31, 1998.

Capital adequacy is an important indicator of financial stability and performance. Management's objectives are to maintain a level of capitalization that is sufficient to sustain asset growth, take advantage of profitable growth opportunities and promote depositor and investor confidence. Overall, First Tennessee's capital position remained strong as shown in Table 12. Unrealized market valuations had no material effect on the ratios.

TABLE 12 - CAPITAL RATIOS

                                                        2001           2000           1999
-------------------------------------------------------------------------------------------
Average shareholders' equity to average assets          7.29%          6.61%          6.37%
Period-end shareholders' equity to assets               7.17           7.46           6.76
Period-end double leverage                             105.9          107.2          108.9
-------------------------------------------------------------------------------------------

Banking regulators define minimum capital ratios for bank holding companies and their subsidiaries. Based on the capital rules and definitions prescribed by the banking regulators, should any depository institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a depository institution's capital position into one of five categories ranging from well-capitalized to critically under-capitalized. For an institution to qualify as well-capitalized, Tier 1 Capital, Total Capital and Leverage capital ratios must be at least 6 percent, 10 percent and 5 percent, respectively. As of December 31, 2001, First Tennessee and all of its banking affiliates had sufficient capital to qualify as well-capitalized institutions as shown in Note 13 - Regulatory Capital. As discussed in Deposits, Other Sources of


F-26                                       First Tennessee National Corporation

Funds and Liquidity Management, First Horizon Home Loans uses single-purpose business trusts to securitize and sell non-conforming (due to exceeding the FNMA and FHLMC allowable size of loans) loans, which, therefore, are not reflected on First Tennessee's Statement of Condition. Even if these loans had not been securitized and sold, and were included on the Statement of Condition, First Tennessee and all of its banking affiliates would have been adequately capitalized.

On December 31, 2001, book value per common share was $11.66 compared with $10.70 for 2000 and $9.52 for 1999. Average shares outstanding for the three-year period were: 127.8 million in 2001, 129.9 million in 2000 and 130.6 million in 1999. Period-end shares outstanding for this same three-year period were: 125.9 million, 128.7 million and 129.9 million, respectively. The lower number of shares outstanding in 2001 was due to more shares repurchased than shares issued for stock option exercises. First Tennessee's shares are traded on The New York Stock Exchange under the symbol FTN. The sales price ranges, net income per share and dividends declared by quarter, for each of the last two years, are presented in Table 20.

On December 31, 2001, the closing sales price of First Tennessee's common stock was $36.26 per share. The annual dividend yield for 2001 was 3.1 percent based on dividends declared in 2001 and the closing market price of $28.9375 on December 31, 2000. Management has authority to repurchase common stock from time to time for various benefit programs. During 2001, First Tennessee repurchased
7.2 million shares while 4.4 million were issued for benefit plans. During 2000,
2.5 million shares were repurchased while 1.3 million were issued for benefit plans. During 1999, 1.3 million shares were repurchased while 1.9 million were issued for benefit plans and .3 million were issued for acquisitions. Pursuant to board authority, First Tennessee plans to continue to repurchase shares from time to time for its stock option plans and will evaluate the level of capital and take action designed to generate or use capital as appropriate for the interests of the shareholders. On October 16, 2001, the board of directors extended from June 30, 2002, until December 31, 2004, the non-stock option plan-related repurchases of up to 9.5 million shares, previously approved in October 2000. Repurchases will be made in the open market or through privately negotiated transactions and will be subject to market conditions, accumulation of excess equity and prudent capital management. During 2001, 2.3 million shares of the shares repurchased were repurchased pursuant to this authority. There were no shares repurchased pursuant to this authority in 2000.


RISK MANAGEMENT
---------------

INTEREST RATE RISK MANAGEMENT

The primary purpose of managing interest rate risk is to minimize the volatility to earnings from changes in interest rates and preserve the value of First Tennessee's capital. The Asset/Liability Committee is responsible for coordinating the financial management of net interest income, liquidity, mortgage banking interest rate risk, investment portfolio, hedging and other such activities. Interest rate risk is managed by structuring the balance sheet to attempt to maximize overall profitability, increase revenue, and achieve the desired level of net interest income while managing interest sensitivity risk and liquidity. Derivative financial instruments are used to aid in managing the exposure of the balance sheet, net interest income, fee income, and expenses to changes in interest rates. Interest rate sensitivity risk is defined as the risk that future changes in interest rates will impact income.

First Tennessee's net interest income and its financial condition are affected by changes in the level of market interest rates as the repricing characteristics of its loans and other assets do not necessarily match those of its deposits, other borrowings and capital. For example, some fixed-rate assets that reprice within one year are funded with floating-rate debt. This position will benefit net interest income in a declining interest rate environment and will negatively impact net interest income in a rising interest rate environment. In the case of floating-rate assets and liabilities, First Tennessee may also be exposed to basis risk, which results from changing spreads between loans and deposit rates.

The interest rate sensitivity analysis cannot be used in isolation to determine the level of interest rate exposure because it does not fully capture the impact of changes in the balance sheet mix, administered rates (such as the prime lending rate), embedded options, lagged interest rate changes, and certain other factors. Accordingly, First Tennessee uses simulation analysis as its primary tool to manage interest rate risk exposure. This type of analysis


First Tennessee National Corporation                                       F-27
computes net interest income at risk under a variety of market interest rate scenarios to more dynamically identify interest rate risk exposures. This simulation, which considers forecasted balance sheet changes, prepayment speeds, deposit mix, pricing impacts, and other changes in the net interest spread, provides an estimate of the annual net interest income at risk for given changes in interest rates. This estimate includes assumptions that are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions, and management's strategies, among other factors.

Rate shock analysis using multiple interest rate movements up and down is used by mortgage banking to determine the amount of interest rate risk and market value exposure of loan commitments in the pipeline, loans in the mortgage warehouse and MSR. Various factors are used in this analysis including the magnitude and direction of interest changes, prepayment speeds, and other factors that could affect mortgage banking. Derivative financial instruments are used by mortgage banking for two purposes. Forward contracts and option contracts are used to protect the value of the pipeline and mortgage warehouse against rises in interest rates between the time an interest rate is committed to the customer and the mortgage is sold into the secondary market. Interest rate contracts are utilized to protect against the prepayment risk of the MSR that generally accompanies declines in interest rates. As interest rates fall, the value of the MSR should decrease and the value of the servicing hedge should increase. Conversely, as interest rates rise, the value of MSR should increase and the value of the servicing hedge should decrease. Under SFAS No. 133 hedge accounting, ineffectiveness in these hedging strategies is reflected immediately in noninterest income.

Capital markets buys and sells various types of securities for its customers. When these securities settle on a delayed basis, they are considered forward contracts. Inventory positions are limited to the procurement of securities solely for distribution to customers by the sales staff, and ALCO policies and guidelines have been established to limit the risk in managing this inventory.

The derivative financial instruments listed in Table 13 are shown at both notional and fair values. Table 13 also details First Tennessee's interest rate sensitivity profile on December 31, 2001, based on projected cash flows using contractual maturity for loans and expected repayment dates for securities. See Net Interest Income discussion for additional assumptions and information. The information provided in this section including the discussion regarding simulation analysis and rate shock analysis is forward-looking. Actual results could differ because of interest rate movements, the ability of management to execute its business plans and other factors, including those presented in the Forward-Looking Statements section of this MD&A.


F-28                                       First Tennessee National Corporation

TABLE 13 - RISK SENSITIVITY ANALYSIS
CAPITAL MARKETS

                                                                                                                        Fair
(Dollars in millions)                              2002      2003      2004      2005      2006     2007+     Total    Value
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Capital markets securities inventory:
    Floating                                     $   515        --        --       --       --         --    $   515   $ 515
        Average interest rate                       5.48%       --        --       --       --         --       5.48%
-----------------------------------------------------------------------------------------------------------------------------
INTEREST RATE DERIVATIVES (NOTIONAL VALUE):
Forward contracts:
    Commitments to buy                           $(3,811)       --        --        --        --        --   $(3,811)  $ (8)
        Weighted average settlement price          87.61%       --        --        --        --        --     87.61%
    Commitments to sell                          $ 4,193        --        --        --        --        --   $ 4,193   $  5
        Weighted average settlement price          87.67%       --        --        --        --        --     87.67%
Caps purchased                                   $   165   $   315   $    70        --        --        --   $   550   $ (1)
        Weighted average strike price               7.00%     5.84%     6.23%       --        --        --      6.24%
Caps written                                     $  (165)  $  (315)  $   (70)       --        --        --   $  (550)  $  1
        Weighted average strike price               7.00%     5.84%     6.23%       --        --        --      6.24%
Floors purchased                                 $    35   $   120   $    55   $    20        --        --   $   230   $  6
        Weighted average strike price               4.82%     6.99%     2.39%     6.25%       --        --      5.49%
Floors written                                   $   (35)  $  (120)  $   (55)  $   (20)                 --   $  (230)  $ (6)
        Weighted average strike price               4.82%     6.99%     2.39%     6.25%       --        --      5.49%
Option contracts purchased                       $    30        --        --        --        --        --   $    30      *
        Weighted average strike price             100.94%       --        --        --        --        --    100.94%
Option contracts written                         $   (30)       --        --        --        --        --   $   (30)     *
        Weighted average strike price             100.94%       --        --        --        --        --    100.94%
Swap contracts                                        --   $    25   $    50        --   $    13   $   100   $   188   $ (3)
        Average pay rate (floating)                   --      4.75%     4.75%       --      5.60%     2.39%     3.56%
        Average receive rate (fixed)                  --      6.34%     7.34%       --      8.42%     6.39%     6.78%
Swap contracts                                        --   $   (25)  $   (50)       --   $   (13)  $  (100)  $  (188)  $  3
        Average pay rate (fixed)                      --      6.34%     7.35%       --      8.42%     6.39%     6.78%
        Average receive rate (floating)               --      4.75%     4.75%       --      5.60%     2.39%     3.56%
-----------------------------------------------------------------------------------------------------------------------------
  *Amount is less than $500,000


First Tennessee National Corporation                                       F-29

HELD FOR PURPOSES OTHER THAN TRADING

                                                                                                                        Fair
(Dollars in millions)                              2002      2003       2004     2005      2006     2007+     Total    Value
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
Loans, net of unearned income*:
    Floating                                     $ 4,207   $   383   $   216   $   127   $   184   $   213   $ 5,330   $5,330
        Average interest rate                       5.53%     4.22%     4.29%     4.64%     4.36%     5.95%     5.34%
    Fixed                                        $ 1,021   $   565   $   621   $   414   $   715   $ 1,554   $ 4,890   $5,043
        Average interest rate                       7.92%     8.44%     8.01%     8.29%     7.33%     8.53%     8.13%
Mortgage loans held for sale - floating          $ 3,399        --        --        --        --        --   $ 3,399   $3,411
        Average interest rate                       6.66%       --        --        --        --        --      6.66%
Investment securities - fixed                    $   809   $   469   $   318   $   276   $   431   $   223   $ 2,526   $2,524
        Average interest rate                       6.22%     6.46%     6.65%     6.79%     6.61%     6.66%     6.49%
Liquid assets - floating**                       $   288   $    12   $    12   $    12   $    12   $    25   $   361   $  361
        Average interest rate                       2.77%    10.07%    10.07%    10.07%    10.07%    10.07%     4.25%
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Interest-bearing deposits:
    Floating                                     $ 2,175        --        --        --        --   $   260   $ 2,435   $2,435
        Average interest rate                       1.63%       --        --        --        --      1.62%     1.63%
    Fixed                                        $ 5,059   $   528   $   236   $   220   $   184   $   934   $ 7,161   $7,214
        Average interest rate                       2.57%     4.18%     2.87%     3.14%     2.18%      .89%     2.49%
Short-term borrowings:
    Floating                                     $ 3,349        --        --        --        --        --   $ 3,349   $3,349
        Average interest rate                       1.57%       --        --        --        --        --      1.57%
    Fixed                                        $    22        --        --        --        --        --   $    22   $   22
        Average interest rate                       1.44%       --        --        --        --        --      1.44%
Term borrowings - fixed                          $   131   $    55   $     2   $   126   $     1   $   235   $   550   $  551
        Average interest rate                       2.83%     5.00%     5.51%     5.85%     5.74%     6.02%     5.12%
Guaranteed preferred beneficial interests
 in First Tennessee's junior
 subordinated debentures - fixed                      --        --        --        --        --   $   100   $   100   $   96
        Average interest rate                         --        --        --        --        --      8.07%     8.07%
Preferred stock of subsidiary - fixed                 --        --        --        --        --   $    44   $    44   $   46
        Average interest rate                         --        --        --        --        --      9.50%     9.50%
-----------------------------------------------------------------------------------------------------------------------------
 *Excludes nonaccrual loans.
**Consists of federal funds sold, securities purchased under agreements to resell, investments in time deposits, and mortgage banking trading securities.


F-30                                       First Tennessee National Corporation

                                                                                                                        Fair
(Dollars in millions)                              2002      2003       2004     2005      2006     2007+     Total    Value
-----------------------------------------------------------------------------------------------------------------------------
DERIVATIVES (NOTIONAL VALUE):
MORTGAGE BANKING:
Pipeline and warehouse hedging
    Forward contracts-
    Commitments to sell                          $ 4,467        --        --        --        --        --   $ 4,467   $ 25
        Weighted average settlement price          99.74%       --        --        --        --        --     99.74%
    Commitments to purchase                      $   155        --        --        --        --        --   $   155      *
        Weighted average settlement price          99.56%       --        --        --        --        --     99.56%
Servicing portfolio hedging
    Swaps                                             --        --        --        --        --   $ 2,805   $ 2,805   $ 80
        Average pay rate (floating)                   --        --        --        --        --      2.09%     2.09%
        Average receive rate (fixed)                  --        --        --        --        --      6.02%     6.02%
Other
    Floors purchased                                  --   $ 5,350        --        --        --        --   $ 5,350   $ 10
        Weighted average strike price                 --      4.48%       --        --        --        --      4.48%
    Floors written                                    --   $(5,350)       --        --        --        --   $(5,350)  $(10)
        Weighted average strike price                 --      4.48%       --        --        --        --      4.48%
    Interest rate lock commitments               $ 1,530        --        --        --        --        --   $ 1,530   $ (2)
        Average locked rate                         6.81%       --        --        --        --        --      6.81%
INTEREST RATE RISK MANAGEMENT:
Swaps                                            $   100        --        --        $5       $42        --   $   147   $  1
    Average pay rate (floating)                     2.20%       --        --      2.32%     4.76%       --      2.56%
    Average receive rate (fixed)                    4.26%       --        --      4.85%     5.50%       --      4.63%
Swaps                                                 --   $   100        --        $5       $42        --   $   147   $ (3)
    Average pay rate (fixed)                          --      5.10%       --      4.29%     5.34%       --      5.14%
    Average receive rate (floating)                   --      2.14%       --      2.32%     2.43%       --      2.19%
Swaps                                            $   155        --        --        --        --        --   $   155      *
    Average pay rate (floating)                     1.99%       --        --        --        --        --      1.99%
    Average receive rate (floating)                 2.16%       --        --        --        --        --      2.16%
Caps:
    Purchased                                    $    20        --        --        --        --        --   $    20     --
        Weighted average strike price               8.00%       --        --        --        --        --      8.00%
    Written                                      $   (20)       --        --        --        --        --   $   (20)    --
        Weighted average strike price               8.00%       --        --        --        --        --      8.00%
Equity options purchased                              --   $     2        --        --        --        --   $     2      *
        Weighted average strike price                 --   $ 1,117        --        --        --        --   $ 1,117
----------------------------------------------------------------------------------------------------------------------------
  *Amount is less than $500,000

CREDIT RISK MANAGEMENT / ASSET QUALITY

First Tennessee manages credit risk and asset quality through diversification in the loan portfolio and adherence to its credit policy process. First Tennessee's goal is not to avoid risk but to manage it and include it in the pricing decision. Management strives to identify loans experiencing difficulty early enough to correct the deficiencies. In addition, management attempts to recognize problem loans and nonperforming loans in a timely manner. Both charge-offs and asset writedowns are recorded promptly, based on management's assessments of current collateral values and the borrower's ability to repay.

On December 31, 2001, First Tennessee did not have any concentrations of 10 percent or more of total loans in any single industry.


First Tennessee National Corporation                                       F-31

ALLOWANCE FOR LOAN LOSSES AND CHARGE-OFFS

Management's policy is to maintain the allowance for loan losses at a level sufficient to absorb the estimated losses inherent in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses and recoveries and is decreased by charged-off loans and the portion of the allowance attributable to loans sold. The adequacy of reserves is analyzed quarterly for the purpose of maintaining coverage of estimated losses inherent in the loan portfolio. An analytical model based on historical loss experience, current trends and economic conditions, and reasonably foreseeable events is used to test the adequacy of the reserves. This methodology determines an estimated loss percentage (reserve rate), which is applied against the balance of loans in each segment of the loan portfolio at the evaluation date.

COMMERCIAL AND COMMERCIAL REAL ESTATE LOANS

To assess the quality of individual commercial loans, all commercial loans are internally assigned a credit rating, ranging from grades 1 to 10 (in 2000 grades were assigned using A to F). Analyzing the migration of loan grades assists in the credit risk management of the portfolio. A reserve rate is established for each loan grade based on a historical three-year moving average of actual charge-offs. The reserve rate is then adjusted for current trends, both internal and external, that may affect the asset quality of the loan portfolio. Some of the factors considered in making these adjustments include: levels of and trends in delinquencies; classified loans and nonaccrual loans; trends in outstandings and maturities; effects of changes in lending policies and underwriting guidelines; introduction of new loan products with different risk characteristics; experience, ability and depth of lending management and staff; migration trends of loan grades; and charge-off trends that may skew the historical three-year moving average. Finally, the reserve rates for each loan grade are reviewed quarterly to reflect local, regional and national economic trends; concentrations of cyclical industries; and the economic prospects for industry concentrations. To supplement management's process in setting these additional adjustments, an economic model is used that evaluates the correlation between historical charge-offs and a number of state and national economic indicators. Also, all classified loans $1 million and greater are evaluated separately, and a specific reserve is set based on the exposure (the difference between the outstanding loan amount and the estimated net realizable value of the collateral) and the probability of loss.

Table 14 shows the reserve rates (percentage of allowance for loan losses to outstanding balances) by loan category. The reserve rate for all commercial loans increased to .95 percent in 2001 from .89 percent in 2000 and .92 percent in 1999. The increase in the reserve rate primarily is due to a higher level of loans migrating to the watch and classified grades, which require higher reserves. This deteriorating trend can be attributed to the slowdown in the economy. The reserve rate for impaired loans increased to 44.74 percent in 2001 from 36.59 percent in 2000 and 42.86 percent in 1999. This increase reflects a higher level of impaired loans, primarily two commercial credits that were classified as nonperforming in 2001. The charge-off ratio (see Table 17) increased to .47 percent in 2001 from .08 percent in 2000, which was down from ..17 percent in 1999.

TABLE 14 - RESERVE RATES

                                           2001        2000      1999        1998      1997
---------------------------------------------------------------------------------------------
Commercial, commercial real estate
  and commercial construction*               .95%       .89%       .92%       .96%       .95%
Impaired                                   44.74      36.59      42.86      50.00      33.33
Retail (excluding credit card)              1.00        .85       1.06       1.13        .98
Credit card receivables                     4.63       5.02       4.12       4.21       4.99
---------------------------------------------------------------------------------------------
*Excludes impaired loans.
Certain previously reported amounts have been restated to agree with current presentation.


F-32                                        First Tennessee National Corporation

RETAIL LOANS

Reserve rates are also established for each segment of the retail loan portfolio based on historical loss trends and are adjusted to reflect current trends. Some of the factors for making these adjustments include: changes in underwriting guidelines or credit scoring models; trends in consumer payment patterns, delinquencies and personal bankruptcies; staffing levels in the collection area; changes in the mix of loan products outstanding; experience, ability and depth of lending management and staff; value of underlying collateral; and charge-off trends. The reserve rates are also adjusted for changing economic conditions and the adequacy of the reserves to cover inherent loss.

The reserve rate for retail loans was 1.00 percent in 2001 as compared to .85 percent in 2000 and 1.06 percent in 1999. The increase in the retail loan reserve rate for 2001 was impacted by an increase in the reserve rate for consumer loans, mainly real estate residential, of the regional banking group to reflect higher net charge-off trends. The consumer real estate charge-off ratio increased to .73 percent in 2001 from .49 percent in 2000 and .35 percent in 1999. The other consumer charge-off ratio increased to 2.72 percent in 2001 from
1.83 percent in 2000 and 1.37 percent in 1999.

The reserve rate for the credit card portfolio decreased in 2001 to 4.63 percent after increasing in 2000 to 5.02 percent from 4.12 percent in 1999. In 2001, subsequent to the divestiture of certain single-relationship credit card receivables, the remaining credit card portfolio contained accounts that historically had shown lower amounts of delinquencies and charge-offs, thereby requiring less reserves. The credit card receivables net charge-off ratio decreased to 4.22 percent in 2001 from 4.25 percent in 2000 compared to 3.64 percent in 1999.

TOTAL LOANS

The total allowance for loan losses increased 8 percent, or $11.7 million, from year-end 2000, at which time it had increased 3 percent, or $4.1 million, since year-end 1999. Period-end loans remained relatively flat in 2001 due to divestitures after increasing 9 percent in 2000. Excluding the impact of divestitures total loans would have increased 7 percent in 2001. The ratio of allowance for loan losses to loans, net of unearned income, increased to 1.51 percent on December 31, 2001, from 1.40 percent on December 31, 2000. Excluding the sale of credit cards in 2000 the ratio would have been 1.47 percent. The ratio of allowance for loan losses to loans was 1.49 percent on December 31, 1999.

Table 15 gives a breakdown of the allowance allocation by major loan types and commercial loan grades at December 31, 2001, compared with the same period in 2000. This table also shows the amount of the general reserve. A general reserve is maintained on the commercial loan portfolio based on management's judgment regarding the risk of error in grading the loans and in the specific allowances for individual loans or pools of loans. The general reserve has well defined criteria that must be met before any of this reserve is used. Table 16 summarizes by category, loans charged off and recoveries of loans previously charged off. This table also shows the additions to the reserve (provision), which have been charged against operating earnings.

Net charge-offs increased to $80.5 million for the year ended December 31, 2001. Net charge-offs were $61.1 million for 2000 and $51.7 million for 1999. The increase in the level of net charge-offs was due to higher retail loan net charge-offs excluding credit card, which included products with higher risk/return profiles, and higher commercial loan net charge-offs. Total commercial and commercial real estate related loan net charge-offs increased to $25.5 million in 2001 from $4.1 million in 2000. The increase in commercial loan net charge-offs from the unsustainable low levels in 2000 was primarily attributable to loans to three commercial credits that were classified as nonperforming loans in 2000 and 2001. The commercial loan net charge-offs were not concentrated in any one industry or region. Residential real estate loan net charge-offs increased to $27.7 million in 2001 from $16.5 million in 2000. Other consumer loan net charge-offs decreased to $15.7 million in 2001 from $16.9 in 2000. The increase in retail loan net charge-offs was due to deterioration in economic conditions and increased charge-offs of loans with a higher risk and reward profile. Credit card receivables net charge-offs decreased to $11.6 million for 2001 from $23.6 million for 2000. The level of credit card net charge-offs decreased in 2001 due to the sale of certain credit card loans. The ratio of net charge-offs to average loans increased to .80 percent for 2001 from ..62 percent for 2000 and .59 percent for 1999. In 2001, both the commercial net charge-off ratio and the retail net charge-off ratio (excluding credit card) increased due to the reasons mentioned above.


First Tennessee National Corporation                                        F-33

TABLE 15 - LOANS AND FORECLOSED REAL ESTATE ON DECEMBER 31

                                                                         2001
                                      ---------------------------------------------------------------------------
                                                      Construction                               %      Allowance
                                                           and         Commercial                of     for Loan
(Dollars in millions)                 Commercial       Development     Real Estate    TOTAL     Total    Losses
-----------------------------------------------------------------------------------------------------------------
Internal grades:
   1                                    $  256             $ --            $  1      $  257        2%     $ --
   2                                       375               --              77         452        4         1
   3                                       319                1              19         339        3         1
   4                                     2,320              397             650       3,367       33        21
   5                                       651               73             155         879        9         9
   6                                       115               10              12         137        1         7
   7                                        60                2               7          69        1         6
   8, 9, 10 (Classifieds)                   45                9               6          60        1         8
-----------------------------------------------------------------------------------------------------------------
                                         4,141              492             927       5,560       54        53
Impaired loans:
 Contractually past due                     13                1               2          16       --         4
 Contractually current                      22               --              --          22       --        13
-----------------------------------------------------------------------------------------------------------------
Total commercial and commer-
 cial real estate loans                  4,176              493             929       5,598       54%     $ 70
-----------------------------------------------------------------------------------------------------------------
Retail:
    Real estate residential                                                           3,733       36        35
    Real estate construction                                                            211        2         1
    Consumer                                                                            460        5         8
    Credit card receivables                                                             281        3        13
-----------------------------------------------------------------------------------------------------------------
    Total retail loans                                                                4,685       46        57
-----------------------------------------------------------------------------------------------------------------
Unfunded commitments                                                                     --                  4
General reserve                                                                          --                 24
-----------------------------------------------------------------------------------------------------------------
Total loans                                                                         $10,283      100%     $155
=================================================================================================================
Foreclosed real estate:
    Commercial                          $   --             $  1            $  2     $     3
    Consumer                                                                              6
    Mortgage banking                                                                     13
-----------------------------------------------------------------------------------------------------------------
Total foreclosed real estate                                                          $  22
=================================================================================================================

                                                     2000
                                         ----------------------------
                                                      %     Allowance
                                                      of     for Loan
(Dollars in millions)                    Total       Total    Losses
---------------------------------------------------------------------
Internal grades:
   1                                     $  226         2%     $ --
   2                                        630         6         1
   3                                         --        --        --
   4                                      3,373        33        20
   5                                        848         8         9
   6                                        124         1         7
   7                                         47         1         5
   8, 9, 10 (Classifieds)                    38         1         5
---------------------------------------------------------------------
                                          5,286        52        47
Impaired loans:
 Contractually past due                      19        --         4
 Contractually current                       22        --        11
---------------------------------------------------------------------
Total commercial and commer-
 cial real estate loans                   5,327        52%     $ 62
---------------------------------------------------------------------
Retail:
    Real estate residential               3,573        35        23
    Real estate construction                180         2         2
    Consumer                                840         8        14
    Credit card receivables                 319         3        16
---------------------------------------------------------------------
    Total retail loans                    4,912        48        55
---------------------------------------------------------------------
Unfunded commitments                         --                   3
General reserve                              --                  24
---------------------------------------------------------------------
Total loans                             $10,239       100%     $144
=====================================================================
Foreclosed real estate:
    Commercial                          $     1
    Consumer                                  3
    Mortgage banking                         12
---------------------------------------------------------------------
Total foreclosed real estate            $    16
=====================================================================
Loans are expressed net of unearned income. All amounts in the Allowance for
Loan Losses columns have been rounded to the nearest million dollars. Grade 1 loans have reserve amounts of less than $500,000. Certain previously reported amounts have been restated to agree with current presentation. All data is based on internal loan classifications. Definitions of each credit grade are provided below:
 Grade 1: Established, stable companies with excellent earnings, liquidity, and capital. Possess many of the same characteristics as Standard & Poor's
          (S&P) AA rated companies.
 Grade 2: Well established, stable companies with good to very good earnings, liquidity, and capital. Possess many of the same characteristics as
          S&P A rated companies.
 Grade 3: (New grade, effective in 2001) Reasonably well established, stable companies with above average to good earnings, liquidity, and capital and with consistent, positive trends relative to industry norms.
 Grade 4: Reasonably well established, stable companies with average earnings, liquidity, and capital.
 Grade 5: New and established companies with some potential weakness. Capital considered less than average and history of average to below average earnings without consistent positive trends. Overall acceptable credits with minor weaknesses which warrant additional servicing.
 Grade 6: Financial condition adversely affected by temporary lack of earnings or liquidity or changes in the operating environment. An action plan is required to rehabilitate the credit or have it refinanced elsewhere.
 Grade 7: Significant developing weaknesses or adverse trends in earnings, liquidity, capital, or operating environment. Limited alternate financing is available.
 Grade 8: Significantly higher than normal probability that: (1) legal action will be required; (2) liquidation of collateral will be required; (3)
          there will be a loss; or all three will occur. This grade is believed to be substantially equivalent to the regulators' classification of substandard.
 Grade 9: Excessive degree of risk. Financial and management deficiencies are well defined and make the obligor's ability to repay from anticipated sources under existing terms and conditions uncertain. Collateral shortfall and/or undeterminable collateral values exist. Timing and amount of loss are uncertain. This grade is believed to be substantially equivalent to the regulators' classification of doubtful.
Grade 10: Borrowers are deemed incapable of repayment and debt is deemed uncollectible. Loans should no longer be carried as an active bank asset. This grade is believed to be substantially equivalent to the regulators' classification of loss.
Impaired: A loan for which it is probable that all amounts due, according to the contractual terms of the loan agreement, will not be collected and the loan is placed on non-accrual status. Reserves for impaired loans are based on the value of the collateral or the cash flow of the entity compared to the outstanding balance.


F-34                                        First Tennessee National Corporation

TABLE 16 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                    2001            2000            1999            1998            1997           1996
-------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
Beginning balance                    $   143,696     $   139,603     $   136,013     $   125,859     $   117,748    $   112,567
Provision for loan losses*                93,493          67,353          57,923          51,351          51,115         35,677
Allowance from acquisitions                   --              --              --             140              --             --
Securitizations/divestitures              (1,337)         (2,173)         (2,683)         (3,575)             --             --
Charge-offs:
Commercial:
     Commercial, financial
        and industrial                    22,596           6,583           9,714           5,379           6,238          3,299
     Real estate commercial                4,156             857             510              --             150             47
     Real estate construction                968              47              --             442             136             10
Retail:
     Real estate residential**            30,532          17,348           9,742           8,725           6,541          2,774
     Real estate construction                 --              --              --              --             109             --
     Consumer                             20,603          20,868          17,392           9,734          13,681         13,288
     Credit card receivables              13,369          25,485          22,867          24,242          27,420         22,964
-------------------------------------------------------------------------------------------------------------------------------
        Total charge-offs                 92,224          71,188          60,225          48,522          54,275         42,382
-------------------------------------------------------------------------------------------------------------------------------
Recoveries:
Commercial:
     Commercial, financial
        and industrial                     1,991           2,903           2,082           2,751           1,717          3,251
     Real estate commercial                  280             480             228             641           2,623            461
     Real estate construction                 --              --               8             148             171            171
Retail:
     Real estate residential               2,788             857             510             788             654            847
     Consumer                              4,953           3,937           3,725           4,253           4,417          5,044
     Credit card receivables               1,733           1,924           2,022           2,179           1,689          2,112
-------------------------------------------------------------------------------------------------------------------------------
        Total recoveries                  11,745          10,101           8,575          10,760          11,271         11,886
-------------------------------------------------------------------------------------------------------------------------------
        Net charge-offs                   80,479          61,087          51,650          37,762          43,004         30,496
-------------------------------------------------------------------------------------------------------------------------------
Ending balance                       $   155,373     $   143,696     $   139,603     $   136,013     $   125,859    $   117,748
===============================================================================================================================
LOANS, OUTSTANDING ON
    DECEMBER 31***                   $10,283,143     $10,239,450     $ 9,363,158     $ 8,557,064     $ 8,311,350    $ 7,728,203
-------------------------------------------------------------------------------------------------------------------------------
Average loans, outstanding
    during the year***               $10,104,277     $ 9,931,955     $ 8,818,766     $ 8,242,135     $ 7,945,143    $ 7,472,095
-------------------------------------------------------------------------------------------------------------------------------
RATIOS***:
Allowance to loans                          1.51%           1.40%           1.49%           1.59%           1.51%          1.52%
Net charge-offs to
  average loans                              .80             .62             .59             .46             .54            .41
Net charge-offs to allowance                51.8            42.5            37.0            27.8            34.2           25.9
-------------------------------------------------------------------------------------------------------------------------------
  *Provision was reduced by $1.3 million in 2001 and by $10.7 million in 2000 related to credit card loans sold.
 **Real estate residential charge-offs include $3.2 million, $5.2 million, $2.1 million, $3.4 million and $3.2 million of charge-offs for 2001, 2000, 1999,
   1998, and 1997, respectively, related to loans classified as nonperforming from the warehouse and the repurchase of loans originated and previously sold by First Horizon Home Loans.
***Net of unearned income.


First Tennessee National Corporation                                        F-35

Within the course of normal mortgage banking activities, a small percentage of nonperforming assets is created when FHA/VA borrowers are delinquent in their monthly payments prior to the completion of the insuring process. Additionally, loans that have been sold may be required to be repurchased if they are found not to meet an investor's origination criteria. From this pool, there were net charge-offs of $3.2 million in 2001, down from $5.2 million in 2000 which was up from $2.1 million in 1999. These net charge-offs had the effect of adding .03 percentage point to the total net charge-off ratio in 2001.

Going forward, asset quality indicators should reflect the relative strength of the economy and the resolution of existing asset quality issues. In addition, asset quality ratios could be affected by balance sheet strategies and shifts in loan mix to and from products with different risk/return profiles. Actual results could differ because of several factors, including those presented in the Forward-Looking Statements section of this MD&A discussion.

TABLE 17 - NET CHARGE-OFF RATIOS

                                                        2001      2000      1999
--------------------------------------------------------------------------------
BREAKDOWN BY LOAN CATEGORY:
Commercial                                               .47%      .08%      .17%
Consumer real estate                                     .73       .49       .35
Other consumer                                          2.72      1.83      1.37
Credit card receivables                                 4.22      4.25      3.64
Total net charge-offs                                    .80       .62       .59
--------------------------------------------------------------------------------
Loans are averages expressed net of unearned income.

NONPERFORMING ASSETS

Nonperforming loans consist of impaired, other nonaccrual and restructured loans. These, along with foreclosed real estate and other assets, represent nonperforming assets. Impaired loans are those loans for which it is probable that all amounts due, according to the contractual terms of the loan agreement, will not be collected and for which recognition of interest income has been discontinued. Other nonaccrual loans are residential and consumer loans on which recognition of interest income has been discontinued. Restructured loans generally take the form of an extension of the original repayment period and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. First Tennessee has not sold any nonperforming loans during 2001 but continues to internally resolve asset quality issues. Acts of terrorism have had a negative impact on the passenger airline and property and casualty insurance industries. First Tennessee does not have a material credit exposure in these industries.

Nonperforming assets increased 10 percent, or $7.4 million, in 2001 with an increase of 3 percent, or $1.7 million in nonperforming loans due to increased nonperforming loans in the mortgage banking group. On December 31, 2001, foreclosed properties amounted to $22.0 million, an increase of 35 percent due primarily to increased foreclosed real estate from the retail real estate portfolio in the regional banking group.

Information regarding nonperforming assets and loans is presented in Table 19. As shown in the table, the ratio of nonperforming assets to total loans in the regional banking group was .53 percent on December 31, 2001. Table 18 gives additional information related to changes in nonperforming assets for 1999 through 2001.

TABLE 18 - CHANGES IN NONPERFORMING ASSETS

(Dollars in millions)                2001        2000        1999
-------------------------------------------------------------------
Beginning balance                   $ 77.7      $ 47.1      $ 44.2
Additional nonperforming assets      134.2       115.0        88.1
Payments                             (97.2)      (73.3)      (74.1)
Charge-offs                          (29.6)      (11.1)      (11.1)
-------------------------------------------------------------------
Ending balance                      $ 85.1      $ 77.7      $ 47.1
===================================================================


F-36                                        First Tennessee National Corporation

TABLE 19 - NONPERFORMING ASSETS ON DECEMBER 31

(Dollars in thousands)                                      2001        2000        1999        1998        1997        1996
------------------------------------------------------------------------------------------------------------------------------
REGIONAL BANKING GROUP:
Nonperforming loans*                                     $ 40,868    $ 40,921    $  7,054    $ 11,428    $  9,405    $  9,978
Foreclosed real estate                                      8,852       3,997       5,777       5,091       4,499       5,137
Other assets                                                  130          97          91         199         235         196
------------------------------------------------------------------------------------------------------------------------------
Nonperforming assets - Regional Banking Group              49,850      45,015      12,922      16,718      14,139      15,311
------------------------------------------------------------------------------------------------------------------------------
MORTGAGE BANKING:
Nonperforming loans*                                       22,088      20,381      22,064      16,379      29,010       8,948
Foreclosed real estate                                     13,137      12,293      12,093      11,151       7,703       2,686
------------------------------------------------------------------------------------------------------------------------------
Nonperforming assets - Mortgage Banking                    35,225      32,674      34,157      27,530      36,713      11,634
------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                               $ 85,075    $ 77,689    $ 47,079    $ 44,248    $ 50,852    $ 26,945
==============================================================================================================================
Loans and leases 30 to 89 days past due                  $117,298    $105,705    $ 88,389    $ 87,832    $104,946    $ 87,177
Loans and leases 90 days past due                          37,665      42,292      29,849      31,603      32,074      30,747
Potential problem assets**                                123,535     107,605      75,001      63,307      70,282      78,446
------------------------------------------------------------------------------------------------------------------------------
RATIOS:
Allowance to nonperforming loans                              247%        234%        479%        489%        328%        622%
Nonperforming assets to total loans plus
    foreclosed real estate and other assets
    (Regional Banking Group only)                             .53         .48         .15         .20         .17         .20
Nonperforming assets to unpaid principal balance
    of servicing portfolio (Mortgage Banking only)            .08         .07         .08         .07         .14         .05
------------------------------------------------------------------------------------------------------------------------------
 *Total impaired loans included in nonperforming loans were $37.8 million,
  $41.2 million, $7.5 million, $12.1 million, $8.7 million, and $10.3 million for the years 2001 through 1996, respectively.
**Includes loans and leases 90 days past due.
  Certain previously reported amounts have been adjusted to agree with current presentation.

PAST DUE LOANS AND POTENTIAL PROBLEM ASSETS

Past due loans are loans contractually past due 90 days or more as to interest or principal payments, but which have not yet been put on nonaccrual status. The ratio of past due loans to total loans was .37 percent at year-end 2001, down from .41 percent on December 31, 2000. Additional historical past due loan information can be found in Table 19. Loans 30 to 89 days past due increased to $117.3 million, or 1.14 percent of total loans, on December 31, 2001, from $105.7 million, or 1.03 percent of total loans, on December 31, 2000.

Potential problem assets, which are not included in nonperforming assets, increased to $123.5 million, or 1.20 percent of total loans, on December 31, 2001, from $107.6 million, or 1.05 percent of total loans, on December 31, 2000. Potential problem assets represent those assets where information about possible credit problems of borrowers has caused management to have serious doubts about the borrower's ability to comply with present repayment terms. This definition is believed to be substantially consistent with the standards established by the Office of the Comptroller of the Currency for loans classified substandard.


First Tennessee National Corporation                                        F-37

QUARTERLY FINANCIAL INFORMATION
---------------------------------

TABLE 20 - SUMMARY OF QUARTERLY FINANCIAL INFORMATION

                                                              2001                                            2000
                                           ------------------------------------------     ------------------------------------------
(Dollars in millions except                 FOURTH      THIRD      SECOND      FIRST      Fourth       Third      Second      First
   per share data)                         QUARTER     QUARTER    QUARTER     QUARTER     Quarter     Quarter     Quarter    Quarter
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY INCOME INFORMATION:
Interest income                             $282.5      $288.1     $307.2      $321.1      $347.0      $352.6      $344.1     $319.3
Interest expense                              87.3       115.2      140.3       169.8       196.2       202.5       192.2      173.8
Provision for loan losses                     34.3        22.8       17.4        19.0        18.2        16.5        17.1       15.5
Noninterest income before
  securities transactions                    351.5       302.3      337.0       273.1       275.5       230.4       221.4      189.6
Securities gains /(losses)                     (.8)         --       (3.4)        (.1)       (5.6)        (.3)         .1        1.6
Noninterest expense                          381.6       321.1      345.5       310.5       293.5       279.1       272.4      261.7
Income before debt restructuring
  and cumulative adjustment*                  89.2        89.0       89.0        62.4        71.7        66.0        55.4       39.5
Debt restructurings and
  cumulative adjustment, net of tax             --          --       (3.2)       (8.2)         --          --          --         --
Net income                                    89.2        89.0       85.8        54.2        71.7        66.0        55.4       39.5
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
  BEFORE DEBT RESTRUCTURINGS
  AND CUMULATIVE ADJUSTMENT*                $  .70      $  .70     $  .70      $  .48      $  .56      $  .51      $  .42     $  .30
EARNINGS PER COMMON SHARE                      .70         .70        .67         .42         .56         .51         .42        .30
DILUTED EARNINGS PER COMMON
  SHARE BEFORE DEBT RESTRUCTURINGS
  AND CUMULATIVE ADJUSTMENT*                   .68         .68        .68         .47         .55         .50         .42        .30
DILUTED EARNINGS PER COMMON
  SHARE                                        .68         .68        .65         .41         .55         .50         .42        .30
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK INFORMATION:
Closing price per share:
    High                                    $37.25      $37.04     $36.80      $33.00      $29.06      $22.19      $22.19     $27.56
    Low                                      31.80       31.29      30.14       27.38       19.31       17.81       16.58      16.06
    Period-end                               36.26       37.00      34.71       30.90       28.94       20.38       16.58      20.31
Dividends declared per share                   .25         .22        .22         .22         .22         .22         .22        .22
------------------------------------------------------------------------------------------------------------------------------------
*Debt restructurings occurred in second quarter 2001 and cumulative adjustment (reflecting effects of changes in accounting principles related to derivatives) occurred in first quarter 2001.

OTHER
-----

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the instrument's fair value be recognized currently in earnings (or other comprehensive income). If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings. The initial impact of adopting SFAS No. 133 resulted in a net transition adjustment that was recognized as the cumulative effect of a change in accounting principle.


F-38                                        First Tennessee National Corporation

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer-term hedges and, in First Tennessee's view, can distort short-term measures of reported earnings. First Tennessee uses a combination of derivative financial instruments to hedge certain components of the interest-rate risk associated with its portfolio of MSR, which currently have an average life of approximately seven years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point-in-time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to First Tennessee over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if First Tennessee sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. First Tennessee believes the effect of such volatility on short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

First Tennessee believes that difficulties in interpreting the effects of SFAS No. 133 are sufficiently great that it may be worthwhile to be able to identify and isolate these effects and to determine what net income would be excluding certain SFAS No. 133 adjustments related to mortgage banking capitalized servicing rights. Therefore, this analysis has been added as a recurring part of management's discussion of operating results. This new item, servicing rights net value changes under SFAS No. 133 (SFAS No. 133 gain or loss), represents the change in the fair value of hedged interest-rate risk of MSR, net of changes in the fair value of derivative financial instruments designated to hedge such risks excluding the impact of cash settlements and interest accruals on derivatives with periodic cash flows and changes in fair value due to the passage of time including time decay of options, and beginning in the third quarter, the time price convergence of forward instruments. For 2001 a pre-tax SFAS No. 133 gain of $5.0 million ($3.3 million after tax) was recognized. The impact on earnings from hedging of the MSR portfolio is included on the Statement of Income in mortgage banking noninterest income.

First Tennessee believes a review of the trend, if any, of the servicing rights net value changes under SFAS No. 133 over a long period of time, preferably over an interest-rate business cycle, is a more meaningful measure to determine the effectiveness of hedging strategies.

For its internal evaluation of performance for each applicable period, First Tennessee subtracts SFAS No. 133 gains from reported net income and adds SFAS No. 133 losses to reported net income. The internal evaluation of long-term performance will include the long-term trend, if any, in SFAS No. 133 gains or losses.

FURTHER INTERPRETATIONS OF SFAS NO. 133

Certain provisions of SFAS No. 133 continue to undergo significant discussion and debate by the Financial Accounting Standards Board (FASB). One such potential issue involves the assessment of hedge effectiveness (and its impact on qualifying for hedge accounting) when hedging fair value changes of prepayable assets due to changes in the benchmark interest rate. As the FASB continues to deliberate interpretation of the new rules, the potential exists for a difference between First Tennessee's interpretation and that of the FASB, the effects of which cannot presently be anticipated but failure to obtain hedge accounting treatment could be significant to results of operations.

ACCOUNTING CHANGES

On June 30, 2001, the FASB finalized SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS No. 141 all business combinations initiated after June 30, 2001, must be accounted for using the purchase method. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to an assessment for impairment using a fair-value-based test at least annually. Goodwill associated with equity-method investments is also no longer amortized, but impairment analysis is governed by existing impairment guidance for equity-method investments and


First Tennessee National Corporation                                        F-39
not the new impairment rules. Also under the new rules, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold or otherwise transferred, regardless of the acquirer's intent to do so. These new rules are expected to result in more intangible assets being separated from goodwill than generally occurs today. The resulting assets will be amortized over their useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, which for First Tennessee will mean January 1, 2002. First Tennessee estimates the impact of adopting these new standards will be to reduce noninterest expense annually by approximately $7 million pre-tax without regard to any new acquisitions or future impairment that may occur, the effect of which cannot be predicted at this time. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses accounting and reporting issues related to the impairment of long-lived assets and for long-lived assets to be disposed of. This standard is effective for fiscal years beginning after December 15, 2001, which for First Tennessee will be January 1, 2002. First Tennessee anticipates the impact of adopting this standard will be immaterial.


F-40                                        First Tennessee National Corporation

                                    GLOSSARY

ALLOWANCE FOR LOAN LOSSES - Valuation reserve representing the amount considered by management to be adequate to cover estimated losses inherent in the loan portfolio.

BASIS POINT - The equivalent of one-hundredth of one percent (0.01). One hundred basis points equals one percent. This unit is generally used to measure movements in interest yields and rates.

BASIS RISK - Refers to changes in the relationship between various interest rate segments (e.g. the difference between the Prime and the Fed Funds Rates).

BOOK VALUE PER COMMON SHARE - A ratio determined by dividing shareholders' equity at the end of a period by the number of common shares outstanding at the end of that period.

BULK SALES - Sales of mortgage servicing rights that are transacted separately from the sale of the related loans.

CHARGE-OFFS - The amount charged against the allowance for loan losses to reduce specific loans to their collectible amount.

CLASSIFIED LOAN - A loan that has caused management to have serious doubts about the borrower's ability to comply with present repayment terms. Included in this category are grade F performing and nonperforming loans. In compliance with the standards established by the Office of the Comptroller of the Currency
(OCC) these loans are classified as substandard, doubtful, and loss depending on the severity of the loan's deterioration.

COMMERCIAL PAPER - A short-term unsecured debt obligation of the parent company with maturities typically of 30 days to 270 days.

COMMERCIAL AND STANDBY LETTERS OF CREDIT - Commercial letters of credit are issued or confirmed by an entity to ensure the payment of its customers' payables and receivables. Standby letters of credit are issued by an entity to ensure its customers' performance in dealing with others.

COMMITMENT TO EXTEND CREDIT - Agreements to make or acquire a loan or lease as long as agreed-upon terms (e.g., expiration date, covenants, or notice) are met. Generally these commitments have fixed expiration dates or other termination clauses and may require payment of a fee.

CORE DEPOSITS - Core deposits consist of all interest-bearing and noninterest-bearing deposits, except certificates of deposit over $100,000. They include checking interest deposits, money market deposit accounts, time and other savings, plus demand deposits.

DERIVATIVE FINANCIAL INSTRUMENT - Forwards, swaps, option contracts, or other financial instruments with similar characteristics, such as interest rate caps or floors, or fixed-rate loan commitments.

DILUTED EARNINGS PER COMMON SHARE - Net income, divided by average shares outstanding plus the number of shares that would be outstanding if all dilutive common shares had been issued. Dilutive common shares, for example, would represent outstanding options where the average stock price exceeds the price at which the option was granted.

DOUBLE LEVERAGE RATIO - A ratio that measures the degree to which parent company debt supports investments in subsidiaries. It is calculated by dividing the parent company's investment in subsidiaries by total consolidated equity.

EARNING ASSETS - Assets that generate interest or dividend income or yield-related fee income, such as loans and investment securities.

EARNINGS PER COMMON SHARE - Net income, divided by the average number of common shares outstanding in the period. (See also diluted earnings per share)


First Tennessee National Corporation                                        F-41

FEDERAL FUNDS SOLD/PURCHASED - Excess balances of depository institutions which are loaned to each other, generally on an overnight basis.

FLOW SALES - Refers to sales of loans where the servicing right is released at the time the related loan is sold.

FULLY TAXABLE EQUIVALENT INCOME (FTE) - Income which has been adjusted by increasing tax-exempt income to a level that would yield the same after-tax income had that income been subject to taxation.

HEDGE - An instrument used to reduce risk by entering into a transaction which offsets existing or anticipated exposures to changes in interest rates.

INTEREST FREE SOURCES - Noninterest-bearing liabilities (such as demand deposits, other liabilities, and shareholders' equity) net of nonearning assets (such as cash, fixed assets, and other assets).

INTEREST RATE CAPS AND FLOORS - Contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds a fixed upper "capped" level or falls below a fixed lower "floor" level on specified future dates.

INTEREST RATE FORWARD CONTRACTS - Contracts representing commitments either to purchase or sell at a specified future date a specified security or financial instrument at a specified price, and may be settled in cash or through delivery. These obligations are generally short term in nature.

INTEREST RATE OPTIONS - A contract that grants the holder (purchaser), for a fee, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer (seller) of the option.

INTEREST RATE SENSITIVITY - The relationship of changes in interest income and interest expense to fluctuations in interest rates over a defined period of time.

INTEREST RATE SWAP - An agreement in which two entities agree to exchange, at specified intervals, interest payment streams calculated on an agreed upon notional principal amount with at least one stream based on a floating rate index.

INTEREST SENSITIVITY GAP - The difference between interest-rate sensitive assets and interest-rate sensitive liabilities over a designated time period. A net asset exists when interest-rate sensitive assets exceed interest-rate sensitive liabilities. A net liability position exists when liabilities exceed assets.

LEVERAGE RATIO - Tier 1 capital divided by quarterly average assets excluding any adjustments for available for sale securities unrealized gains/(losses), goodwill, and certain other intangible assets.

LIQUIDITY - The ability of a corporation to generate adequate funds to meet its cash flow requirements. It is measured by the ability to quickly convert assets into cash with minimal exposure to interest rate risk, by the size and stability of the core deposit base, and by additional borrowing capacity within the money markets.

MARKET CAPITALIZATION - Market value of a firm computed by multiplying the number of shares outstanding by the current stock price.

MORTGAGE PIPELINE - Interest-rate commitments made to customers on mortgage loans that have not yet been closed and funded.

MORTGAGE WAREHOUSE - A mortgage loan that has been closed and funded and is awaiting sale and delivery into the secondary market.

MORTGAGE SERVICING RIGHTS - The right to service mortgage loans, generally owned by someone else, for a fee. Loan servicing includes collecting payments; remitting funds to investors, insurance companies, and taxing authorities; collecting delinquent payments; and foreclosing on properties when necessary.


F-42                                        First Tennessee National Corporation

NET INTEREST INCOME (NII) - Interest income less interest expense.

NET INTEREST MARGIN - A measurement of how effectively the bank utilizes its earning assets in relationship to the interest cost of funding them. It is computed by dividing fully taxable-equivalent net interest income by average earning assets.

NET INTEREST SPREAD - The difference between the average yield earned on earning assets on a fully taxable equivalent basis and the average rate paid for interest-bearing liabilities.

NONACCRUAL LOANS - Loans on which interest accruals have been discontinued due to the borrower's financial difficulties. Interest income on these loans is reported on a cash basis as it is collected after recovery of principal.

NONPERFORMING ASSETS - Interest earning assets on which interest income is not being accrued, restructured loans on which interest rates or terms of repayment have been materially revised, real estate properties acquired through foreclosure, and repossessed assets.

NOTIONAL PRINCIPAL AMOUNT - An amount on which payments for interest rate swaps and interest rate options, caps and floors are based. The "notional amount" is not paid or received.

PROVISION FOR LOAN LOSSES - The periodic charge to earnings for potential losses in the loan portfolio.

PURCHASED FUNDS - The combination of certificates of deposit greater than $100,000, federal funds purchased, securities sold under agreement to repurchase, bank notes, commercial paper, and other short-term borrowings.

RECOVERIES - The amount added to the allowance for loan losses when funds are received on a loan which was previously charged off.

REPURCHASE AGREEMENT - A method of short-term financing where one party agrees to buy back, at a future date (generally overnight) and an agreed-upon price, a security it sells to another party.

RESTRUCTURED LOANS - Loans where the institution, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not otherwise consider.

RETURN ON AVERAGE ASSETS (ROA) - A measure of profitability that indicates how effectively an institution utilized its assets. It is calculated by dividing annualized net income by total average assets.

RETURN ON AVERAGE EQUITY (ROE) - A measure of profitability that indicates what an institution earned on its shareholders' investment. ROE is calculated by dividing net income by total average shareholders' equity.

REVENUE - The sum of net interest income and noninterest income. For some comparisons, securities gains/losses are excluded.

RISK-ADJUSTED ASSETS - A regulatory risk-based calculation that takes into account the broad differences in risks among a banking organization's assets and off-balance sheet instruments.

SECURITIZED ASSETS OR SECURITIZATION - The process by which financial assets are packaged, underwritten and sold as securities.

TIER 1 CAPITAL RATIO - Ratio consisting of shareholders' equity before any adjustments for available for sale securities unrealized gains/(losses), reduced by goodwill, certain other intangible assets and the disallowable portion of mortgage servicing rights divided by risk-adjusted assets.

TOTAL CAPITAL RATIO - Tier 1 capital plus the allowable portion of the allowance for loan losses and qualifying subordinated debt divided by risk-adjusted assets.


First Tennessee National Corporation                                        F-43

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                    December 31
                                                             ---------------------------
(Dollars in thousands)                                            2001          2000
----------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks (Note 18)                             $   885,183   $   838,148
Federal funds sold and securities purchased under
  agreements to resell                                            229,440       122,251
----------------------------------------------------------------------------------------
     Total cash and cash equivalents                            1,114,623       960,399
----------------------------------------------------------------------------------------
Investment in bank time deposits                                    1,740         3,629
Trading securities                                                646,179       253,796
Loans held for sale                                             3,399,309     1,735,070
Securities available for sale (Note 3)                          2,064,611     2,200,741
Securities held to maturity (fair value of $459,109 on
  December 31, 2001, and $619,728 on December 31, 2000)
  (Note 3)                                                        461,259       638,315
Loans, net of unearned income (Note 4)                         10,283,143    10,239,450
   Less: Allowance for loan losses                                155,373       143,696
----------------------------------------------------------------------------------------
     Total net loans                                           10,127,770    10,095,754
----------------------------------------------------------------------------------------
Premises and equipment, net (Note 5)                              251,504       286,107
Real estate acquired by foreclosure                                21,989        16,290
Mortgage servicing rights, net (Note 6)                           665,005       743,714
Intangible assets, net (Note 7)                                   185,004       121,624
Capital markets receivables and other assets                    1,677,798     1,499,647
----------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $20,616,791   $18,555,086
========================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Interest-bearing (Note 8)                                   $ 9,596,230   $ 9,341,603
  Noninterest-bearing                                           4,010,104     2,847,088
----------------------------------------------------------------------------------------
     Total deposits                                            13,606,334    12,188,691
----------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements
  to repurchase (Note 9)                                        2,921,543     2,981,026
Commercial paper and other short-term borrowings (Note 9)         449,151       456,535
Capital markets payables and other liabilities                  1,467,453       996,574
Term borrowings (Note 10)                                         550,361       409,676
----------------------------------------------------------------------------------------
     Total liabilities                                         18,994,842    17,032,502
----------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in First
  Tennessee's junior subordinated debentures (Note 11)            100,000       100,000
Preferred stock of subsidiary (Note 12)                            44,187        38,428
----------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Preferred stock -- no par value (5,000,000 shares
  authorized, but unissued)                                            --            --
Common stock -- $.625 par value (shares
  authorized -- 400,000,000; shares issued -- 125,865,188 on
  December 31, 2001 and 128,744,573 on December 31, 2000)          78,666        80,465
Capital surplus                                                   106,682       115,775
Undivided profits                                               1,263,649     1,172,548
Accumulated other comprehensive income (Note 15)                   23,278        14,598
Deferred compensation on restricted stock incentive plans          (2,126)       (4,183)
Deferred compensation obligation                                    7,613         4,953
----------------------------------------------------------------------------------------
     Total shareholders' equity                                 1,477,762     1,384,156
----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $20,616,791   $18,555,086
========================================================================================
See accompanying notes to consolidated financial statements.


F-44                                        First Tennessee National Corporation

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                               Year Ended December 31
                                                                                  --------------------------------------------------
(Dollars in thousands except per share data)                                          2001              2000              1999
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                                        $    809,105      $    912,372      $    751,555
Interest on investment securities:
  Taxable                                                                              166,774           196,864           175,933
  Tax-exempt                                                                             1,451             1,946             2,661
Interest on loans held for sale                                                        165,900           197,314           231,284
Interest on trading securities                                                          48,551            34,410            31,371
Interest on other earning assets                                                         7,090            20,140            14,360
------------------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                              1,198,871         1,363,046         1,207,164
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits:
  Savings                                                                                3,840             5,537             5,776
  Checking interest and money market                                                    84,865           110,802           104,263
  Certificates of deposit under $100,000 and other time                                111,102           129,211           123,781
  Certificates of deposit $100,000 and more                                            137,095           254,880           165,913
Interest on short-term borrowings                                                      145,535           239,947           193,128
Interest on term borrowings                                                             30,159            24,318            24,793
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                               512,596           764,695           617,654
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                    686,275           598,351           589,510
Provision for loan losses                                                               93,493            67,353            57,923
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    592,782           530,998           531,587
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage banking                                                                       449,647           238,031           479,886
Capital markets                                                                        343,647           117,870           126,835
Deposit transactions and cash management                                               133,631           116,080           106,240
Divestitures                                                                            80,357           157,635             4,246
Trust services and investment management                                                56,705            65,817            59,807
Merchant processing                                                                     45,426            48,232            49,711
Equity securities gains/(losses), net                                                   (3,290)              754             2,313
Debt securities losses, net                                                             (1,041)           (4,961)              (56)
All other income and commissions (Note 14)                                             154,554           173,216           141,237
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                           1,259,636           912,674           970,219
------------------------------------------------------------------------------------------------------------------------------------
ADJUSTED GROSS INCOME AFTER PROVISION FOR LOAN LOSSES                                1,852,418         1,443,672         1,501,806
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Employee compensation, incentives and benefits                                         797,841           598,017           633,640
Equipment rentals, depreciation and maintenance                                         74,106            68,230            57,807
Occupancy                                                                               69,069            80,453            73,052
Operations services                                                                     59,635            70,875            64,545
Communications and courier                                                              48,771            47,337            51,937
Amortization of intangible assets                                                       10,805            11,738            10,492
All other expense (Note 14)                                                            298,521           230,020           230,894
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                                          1,358,748         1,106,670         1,122,367
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                             493,670           337,002           379,439
Applicable income taxes (Note 16)                                                      164,068           104,421           131,906
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE DEBT RESTRUCTURINGS AND CUMULATIVE EFFECT
  OF CHANGES IN ACCOUNTING PRINCIPLES                                                  329,602           232,581           247,533
Debt restructurings, net of tax                                                         (3,225)               --                --
Cumulative effect of changes in accounting principles, net of tax                       (8,168)               --                --
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                        $    318,209      $    232,581      $    247,533
====================================================================================================================================
EARNINGS PER COMMON SHARE BEFORE DEBT RESTRUCTURINGS
  AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (Note 17)             $       2.58      $       1.79      $       1.90
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE (Note 17)                                               $       2.49      $       1.79      $       1.90
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE BEFORE DEBT RESTRUCTURINGS
  AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (Note 17)             $       2.51      $       1.77      $       1.85
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE (Note 17)                                       $       2.42      $       1.77      $       1.85
------------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                         127,777,356       129,865,065       130,572,763
------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


First Tennessee National Corporation                                        F-45

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                           Common                     Common       Capital       Undivided
(Amounts in thousands)                     Shares        Total         Stock       Surplus        Profits
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                 128,974     $1,099,534     $80,609      $ 96,778      $  908,977
Net income                                      --        247,533          --            --         247,533
Other comprehensive income:
  Unrealized market adjustments, net of
  tax and reclassification adjustment           --        (34,624)         --            --              --
                                           -----------------------------------------------------------------
     Comprehensive income                       --        212,909          --            --         247,533
                                           -----------------------------------------------------------------
Cash dividends declared ($.79/share)            --       (102,788)         --            --        (102,788)
Common stock issued:
  Acquisitions:
    Cambridge Mortgage Company                  22            704          14           690              --
    Elliot Ames, Inc.                          242          6,800         151         6,649              --
  For exercise of stock options              1,904         32,306       1,190        30,942              --
Tax benefit from non-qualified
  stock options                                 --         11,616          --        11,616              --
Common stock repurchased                    (1,286)       (41,213)       (804)      (40,409)             --
Amortization on restricted stock
  incentive plans                               --          2,149          --            --              --
Other                                           22         19,450          14        24,370              --
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                 129,878      1,241,467      81,174       130,636       1,053,722
Net income                                      --        232,581          --            --         232,581
Other comprehensive income:
  Unrealized market adjustments,
  net of tax and reclassification
  adjustment                                    --         36,350          --            --              --
                                           -----------------------------------------------------------------
     Comprehensive income                       --        268,931          --            --         232,581
                                           -----------------------------------------------------------------
Cash dividends declared ($.88/share)            --       (113,755)         --            --        (113,755)
Common stock issued for exercise
  of stock options                           1,309         17,310         818        15,557              --
Common stock repurchased                    (2,461)       (48,476)     (1,539)      (46,937)             --
Amortization on restricted stock
  incentive plans                               --          2,019          --            --              --
Other                                           19         16,660          12        16,519              --
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                 128,745      1,384,156      80,465       115,775       1,172,548
Net income                                      --        318,209          --            --         318,209
Other comprehensive income:
  Cumulative effect of change in
  accounting principle, net of tax              --          1,449          --            --              --
  Unrealized market adjustments,
  net of tax and reclassification
  adjustment                                    --          7,231          --            --              --
                                           -----------------------------------------------------------------
     Comprehensive income                       --        326,889          --            --         318,209
                                           -----------------------------------------------------------------
Cash dividends declared ($.91/share)            --       (115,260)         --            --        (115,260)
Common stock issued for exercise of
  stock options                              4,346         77,114       2,716        71,738              --
Tax benefit from non-qualified
  stock options                                 --         28,293          --        28,293              --
Common stock repurchased                    (7,217)      (238,701)     (4,510)     (122,343)       (111,848)
Amortization on restricted stock
  incentive plans                               --          2,168          --            --              --
Other                                           (9)        13,103          (5)       13,219              --
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                 125,865     $1,477,762     $78,666      $106,682      $1,263,649
============================================================================================================


                                              Accumulated   Deferred      Deferred
                                                Other       Compen-       Compen-
                                             Comprehensive   sation        sation
(Amounts in thousands)                          Income       Asset        Liability
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                     $ 12,872     $ (1,209)        $1,507
Net income                                           --           --             --
Other comprehensive income:
  Unrealized market adjustments, net of
  tax and reclassification adjustment           (34,624)          --             --
                                            ----------------------------------------
     Comprehensive income                       (34,624)          --             --
                                            ----------------------------------------
Cash dividends declared ($.79/share)                --            --             --
Common stock issued:
  Acquisitions:
    Cambridge Mortgage Company                      --            --             --
    Elliot Ames, Inc.                               --            --             --
  For exercise of stock options                     --            --            174
Tax benefit from non-qualified
  stock options                                     --            --             --
Common stock repurchased                            --            --             --
Amortization on restricted stock
  incentive plans                                   --         2,149             --
Other                                               --        (6,614)         1,680
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                     (21,752)       (5,674)         3,361
Net income                                          --            --             --
Other comprehensive income:
  Unrealized market adjustments,
  net of tax and reclassification
  adjustment                                    36,350            --             --
                                           -----------------------------------------
     Comprehensive income                       36,350            --             --
                                           -----------------------------------------
Cash dividends declared ($.88/share)                --            --             --
Common stock issued for exercise
  of stock options                                  --            --            935
Common stock repurchased                            --            --             --
Amortization on restricted stock
  incentive plans                                   --         2,019             --
Other                                               --          (528)           657
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                      14,598        (4,183)         4,953
Net income                                          --            --             --
Other comprehensive income:
  Cumulative effect of change in
  accounting principle, net of tax               1,449            --             --
  Unrealized market adjustments,
  net of tax and reclassification
  adjustment                                     7,231            --             --
                                           -----------------------------------------
     Comprehensive income                        8,680            --             --
                                           -----------------------------------------
Cash dividends declared ($.91/share)                --            --             --
Common stock issued for exercise of
  stock options                                     --            --          2,660
Tax benefit from non-qualified
  stock options                                     --            --             --
Common stock repurchased                            --            --             --
Amortization on restricted stock
  incentive plans                                   --         2,168             --
Other                                               --          (111)            --
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                     $23,278      $ (2,126)        $7,613
====================================================================================
See accompanying notes to consolidated financial statements.


F-46                                        First Tennessee National Corporation

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended December 31
                                                                                 -------------------------------------------------
(Dollars in thousands)                                                               2001              2000              1999
----------------------------------------------------------------------------------------------------------------------------------
OPERATING         Net income                                                     $   318,209       $   232,581       $   247,533
ACTIVITIES        Adjustments to reconcile net income to net cash
                    provided/(used) by operating activities:
                      Provision for loan losses                                       93,493            67,353            57,923
                      Provision/(benefit) for deferred income tax                   (157,870)           40,082            81,633
                      Depreciation and amortization of premises and equipment         56,906            58,854            53,719
                      Amortization and impairment of mortgage servicing rights       224,775           112,726           103,471
                      Amortization of intangible assets                               10,805            11,738            10,492
                      Net other amortization and accretion                            14,480            39,370            51,524
                      Net (increase)/decrease in net derivative product assets        87,970           (24,860)           23,014
                      Market value adjustment on foreclosed property                  14,442             9,911             5,633
                      Loss on sale of securitized auto loans                              --             1,315                --
                      Loss/(gain) on early retirement of debt                          5,107                --            (1,420)
                      Gain on equity interest from demutualization                        --                --            (6,143)
                      Equity securities (gains)/losses                                 3,290              (754)           (2,313)
                      Debt securities losses                                           1,041             4,961                56
                      Net losses/(gains) on disposals of fixed assets                  5,528             5,367            (1,405)
                      Gains on divestitures                                          (80,357)         (157,635)           (4,246)
                      Net (increase)/decrease in:
                        Trading securities                                          (237,659)         (106,755)          220,779
                        Loans held for sale                                       (1,664,239)          410,999         1,858,685
                        Capital markets receivables                                 (272,601)          (28,428)          149,690
                        Interest receivable                                           26,430            (9,994)            1,859
                        Other assets                                                (134,061)         (198,732)         (637,938)
                      Net increase/(decrease) in:
                        Capital markets payables                                     293,452            37,920          (127,795)
                        Interest payable                                             (32,497)           (7,194)           (2,356)
                        Other liabilities                                            299,358           (10,730)          (84,865)
----------------------------------------------------------------------------------------------------------------------------------
                          Total adjustments                                       (1,442,207)          255,514         1,749,997
----------------------------------------------------------------------------------------------------------------------------------
                  Net cash provided/(used) by operating activities                (1,123,998)          488,095         1,997,530
----------------------------------------------------------------------------------------------------------------------------------
INVESTING         Held to maturity securities:
ACTIVITIES          Maturities                                                       175,856           131,720           216,146
                    Purchases                                                             --              (500)               --
                  Available for sale securities:
                    Sales                                                            124,632           887,188            71,053
                    Maturities                                                       810,913           515,589           683,613
                    Purchases                                                       (945,823)       (1,241,976)         (880,343)
                  Premises and equipment:
                    Sales                                                              6,514             1,549            11,927
                    Purchases                                                        (27,694)          (44,883)         (106,420)
                  Net increase in loans                                             (647,132)       (1,407,939)       (1,270,333)
                  Proceeds from auto loan securitizations                                 --           184,379                --
                  Net (increase)/decrease in investment in bank time deposits          1,889              (366)           (2,052)
                  Proceeds from divestitures, net of cash and cash equivalents       453,279           455,832            (4,778)
                  Acquisitions, net of cash and cash equivalents acquired            (11,495)               --            (6,973)
----------------------------------------------------------------------------------------------------------------------------------
                  Net cash used by investing activities                              (59,061)         (519,407)       (1,288,160)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING         Common stock:
ACTIVITIES          Exercise of stock options                                         78,183            16,639            34,457
                    Cash dividends paid                                             (112,093)         (113,958)          (98,704)
                    Repurchase of shares                                            (238,701)          (48,542)          (41,262)
                  Term borrowings:
                    Issuance                                                         324,151           101,200            52,421
                    Payments                                                        (245,595)          (50,392)         (107,200)
                  Net increase/(decrease) in:
                    Deposits                                                       1,565,300           820,100          (316,797)
                    Short-term borrowings                                            (33,962)         (968,950)           67,209
----------------------------------------------------------------------------------------------------------------------------------
                  Net cash (used)/provided by financing activities                 1,337,283          (243,903)         (409,876)
----------------------------------------------------------------------------------------------------------------------------------
                  Net (decrease)/increase in cash and cash equivalents               154,224          (275,215)          299,494
----------------------------------------------------------------------------------------------------------------------------------
                  Cash and cash equivalents at beginning of period                   960,399         1,235,614           936,120
----------------------------------------------------------------------------------------------------------------------------------
                  Cash and cash equivalents at end of period                     $ 1,114,623       $   960,399       $ 1,235,614
==================================================================================================================================
                  Total interest paid                                            $   544,336       $   771,189       $   619,740
                  Total income taxes paid                                            250,607            96,693            48,802
----------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


First Tennessee National Corporation                                        F-47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 [ ] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING. The consolidated financial statements of First Tennessee National Corporation (First Tennessee), including its subsidiaries, are prepared in conformity with generally accepted accounting principles and follow general practices within the industries in which it operates. This preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION. The consolidated financial statements include the accounts of First Tennessee and its majority-owned subsidiaries. Affiliates that are not majority owned are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform to current year presentation. None of these reclassifications had any effect on net income or earnings per share for any of the periods presented.

Business combinations accounted for as purchases are included in the financial statements from the respective dates of acquisition.

STATEMENTS OF CASH FLOWS. For purposes of these statements, cash and due from banks, federal funds sold, and securities purchased under agreements to resell are considered cash and cash equivalents. Federal funds are usually sold for one-day periods, and securities purchased under agreements to resell are short-term, highly liquid investments.

The following significant non-cash stock transactions occurred in 1999: First Tennessee issued approximately 22,000 shares related to the acquisition of Cambridge Mortgage Company and issued approximately 242,000 shares related to the acquisition of Elliot Ames, Inc.

TRADING SECURITIES. Inventories purchased in connection with underwriting or dealer activities are carried at market value. Gains and losses, both realized and unrealized, on these inventories are reflected in noninterest income as capital markets income. In addition, retained interests, in the form of interest-only and principal-only strips, from mortgage banking securitizations are recognized at fair value with gains and losses, both realized and unrealized, recognized in mortgage banking income.

INVESTMENT SECURITIES. Securities that First Tennessee has the ability and positive intent to hold to maturity are classified as securities held to maturity and are carried at amortized cost. Securities that may be sold prior to maturity for asset/liability management purposes and equity securities are classified as securities available for sale and are carried at fair value. The unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of tax, as a component of other comprehensive income within shareholders' equity.

The amortized cost of all securities is adjusted for amortization of premium and accretion of discount to maturity, or earlier call date if appropriate, using the level yield method. Such amortization and accretion is included in interest income from securities. Realized gains and losses and declines in value judged to be other than temporary are determined by the specific identification method and reported in noninterest income.

SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS. First Tennessee Capital Markets enters into short-term purchases of securities under agreements to resell which are accounted for as collateralized financings except where First Tennessee does not have an agreement to sell the same or substantially the same securities before maturity at a fixed or determinable price. Securities delivered under these transactions are delivered to either the dealer custody account at the Federal Reserve Bank or to the applicable counterparty. Collateral is valued daily and First Tennessee may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

Securities sold under agreements to repurchase (securities sold) are offered to cash management customers as an automated, collateralized investment account. Securities sold are also used by the regional banking group to obtain favorable borrowing rates on its purchased funds. Under these transactions, securities are delivered to the counterparty's custody account. In the normal course of business, First Tennessee does not use this as a primary funding source.

MORTGAGE BANKING. First Tennessee's mortgage lenders originate first-lien mortgage loans primarily for the purpose of selling them in the secondary market. In 2001 mortgage loans held for sale (the warehouse) are recorded at the lower of aggregate cost or market value adjusted for offsetting gains or losses resulting from hedging activities. The carrying value of mortgage loans held for sale is net of deferred origination fees and costs. Prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," the warehouse loans were carried at the lower of aggregate cost or market value. Also included in the lower of cost or market analysis are the estimated costs


F-48                                        First Tennessee National Corporation
and market values of the mortgage loan commitments. Gains and losses realized from the sale of these assets and adjustments to market value are included in noninterest income. Some of these loans are sold with provisions of recourse.

As of December 31, 2001 and 2000, respectively, the outstanding principal amount of these single-family residential loans that were sold on a recourse basis was $211.1 million and $169.2 million. In the event of borrower nonperformance, First Tennessee would assume losses to the extent they exceed the value of the collateral and private mortgage insurance, FHA insurance or VA guarantees. A reserve has been established to cover any inherent losses. These loans are reviewed on a regular basis to ensure that reserves are adequate to provide for foreclosure losses. In addition, First Tennessee originates, sells and services loans guaranteed by the Veterans Administration (VA). In the event of foreclosure, First Tennessee, as a servicer of VA loans, has credit risk to the extent that the outstanding loan balance exceeds the VA guarantee and the value of the underlying real estate. As of December 31, 2001 and 2000, the outstanding principal balance of VA loans serviced was $5.1 billion and $5.3 billion, respectively. These loans are reviewed on a regular basis, and a reserve has been established to cover any inherent losses.

In certain cases, mortgage banking continues to service securitized mortgage loans and has also retained interest-only strips or principal-only strips. The retained interests are initially valued by allocating the total cost basis of the securitized assets between the assets sold and the retained interests based on their relative fair values at the time of securitization. The interest-only and principal-only strips are financial assets that represent rights to receive earnings from serviced assets that exceed contractually specified servicing fees and currently are recognized on the balance sheet at fair value in trading securities. In 2000 the interest-only and principal-only strips were recognized in securities available for sale. The fair value of the interest-only and principal-only strips is determined using market prices from closely comparable assets such as MSR that are tested against prices determined using a valuation model that calculates the present value of estimated future cash flows.

First Horizon Home Loan Corporation (FHHLC), an indirect wholly owned subsidiary of First Tennessee, has also completed proprietary securitizations of loans from the warehouse with prime quality jumbo fixed rate loans through its subsidiary First Horizon Asset Securities, Inc. The resulting securities are sold as senior and subordinate bonds, while servicing rights and in certain cases a principal cashflow tranche (principal-only strip) have been retained. Gain or loss on sale of the securities is recognized in noninterest income. The fair value of the principal-only strips is determined using key market indicators to establish a benchmark that is adjusted to reflect the difference between readily marketable securities and privately issued securities.

Servicing rights related to the mortgages sold have historically been mostly retained. A significant portion of the MSR was sold in 2001 under a flow servicing sale agreement. MSR are initially valued by allocating the total cost between the loan and the servicing right based on their relative fair values. First Tennessee uses a cash flow valuation model to determine the fair value of the servicing rights created. These valuations are tested for reasonableness against prices obtained from flow and bulk sales of servicing. Additionally, for agency conforming product, an independent market valuation is obtained. Model assumptions are periodically reviewed and may be revised from time to time to more accurately reflect current assumptions such as prepayment speeds.

For purposes of impairment evaluation and measurement, the MSR are stratified based on the predominant risk characteristics of the underlying loans. These strata currently include adjustable and fixed-rate loans. The fixed-rate loans are further stratified by 150 basis-point interest rate bands. Previously the strata included adjustable rate conventional and government and fixed rate conventional and government by interest rate band. The MSR are amortized over the period of and in proportion to the estimated net servicing revenues. A quarterly value impairment analysis is performed using a discounted cash flow methodology that is disaggregated by predominant risk characteristics. Impairment, if any, is recognized through a valuation allowance for individual strata. However, if the impairment is determined to be other than temporary, a direct writeoff of the asset is made. See further detail about mortgage banking policies in the derivative financial instruments disclosure below.

LOANS. Loans are stated at principal amounts outstanding, net of unearned income. Interest on loans is recognized at the applicable interest rate on the principal amount outstanding. Impaired loans are generally carried on a nonaccrual status. Loans are ordinarily placed on nonaccrual status when, in management's opinion, the collection of principal or interest is unlikely, or when the collection of principal or interest is 90 days or more past due. Retail real estate loans and other retail loans are not placed on nonaccrual status, but are charged off when past due 180 days and 120 days, respectively. However, if the debtor has filed for bankruptcy, the loans are charged off within 60 days of notification or at 120 days past due for close ended loans and 180 days for open ended loans (i.e. credit card), whichever is shorter.

Accrued but uncollected interest is reversed and charged against interest income when the loan is placed on nonaccrual status. On retail loans, accrued but uncollected interest is reversed when the loan is charged off. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to recover the principal balance and accrued interest. Interest payments received on nonaccrual and impaired loans are normally applied to principal. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income.


First Tennessee National Corporation                                        F-49

First Tennessee has securitized automobile loans and retained interest-only strips and servicing rights, both of which are retained interests in the securitized receivables. Gain or loss on sale of the loans was recognized in noninterest income based on the carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Subsequent to the sale, the servicing rights are recognized on the balance sheet in "Intangible assets."

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level that management determines is adequate to absorb estimated losses inherent in the loan portfolio. Management's evaluation process used to determine the adequacy of the allowance combines three factors: historical loss experience derived from analytical models, current trends and reasonably foreseeable events. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for possible loan losses reported in the financial statements.

All losses of principal are charged to the account when the loss actually occurs or when a determination is made that a loss is probable. Additions are made to the allowance through periodic provisions charged to current operations and recovery of principal on loans previously charged off.

PREMISES AND EQUIPMENT. Premises and equipment are carried at cost less accumulated depreciation and amortization and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Gains and losses on dispositions are reflected in noninterest income and expense.

Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets and are expensed to noninterest expense. Leasehold improvements are amortized over the lesser of the lease periods or the estimated useful lives using the straight-line method.

REAL ESTATE ACQUIRED BY FORECLOSURE. Real estate acquired by foreclosure consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or the estimated fair market value minus the estimated cost to sell the real estate. Losses arising at foreclosure are charged to the allowance for loan losses. Required developmental costs associated with foreclosed property under construction are capitalized and included in determining the estimated net realizable value of the property, which is reviewed periodically, and any write-downs are charged against current earnings as market adjustments.

INTANGIBLE ASSETS. Intangible assets consist of "Other intangibles" and "Goodwill." The "Other intangibles" represents identified intangible assets, including premium on purchased deposits, which are amortized over their estimated useful lives, except for those assets related to deposit bases that are primarily amortized over 10 years. "Goodwill" represents the excess of cost over net assets of acquired subsidiaries less identifiable intangible assets and is amortized to noninterest expense using the straight-line method over periods ranging from 15 to 40 years. Management evaluates whether events or circumstances have occurred that indicate the remaining useful life or carrying value of intangibles should be revised.

DERIVATIVE FINANCIAL INSTRUMENTS. First Tennessee utilizes various derivative financial instruments, which include interest rate forward contracts, interest rate floors and caps, options and interest rate swap agreements, as part of its risk management strategy and as a means to meet customers' needs. These instruments are subject to credit and market risks. Mortgage banking, capital markets and risk management operations currently employ the use of derivative financial instruments. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. The Asset/Liability Committee (ALCO) monitors the usage and effectiveness of these derivative financial instruments. ALCO, in conjunction with senior credit officers, also periodically reviews counterparty credit limits.

Credit risk represents the maximum potential loss due to possible non-performance by obligors and counterparties under the terms of contracts. First Tennessee manages credit risk by entering into financial instrument transactions through national exchanges, primary dealers or approved counterparties, and using mutual margining agreements whenever possible to limit potential exposure. With exchange-traded contracts, the credit risk is limited to the clearinghouse used. For non-exchange traded instruments, credit risk may occur when there is a gain in the fair value of the financial instrument and the counterparty fails to perform according to the terms of the contract and/or when the collateral proves to be of insufficient value.

Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in interest rates, prepayment speeds or the prices of debt instruments.

Interest rate forward contracts are over-the-counter contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date. Interest rate option contracts give the purchaser the right, but not the obligation, to buy or sell a specified quantity of a financial instrument, at a specified price, during a specified period of time. Caps and floors are options that are linked to a notional principal amount and an underlying


F-50                                        First Tennessee National Corporation
indexed interest rate. Interest rate swaps involve the exchange of interest payments at specified intervals between two parties without the exchange of any underlying principal. Notional amounts are used in such contracts to calculate interest payments and do not represent credit exposure. Exposure to interest rate contracts will increase or decrease as interest rates fluctuate.

SFAS No. 133, which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. Fair value is defined as the amount First Tennessee would receive or pay in the market to replace the derivatives as of the valuation date. Fair value is determined using available market information and appropriate valuation methodologies. SFAS No. 133 requires that changes in the instrument's fair value be recognized currently in earnings or other comprehensive income. If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings. The initial impact of adopting SFAS No. 133 resulted in a net transition adjustment that was recognized as the cumulative effect of a change in accounting principle.

Adoption of SFAS No. 133 was not retroactive, therefore, the manner in which derivatives historically have been accounted for was not affected, but significant changes have been made in accounting policies related to derivatives and hedges in 2001. The following accounting policies reflect the adoption of SFAS No. 133.

Mortgage Banking
----------------

Mortgage banking interest rate lock commitments, which have been determined to be derivative instruments, are recorded at fair value with changes in fair value recorded currently in earnings and are not a hedgable asset. Mortgage banking enters into forward sales commitments to protect the value of mortgage banking's short-term commitments to fund mortgage loan applications in process (the pipeline) and mortgage loans held for sale (the warehouse) from changes in fair value due to fluctuations in interest rates. These forward contracts are derivatives that are recorded at fair value under SFAS No. 133. The forward contracts related to loans in the warehouse are fair value hedges used to hedge the risk of change in the total fair value of the warehouse. Forward contracts used by mortgage banking operations to hedge against interest rate risk in the warehouse are reviewed periodically for correlation with expected changes in value. For 2001, gains of $12.1 million that represent the amount of hedge ineffectiveness for these fair value hedges were recognized in mortgage banking noninterest income.

Mortgage banking also enters into interest rate contracts (including swaps, swaptions, principal-only swaps, floors, and mortgage forward sales (TBA's)) to hedge against the effects of changes in fair value of its MSR due solely to changes in the benchmark rate (10-year LIBOR). For purposes of measuring effectiveness of the hedge, volatility and time decay are excluded from the effectiveness measurement of option-based derivatives. Interest rate derivative contracts used to hedge against interest rate risk in the servicing portfolio are designated to specific risk tranches of servicing. First Tennessee enters into hedges of the MSR to minimize the effects of loss in value of MSR associated with increased prepayment activity that generally results from declining interest rates. In a rising interest rate environment, the value of the MSR generally will increase while the value of the hedge instruments will decline. For purposes of measuring hedge effectiveness under SFAS No. 133, increases in values of hedge instruments exceeded the decrease in value of MSR by $47.7 million in 2001. This amount, after a reduction of $14.2 million representing the component of the derivative instruments' losses excluded from the assessment of hedge effectiveness, was recognized in mortgage banking noninterest income. FHHLC utilizes financial instruments that change in value inversely to the movement of interest rates to protect the value of its interest-only securities. Interest-only securities do not qualify for hedge accounting under SFAS No. 133, and therefore, gains and losses are recognized currently in earnings.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer-term hedges and, in First Tennessee's view, can distort short-term measures of reported earnings. First Tennessee uses a combination of derivative financial instruments to hedge certain components of the interest rate risk associated with its portfolio of MSR, which currently have an average life of approximately seven years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point in time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to First Tennessee over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if First Tennessee sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. First Tennessee believes the effect of such volatility on short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice. The servicing rights net value change for 2001, a pre-tax gain of 5.0 million, represents the change in fair value of hedged interest rate risk of MSR, net



First Tennessee National Corporation                                        F-51

----------------------------

of changes in the fair value of derivative financial instruments designated to hedge such risks. This excludes the impact of cash settlements and interest accruals on derivatives with periodic cash flows and changes in fair value due to time decay of options. Additionally, during the later half of 2001, the time price convergence of forward instruments was excluded.

Capital Markets
---------------

Capital markets buys and sells mortgage securities, municipal bonds and other securities for resale to customers. When these securities settle on a delayed basis, they are considered forward contracts. Capital markets also enters into interest rate contracts, including options, caps, swaps and floors for its customers. These transactions are measured at fair value, with changes in fair value recognized currently in capital markets noninterest income. Related assets are recorded on the balance sheet as capital markets securities inventory or receivables and any liabilities are recognized as capital markets payables. Capital markets utilizes futures contracts, from time to time, to manage exposure arising from the inventory position. Credit risk related to these transactions is controlled through credit approvals, risk control limits and on-going monitoring procedures through ALCO.

Interest Rate Risk Management
-----------------------------

First Tennessee's ALCO focuses on managing market risk by controlling and limiting earnings volatility attributable to changes in interest rates. Interest rate risk exists to the extent that interest-earning assets and liabilities have different maturity or repricing characteristics. First Tennessee uses derivatives, including swaps, caps, options, and collars, that are designed to moderate the impact on earnings as interest rates change. First Tennessee's interest rate risk management policy is to use derivatives not to speculate but to hedge interest rate risk or market value of assets or liabilities.

Interest rate risk management uses interest rate swaps to hedge the interest rate risk of certain liabilities that qualify as fair value hedges. Interest paid or received for swaps is recognized as an adjustment of the interest expense of the liabilities whose risk is being managed. For 2001, there was no hedge ineffectiveness for qualifying fair value hedges. Interest rate swaps and caps not designated as hedging instruments are also used to moderate the impact on earnings as interest rates change. Any contracts that fail to qualify for hedge accounting are measured at fair value with any gains or losses included in current earnings in noninterest income.

In addition to these derivative instruments, First Tennessee also entered into an equity collar in 2000 to protect the value of stock that was to be received from an equity investment. This transaction qualified as a cash flow hedge under SFAS No. 133 and matured during first quarter 2001.

Cash flows from derivative contracts are reported as operating activities on the Consolidated Statements of Cash Flows.

In 2000 and 1999, prior to the adoption of SFAS No. 133, the following accounting policies were in effect for derivatives.

To qualify as a hedge used to manage interest rate risk, the following criteria had to be met: (1) the asset or liability to be hedged exposed First Tennessee to interest rate risk; (2) the instrument altered or reduced sensitivity to interest rate changes; and (3) the instrument was designated and effective as a hedge.

For interest rate contracts used to hedge interest rate risk, income and expense were deferred and amortized over the lives of the hedged assets or liabilities. The amortization of this income and expense was an adjustment to interest income or expense of the hedged item. Fees were deferred and amortized over the lives of the contracts. Any related assets or liabilities were recorded on the balance sheet in other assets or other liabilities.

For those derivatives used to manage interest rate risk that terminated prior to maturity, realized gains and losses were deferred and amortized straight-line over the remaining original life of the agreement as an adjustment to the hedged asset or liability. If the underlying hedged asset or liability was sold or prepaid, the related portion of any unrecognized gain or loss on the derivative was recognized in earnings as part of the gain or loss on the sale or prepayment.

Forward and option contracts used by mortgage banking operations to hedge against interest rate risk in the warehouse and the pipeline were reviewed periodically for correlation with expected changes in value. Option contracts used to hedge against interest rate risk in the servicing portfolio were designated to specific risk tranches of servicing.

Forward and option contracts used to hedge the pipeline and the warehouse were considered in the lower of cost or market valuation of the pipeline and the warehouse with any related gains or losses being recognized in mortgage banking noninterest


F-52                                        First Tennessee National Corporation
income. Premiums paid for purchased options were deferred and reported in other assets and were amortized over the lives of the contracts to mortgage banking noninterest income.

Options used to hedge the servicing portfolio were adjusted for changes in intrinsic value with gains and losses recognized as a basis adjustment of the related MSR risk tranche. Premiums were deferred and amortized on a straight-line basis over the contract life to other noninterest expense. Any unamortized premiums related to the options were reported in other assets.

For derivatives hedging the warehouse and pipeline that terminated prior to maturity, gains and losses were recognized in current earnings as mortgage banking noninterest income unless such gains and losses related to future loan deliveries, in which case they were deferred and recognized at the time the related loans were sold. For derivatives hedging the servicing portfolio that terminated prior to maturity, gains and losses were split between the return of time value premium and the intrinsic value. Gains or losses from the change in the intrinsic value were deferred as a basis adjustment to the related MSR risk tranche, and the gains or losses resulting from the return of time value premium were recognized in mortgage banking noninterest income.

INCOME TAXES. The provision for income taxes is based on income reported for consolidated financial statement purposes and includes deferred taxes resulting from the recognition of certain revenues and expenses in different periods for tax reporting purposes. First Tennessee files a consolidated federal income tax return except for a credit life insurance company and a real estate investment trust which both file separate returns.

EARNINGS PER SHARE. Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from options granted under First Tennessee's stock option plans had been issued. First Tennessee utilizes the treasury stock method in this calculation.

ACCOUNTING CHANGES. On April 1, 2001, First Tennessee adopted the final provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires substantial disclosures, but carries over most of SFAS No. 125's provisions without reconsideration. This Statement provided accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provided consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The disclosure provisions of the Statement were adopted by First Tennessee in 2000. The adoption of SFAS No. 140 did not have a material impact on First Tennessee's consolidated financial position or results of operations.

On January 1, 2001, First Tennessee adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and EITF Issue 99-20: Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings or other comprehensive income. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

In anticipation of adopting this standard, First Tennessee repositioned the portfolio of mortgage banking derivatives during 2000, which involved terminating certain derivative contracts or taking offsetting positions to nullify existing contracts and allocating others to trading securities. In accordance with the provisions of SFAS No. 133, First Tennessee designated anew all hedging relationships on January 1, 2001. Also, in connection with the adoption of SFAS No. 133, $155 million of securities available for sale were moved to trading at which point in time gross losses of $3.6 million were recognized. On January 1, 2001, First Tennessee measured all derivative instruments at fair value and differences between the previous book value and fair value were reported as part of a cumulative effect adjustment on the income statement, except to the extent that they related to hedges of the variable cash flow exposure of forecasted transactions. Offsetting gains and losses on hedged assets and liabilities were recognized as adjustments of their respective book values at the adoption date as part of this cumulative effect adjustment. Additionally, EITF Issue 99-20, which provides impairment and interest income recognition and measurement guidance for interests retained in a securitization transaction accounted for as a sale, was adopted. The initial impact of adopting SFAS No. 133 and EITF Issue 99-20 was an $8.2 million loss (after-tax) net transition adjustment that was recognized as the cumulative effect of a change in accounting principle in first quarter 2001. The adoption adjustment related


First Tennessee National Corporation                                        F-53
to hedges of the variable cash flow exposure of a forecasted transaction, a $1.4 million gain (after-tax), was reported as a cumulative effect adjustment of comprehensive income in first quarter 2001.

Certain provisions of SFAS No. 133 continue to undergo significant discussion and debate by the FASB. One such potential issue involves the assessment of hedge effectiveness (and its impact on qualifying for hedge accounting) when hedging fair value changes of prepayable assets due to changes in the benchmark interest rate. As the FASB continues to deliberate interpretation of the new rules, the potential exists for a difference between First Tennessee's interpretation and that of the FASB, the effects of which cannot presently be anticipated.

On January 1, 1999, First Tennessee adopted SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement amends SFAS No. 65, which required that retained securities be classified as trading securities. SFAS No. 134 allows these securities to be classified as trading, held to maturity or available for sale based on the intent and ability of the enterprise.

On January 1, 1999, First Tennessee adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." This Statement requires that the costs of start-up activities, including organization costs, be expensed as incurred.

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses accounting and reporting issues related to the impairment of long-lived assets and for long-lived assets to be disposed of. This standard is effective for fiscal years beginning after December 15, 2001, which for First Tennessee will be January 1, 2002. First Tennessee anticipates the impact of adopting this standard will be immaterial.

On June 30, 2001, the FASB finalized SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and other Intangible Assets." Under SFAS No. 141 all business combinations initiated after June 30, 2001, must be accounted for using the purchase method. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather goodwill will be subject to an assessment for impairment using a fair-value-based test at least annually. Goodwill associated with equity-method investments is also no longer amortized, but impairment analysis is governed by existing impairment guidance for equity-method investments and not the new impairment rules. Also under the new rules, acquired intangible assets should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold or otherwise transferred, regardless of the acquirer's intent to do so. These new rules are expected to result in more intangible assets being separated from goodwill than generally occurs today. The resulting assets will be amortized over their useful lives. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, which for First Tennessee will mean January 1, 2002. First Tennessee estimates the impact of adopting these new standards will be to reduce noninterest expense annually by approximately $7 million pre-tax without regard to any new acquisitions or future impairment that may occur, the effect of which cannot be predicted at this time.

NOTE 2 [ ] ACQUISITIONS/DIVESTITURES

On December 31, 2001, First Tennessee Bank National Association (FTBNA), the primary banking subsidiary of First Tennessee, acquired Synaxis Group, Inc., a Nashville-based insurance broker operating through a network of major regional and community-based insurance agencies in Georgia, Kentucky and Tennessee. This transaction was completed for approximately $29.0 million and was immaterial to First Tennessee.

On June 6, 2001, FTBNA, along with its partner, International Business Machines
(IBM) completed the sale of its interests in Check Solutions Company to Carreker Corporation of Dallas, Texas. First Tennessee recognized a divestiture gain of $42.7 million.

On April 27, 2001, First Tennessee completed the sale of its wholly owned subsidiary, Peoples and Union Bank, of Lewisburg, Tennessee to First Farmers & Merchants National Bank, of Columbia, Tennessee. First Tennessee recognized a divestiture gain of $13.1 million.

On April 2, 2001, FTBNA sold its existing portfolio of education loans totaling $342.1 million to Educational Funding of the South, Inc. The transaction resulted in a divestiture gain of $11.8 million.

On January 17, 2001, FTBNA completed the sale of $31.4 million of its affinity, co-branded, and certain single relationship credit card accounts and assets to MBNA Corporation. On December 27, 2000, FTBNA sold $265.8 million of its single relationship credit card accounts and assets to MBNA Corporation. These transactions resulted in divestiture gain of $8.2 million in 2001 and $50.2 million in 2000.


F-54                                        First Tennessee National Corporation

On January 2, 2001, First Tennessee Securities Corporation (FTSC), a wholly owned subsidiary of FTBNA, acquired certain assets of Midwest Research-Maxus Group Limited, a Cleveland-based institutional equity research firm. This transaction was completed for approximately $13.7 million and was immaterial to First Tennessee.

On December 18, 2000, FTBNA sold its MONEY BELT(R) ATM network to Genpass Inc. This transaction was completed for $34.6 million and resulted in a divestiture gain of $33.1 million.

On October 18, 2000, FTBNA sold its corporate and municipal trust business to The Chase Manhattan Bank. This transaction was completed for $35.1 million and resulted in a divestiture gain of $33.4 million in fourth quarter 2000. An additional divestiture gain of $4.6 million due to an earn-out was recognized in first quarter 2001.

On April 28, 2000, FHHLC, a wholly owned subsidiary of FTBNA, sold its HomeBanc mortgage division. The sales price for the division was $57.6 million and resulted in a divestiture gain of $40.9 million.

On October 1, 1999, First Tennessee acquired Elliot Ames, Inc. of Los Altos, California, for approximately 292,000 shares of its common stock. Elliot Ames was merged into FHHLC. This acquisition was accounted for as a purchase and was immaterial to First Tennessee.

On July 20, 1999, First Tennessee completed the sale of substantially all of the assets and liabilities of Planters Bank of Tunica, Mississippi, a wholly owned subsidiary, to First Security Bank of Batesville, Mississippi. This transaction was completed for $10.5 million and was immaterial to First Tennessee.

On June 1, 1999, FTBNA acquired from National Processing Co. their remittance processing business locations in Atlanta, Dallas, Louisville and Phoenix for approximately $6.0 million. The acquisition of these units was accounted for as a purchase and was immaterial to First Tennessee.

On March 31, 1999, First Tennessee acquired Cambridge Mortgage Company of Seattle, Washington, for approximately 22,000 shares of its common stock. Cambridge was merged into FHHLC. This acquisition was accounted for as a purchase and was immaterial to First Tennessee.

The following table provides information concerning acquisitions completed during the three years ended December 31, 2001. Acquisitions accounted for as purchases are included in the financial statements from the date of the acquisition.

                                                                                              Common Shares
                                                                            Date of               Issued              Method of
Acquisition                                    Location                     Acquisition          (thousands)          Accounting
--------------------------------------------------------------------------------------------------------------------------------
Synaxis                                        Nashville, Tennessee         12/31/01         $29.0 million cash*       Purchase
Elliot Ames, Inc.                              Los Altos, California        10/1/99                 292                Purchase
Cambridge Mortgage Co.                         Seattle, Washington          3/31/99                  22                Purchase
--------------------------------------------------------------------------------------------------------------------------------

* The purchase price was allocated based upon preliminary estimates of fair value and could change.


First Tennessee National Corporation                                        F-55

NOTE 3 [ ] INVESTMENT SECURITIES

The following tables summarize First Tennessee's securities held to maturity and available for sale on December 31, 2001 and 2000:

                                                                                     ON DECEMBER 31, 2001*
                                                             -----------------------------------------------------------------------
                                                                                      Gross            Gross              Estimated
                                                                  Amortized        Unrealized        Unrealized             Fair
(Dollars in thousands)                                              Cost              Gains            Losses               Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
States and municipalities                                       $    14,036         $    249         $      (8)         $    14,277
Private issue CMOs**                                                447,223            5,197            (7,588)             444,832
------------------------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                               $   461,259         $  5,446         $  (7,596)         $   459,109
====================================================================================================================================

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and other U.S. government agencies                $   133,604         $  3,267         $     (44)         $   136,827
Government agency issued MBSs                                       151,576            3,791              (117)             155,250
Government agency issued CMOs                                     1,520,931           30,741            (1,133)           1,550,539
States and municipalities                                            30,334            1,046                --               31,380
Private issue CMOs                                                       --               --                --                   --
Other                                                                17,742              521              (349)              17,914
Equity***                                                           170,484           11,899            (9,682)             172,701
------------------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                             $ 2,024,671         $ 51,265         $ (11,325)         $ 2,064,611
====================================================================================================================================
  *Includes $1.7 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes.
 **Represents First Tennessee's Real Estate Mortgage Investment Conduit.
***Equity securities include venture capital investment securities.



                                                                                     ON DECEMBER 31, 2000*
                                                             -----------------------------------------------------------------------
                                                                                      Gross            Gross             Estimated
                                                                  Amortized        Unrealized        Unrealized             Fair
(Dollars in thousands)                                              Cost              Gains            Losses               Value
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
States and municipalities                                        $   21,815          $   348          $   (109)          $   22,054
Private issue CMOs**                                                616,500            1,074           (19,900)             597,674
------------------------------------------------------------------------------------------------------------------------------------
Total securities held to maturity                                $  638,315          $ 1,422          $(20,009)          $  619,728
====================================================================================================================================

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and other U.S. government agencies                 $  141,984          $ 1,658          $   (490)          $  143,152
Government agency issued MBSs                                       149,350              480              (973)             148,857
Government agency issued CMOs                                     1,521,288           13,511            (1,813)           1,532,986
States and municipalities                                            33,823              338                --               34,161
Private issue CMOs                                                    4,046              699                (9)               4,736
Other                                                               170,862               --            (4,533)             166,329
Equity***                                                           155,477           16,939            (1,896)             170,520
------------------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                              $2,176,830          $33,625          $ (9,714)          $2,200,741
====================================================================================================================================
  *Includes $1.8 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes.
 **Represents First Tennessee's Real Estate Mortgage Investment Conduit.
***Equity securities include venture capital investment securities.


F-56                                        First Tennessee National Corporation

Provided below are the amortized cost and estimated fair value by contractual maturity for the securities portfolios on December 31, 2001:

                                                         Held to Maturity                    Available for Sale
                                                  ----------------------------        --------------------------------
                                                                      Estimated                              Estimated
By Contractual Maturity                            Amortized            Fair             Amortized             Fair
(Dollars in thousands)                                Cost              Value              Cost                Value
----------------------------------------------------------------------------------------------------------------------
Within 1 year                                      $     922         $     933          $   54,783          $   54,579
After 1 year; within 5 years                           7,095             7,227              67,519              69,376
After 5 years; within 10 years                         3,803             3,848              38,010              39,919
After 10 years                                         2,216             2,269              21,368              22,247
----------------------------------------------------------------------------------------------------------------------
   Subtotal                                           14,036            14,277             181,680             186,121
----------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities and CMOs                  447,223           444,832           1,672,507           1,705,789
Equity securities                                         --                --             170,484             172,701
----------------------------------------------------------------------------------------------------------------------
Total                                              $ 461,259         $ 459,109          $2,024,671          $2,064,611
======================================================================================================================

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The table below provides information on realized gross gains and realized gross losses on sales from the available for sale portfolio for the years ended December 31:

(Dollars in thousands)                 AFS Debt*         AFS Equity*         Total
------------------------------------------------------------------------------------
2001
Gross gains on sales                    $   311           $   991           $ 1,302
Gross losses on sales                      (208)              (26)             (234)
------------------------------------------------------------------------------------
2000
Gross gains on sales                    $ 1,518           $ 1,586           $ 3,104
Gross losses on sales                    (4,926)             (269)           (5,195)
------------------------------------------------------------------------------------
1999
Gross gains on sales                    $    10           $ 3,122           $ 3,132
Gross losses on sales                       (84)              (24)             (108)
------------------------------------------------------------------------------------
*AFS - Available for sale

Losses totaling $5.5 million, $2.2 million and $.8 million for the years 2001, 2000 and 1999, respectively, were recognized for securities that, in the opinion of management, have been permanently impaired.


First Tennessee National Corporation                                        F-57

NOTE 4 [ ] LOANS

A summary of the major categories of loans outstanding on December 31 is shown below:

(Dollars in thousands)                                          2001                  2000
---------------------------------------------------------------------------------------------
Commercial:
      Commercial, financial and industrial                $   4,176,738        $   3,964,396
      Real estate commercial                                    929,036              946,903
      Real estate construction                                  492,531              415,713
Retail:
      Real estate residential                                 3,732,767            3,573,260
      Real estate construction                                  211,429              179,515
      Consumer                                                  459,510              840,228
      Credit card receivables                                   281,132              319,435
---------------------------------------------------------------------------------------------
     Loans, net of unearned income*                          10,283,143           10,239,450
Allowance for loan losses                                       155,373              143,696
---------------------------------------------------------------------------------------------
Total net loans                                           $  10,127,770        $  10,095,754
=============================================================================================
*Loans are presented net of $.8 million and $1.1 million of unearned income on December 31, 2001 and 2000, respectively.

Nonperforming loans consist of loans which management has identified as impaired, other nonaccrual loans and loans which have been restructured. On December 31, 2001 and 2000, there were no outstanding commitments to advance additional funds to customers whose loans had been restructured. The following table presents nonperforming loans on December 31:

(Dollars in thousands)                         2001             2000
------------------------------------------ ---------------------------
Impaired loans                             $  37,785        $  41,207
Other nonaccrual loans                        25,171           20,095
----------------------------------------------------------------------
Total nonperforming loans                  $  62,956        $  61,302
======================================================================

Interest income received during 2001 for impaired loans was $.5 million and for other nonaccrual loans was $.4 million. Under their original terms, interest income would have been approximately $2.5 million for the impaired loans and $1.8 million for the other nonaccrual loans outstanding on December 31, 2001. Interest income received during 2000 for impaired loans was $2.8 million and for other nonaccrual loans was $1.3 million. Under their original terms, interest income would have been approximately $4.0 million for the impaired loans and $1.7 million for the other nonaccrual loans outstanding on December 31, 2000. Interest income received during 1999 for impaired loans was $.5 million and for other nonaccrual loans was $.9 million. Under their original terms, interest income would have been approximately $1.2 million for the impaired loans and $1.8 million for the other nonaccrual loans outstanding on December 31, 2001. The average balance of impaired loans was approximately $49.8 million for 2001, $14.7 million for 2000 and $12.5 million for 1999.


F-58                                        First Tennessee National Corporation

Activity in the allowance for loan losses related to non-impaired and impaired loans for years ended December 31 is summarized as follows:

(Dollars in thousands)                                    Non-impaired         Impaired             Total
-------------------------------------------------------------------------------------------------------------
Balance on December 31, 1998                               $  133,572          $   2,441          $  136,013
Transfer of allowance due to securitizations                   (1,790)                --              (1,790)
Adjustment due to divestiture                                    (893)                --                (893)
Provision for loan losses                                      49,962              7,961              57,923
Charge-offs                                                   (50,156)           (10,069)            (60,225)
Loan recoveries                                                 6,283              2,292               8,575
-------------------------------------------------------------------------------------------------------------
     Net charge-offs                                          (43,873)            (7,777)            (51,650)
-------------------------------------------------------------------------------------------------------------
Balance on December 31, 1999                                  136,978              2,625             139,603
-------------------------------------------------------------------------------------------------------------
Transfer of allowance due to securitizations                   (2,173)                --              (2,173)
Provision for loan losses*                                     51,456             15,897              67,353
Charge-offs                                                   (64,662)            (6,526)            (71,188)
Loan recoveries                                                 6,740              3,361              10,101
-------------------------------------------------------------------------------------------------------------
     Net charge-offs                                          (57,922)            (3,165)            (61,087)
-------------------------------------------------------------------------------------------------------------
Balance on December 31, 2000                                  128,339             15,357             143,696
-------------------------------------------------------------------------------------------------------------
Adjustment due to divestiture                                  (1,337)                --              (1,337)
Provision for loan losses*                                     67,885             25,608              93,493
Charge-offs                                                   (66,100)           (26,124)            (92,224)
Loan recoveries                                                 9,640              2,105              11,745
-------------------------------------------------------------------------------------------------------------
     Net charge-offs                                          (56,460)           (24,019)            (80,479)
-------------------------------------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 2001                               $  138,427          $  16,946          $  155,373
=============================================================================================================
*Provision was reduced by $1.3 million in 2001 and by $10.7 million in
 2000 related to credit card loans sold.

Certain executive officers and directors (and their associates) of First Tennessee were loan customers during 2001 and 2000. Such loans are at normal credit terms, including interest rates and collateral, and do not represent more than a normal risk of collection. The following is a summary of related party loans outstanding and the activity for the years ended December 31:

(Dollars in thousands)                                   2001                           2000
-----------------------------------------------------------------------------------------------
Balance at beginning of year                          $   62,240                    $   68,198
Additions                                                238,083                       345,151
Deletions:
     Repayments                                         (247,423)                     (348,724)
     No longer related                                        (2)                       (2,385)
-----------------------------------------------------------------------------------------------
Total deletions                                         (247,425)                     (351,109)
-----------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                $   52,898                    $   62,240
===============================================================================================

Included in other assets and in other liabilities on the Consolidated Statements of Condition are amounts due from customers on acceptances and bank acceptances outstanding of $4.8 million and $7.0 million on December 31, 2001 and 2000, respectively.


First Tennessee National Corporation                                        F-59

NOTE 5 [ ] PREMISES, EQUIPMENT AND LEASES

Premises and equipment on December 31 are summarized below:

(Dollars in thousands)                                              2001             2000
-------------------------------------------------------------------------------------------
Land                                                           $   35,447        $   35,987
Buildings                                                         177,104           173,690
Leasehold improvements                                             51,475            57,150
Furniture, fixtures and equipment                                 270,113           272,199
-------------------------------------------------------------------------------------------
    Premises and equipment, at cost                               534,139           539,026
Less accumulated depreciation and amortization                    282,635           252,919
-------------------------------------------------------------------------------------------
Premises and equipment, net                                    $  251,504        $  286,107
===========================================================================================

First Tennessee is obligated under a number of noncancelable operating leases for premises and equipment with terms up to 17 years, which may include the payment of taxes, insurance and maintenance costs.

Minimum future lease payments for noncancelable operating leases on premises and equipment on December 31, 2001, are shown below:

(Dollars in thousands)
-------------------------------------------------------------------------------------
2002                                                                         $ 51,425
2003                                                                           36,077
2004                                                                           25,140
2005                                                                           18,863
2006                                                                           14,096
2007 and after                                                                 37,434
-------------------------------------------------------------------------------------
Total minimum lease payments                                                $ 183,035
=====================================================================================

Payments required under capital leases are not material.

Aggregate minimum income under sublease agreements for these periods is $15.4 million.

Rent expense incurred under all operating lease obligations was as follows for the years ended December 31:

(Dollars in thousands)                    2001               2000                1999
---------------------------------------------------------------------------------------
Rent expense, gross                   $   58,166         $   61,835         $   56,656
Rent income                               (7,994)            (4,158)            (2,810)
---------------------------------------------------------------------------------------
Rent expense, net                     $   50,172         $   57,677         $   53,846
=======================================================================================


F-60                                        First Tennessee National Corporation

NOTE 6 [ ] MORTGAGE SERVICING RIGHTS

Following is a summary of changes in capitalized mortgage servicing rights, net of accumulated amortization, included in the Consolidated Statements of
Condition:

(Dollars in thousands)
--------------------------------------------------------------------------------
December 31, 1998                                                     $ 664,438
Addition of mortgage servicing rights                                   420,046
Amortization                                                           (103,471)
Net hedge losses applied                                                 70,529
Sales of mortgage servicing rights                                     (133,066)
Purchase of mortgage servicing rights                                    28,388
Conversion to interest only strip*                                     (120,654)
--------------------------------------------------------------------------------
December 31, 1999                                                       826,210
Addition of mortgage servicing rights                                   230,168
Amortization                                                            (81,568)
Net hedge gains applied                                                (125,058)
Sales of mortgage servicing rights                                      (60,307)
Impairment                                                              (31,158)
Conversion to interest only strip*                                      (14,573)
--------------------------------------------------------------------------------
December 31, 2000                                                       743,714
Addition of mortgage servicing rights                                   378,810
Amortization                                                           (109,343)
Market value adjustments                                                (68,966)
Sales of mortgage servicing rights                                     (146,501)
Impairment                                                             (115,432)
Cumulative adjustment due to adoption of SFAS No. 133                   (17,277)
--------------------------------------------------------------------------------
DECEMBER 31, 2001                                                     $ 665,005
================================================================================
*Excess of servicing fair value over the contractually specified servicing.

The mortgage servicing rights on December 31, 2001 and 2000, had estimated market values of approximately $685.0 million and $765.1 million, respectively. These balances represent the rights to service approximately $40.7 billion and $43.9 billion of mortgage loans on December 31, 2001 and 2000. In addition, First Tennessee had approximately $1.4 billion and $1.8 billion in unpaid principal balance of mortgage loans for which the servicing rights were not capitalized on December 31, 2001 and 2000. These mortgage servicing rights had estimated market values of $5.6 million and $9.3 million, respectively. On December 31, 2001 and 2000, a valuation allowance due to impairment of $15.3 million and $21.2 million, respectively, was required.


First Tennessee National Corporation                                        F-61

NOTE 7 [ ] INTANGIBLE ASSETS

Following is a summary of intangible assets, net of accumulated amortization, included in the Consolidated Statements of Condition:

                                                                         Other
(Dollars in thousands)                                Goodwill        Intangibles*
----------------------------------------------------------------------------------
December 31, 1998                                     $107,470          $25,375
Amortization expense                                    (5,665)          (4,827)
Acquisitions                                            10,491              724
----------------------------------------------------------------------------------
December 31, 1999                                      112,296           21,272
Amortization expense                                    (5,802)          (5,125)
Impairment                                                (811)              --
Divestitures                                            (3,297)              --
Acquisitions                                             1,379            1,712
----------------------------------------------------------------------------------
December 31, 2000                                      103,765           17,859
Amortization expense                                    (6,340)          (4,465)
Acquisitions                                            45,722           28,463
----------------------------------------------------------------------------------
DECEMBER 31, 2001                                     $143,147          $41,857
==================================================================================
*Represents premium on purchased deposits, covenants not to compete and non-mortgage servicing rights.

NOTE 8 [ ] TIME DEPOSIT MATURITIES

Following is a table of maturities for time deposits outstanding on December 31, 2001, which include "Certificates of deposit under $100,000 and other time" and "Certificates of deposit $100,000 and more". "Certificates of deposit $100,000 and more" totaled $3.7 billion on December 31, 2001. Time deposits are included in "Interest-bearing" deposits on the Consolidated Statements of Condition.

(Dollars in thousands)
---------------------------------------------------------------------------------
2002                                                                  $4,904,853
2003                                                                     355,445
2004                                                                     112,787
2005                                                                      97,158
2006                                                                      61,774
2007 and after                                                            59,419
---------------------------------------------------------------------------------
Total                                                                 $5,591,436
=================================================================================


F-62                                        First Tennessee National Corporation

NOTE 9 [ ] SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase, commercial paper, and other borrowed funds which include term federal funds purchased, short-term bank notes, and advances from the Federal Home Loan Bank.

Federal funds purchased and securities sold under agreements to repurchase and commercial paper generally have maturities of less than 90 days. Other short-term borrowings have original maturities of one year or less.

The detail of these borrowings for the years 2001, 2000 and 1999 is presented in the following table:

                                                    Federal Funds
                                                    Purchased and
                                                    Securities Sold                        Other
                                                   Under Agreements    Commercial        Short-term
(Dollars in thousands)                              to Repurchase         Paper          Borrowings
----------------------------------------------------------------------------------------------------
2001
Average balance                                       $3,162,728         $19,704         $  545,602
Year-end balance                                       2,921,543          22,273            426,878
Maximum month-end outstanding                          4,065,909          22,391            733,202
Average rate for the year                                   3.66%           3.62%              5.36%
Average rate at year-end                                    1.31            1.44               3.37
----------------------------------------------------------------------------------------------------
2000
Average balance                                       $2,899,428         $17,050         $1,033,406
Year-end balance                                       2,981,026          19,169            437,366
Maximum month-end outstanding                          3,844,312          19,169          1,684,125
Average rate for the year                                   5.84%           5.31%              6.74%
Average rate at year-end                                    5.92            5.64               6.62
----------------------------------------------------------------------------------------------------
1999
Average balance                                       $2,292,857         $18,268         $1,613,124
Year-end balance                                       2,856,282          16,272          1,533,957
Maximum month-end outstanding                          2,856,282          21,221          1,801,230
Average rate for the year                                   4.57%           4.18%              5.44%
Average rate at year-end                                    4.61            4.63               6.00
----------------------------------------------------------------------------------------------------

On December 31, 2001, $50 million of borrowings under unsecured lines of credit from non-affiliated banks were available to the parent company to provide for general liquidity needs at an annual facility fee of .10 percent.


First Tennessee National Corporation                                        F-63

NOTE 10 [ ] TERM BORROWINGS

The following table presents information pertaining to term borrowings (debt with original maturities greater than one year) for First Tennessee and its subsidiaries on December 31:

(Dollars in thousands)                                                                             2001             2000
---------------------------------------------------------------------------------------------------------------------------
FIRST TENNESSEE NATIONAL CORPORATION:
Subordinated capital notes (qualifies for total capital under the Risk-Based
Capital guidelines):
    Matures on November 15, 2005 -- 6.75%                                                        $ 74,683         $ 74,601
FIRST TENNESSEE BANK NATIONAL ASSOCIATION:
Subordinated notes (qualifies for total capital under the Risk-Based Capital guidelines):
    Matures on April 1, 2008 -- 6.40%                                                              89,560           89,490
    Matures on December 1, 2008 -- 5.75%                                                          140,577          140,426
Bank notes:*
    Matures on May 23, 2003 -- 2.26%                                                               69,971                -
    Matures on July 6, 2004 -- 2.68125%                                                            59,928                -
    Matures on July 9, 2004 -- 2.68125%                                                            50,000                -
Federal Home Loan Bank borrowings**                                                                52,692          101,904
Other***                                                                                            6,692                -
FIRST NATIONAL BANK OF SPRINGDALE:
Federal Home Loan Bank borrowings**                                                                 6,258            3,255
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                            $550,361         $409,676
===========================================================================================================================
   *FTBNA has an ongoing bank note program under which the bank may offer an aggregate principal amount of up to $3.0 billion. Bank notes with original maturities of one year or less are included in other short-term borrowings. Bank notes with original maturities greater than one year are classified as term borrowings. On December 31, 2001, unused capacity under this program was $2.5 billion.
  **The Federal Home Loan Bank (FHLB) borrowings were issued with fixed interest rates and terms of 2 to 28 years. These borrowings had weighted average interest rates of 4.24 percent and 6.42 percent for FTBNA and
    5.77 percent and 6.37 percent for Springdale on December 31, 2001 and
    December 31, 2000, respectively. Borrowings from the FHLB were collateralized with $1,107.8 million first-lien permanent mortgage loans on December 31, 2001. In June 2001, FTBNA retired $100,000,000 in FHLB borrowings, resulting in an early payment penalty of $5.1 million which is presented as an extraordinary item, net of tax, in the Consolidated
    Statements of Income.
 ***Other long-term debt is comprised of unsecured obligations issued with fixed interest rates and terms of 2 to 3 years. These borrowings had a weighted average interest rate of 4.60 percent on December 31, 2001.

Annual principal repayment requirements as of December 31, 2001, are as follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
2002                                                                   $    684
2003                                                                     75,038
2004                                                                    112,147
2005                                                                    126,633
2006                                                                      1,384
2007 and after                                                          236,381
--------------------------------------------------------------------------------

All subordinated notes are unsecured and are subordinate to other present and future senior indebtedness. These notes qualify as Tier II risk-based capital under the Federal Reserve Board and Office of the Comptroller of the Currency guidelines for assessing capital adequacy. The subordinated capital and bank notes may not be redeemed or prepaid prior to maturity.


F-64                                        First Tennessee National Corporation

NOTE 11 [ ] GUARANTEED PREFERRED BENEFICIAL INTERESTS IN FIRST TENNESSEE'S
            JUNIOR SUBORDINATED DEBENTURES

On December 30, 1996, First Tennessee, through its underwriters, sold to institutional investors $100 million of capital securities. First Tennessee Capital I (Capital I), a Delaware business trust wholly owned by First Tennessee, issued $100 million of Capital Securities, Series A at 8.07%. The proceeds were upstreamed to First Tennessee as junior subordinated debt under the same terms and conditions. First Tennessee has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital I's obligations with respect to the capital securities. These capital securities qualify as Tier I capital and are presented in the Consolidated Statements of Condition as "Guaranteed Preferred Beneficial Interests in First Tennessee's Junior Subordinated Debentures." The sole asset of Capital I is $103 million of junior subordinated debentures issued by First Tennessee. These junior subordinated debentures also carry an interest rate of 8.07 percent. Both the capital securities of Capital I and the junior subordinated debentures of First Tennessee will mature on January 6, 2027; however, under certain circumstances, the maturity of both may be shortened to a date not earlier than January 6, 2017.

NOTE 12 [ ] PREFERRED STOCK OF SUBSIDIARY

On September 14, 2000, FT Real Estate Securities Company, Inc. (FTRESC), an indirect wholly owned subsidiary of First Tennessee, issued 50 shares of 9.50% Cumulative Preferred Stock, Series B (Series B Preferred Shares), with a liquidation preference of $1.0 million per share to other wholly owned subsidiaries of First Tennessee. These securities qualify as Tier II capital and are presented in the Consolidated Statements of Condition as "Preferred Stock of Subsidiary." FTRESC is a real estate investment trust (REIT) established for the purpose of acquiring, holding and managing real estate mortgage assets. An aggregate total of 47 of the Series B Preferred Shares have been sold privately to nonaffiliates. These shares were sold for essentially no gain or loss. Dividends on the Series B Preferred Shares are cumulative and are payable semi-annually. The dividends are recorded in noninterest expense.

The Series B Preferred Shares are mandatorily redeemable on March 31, 2031, and redeemable at the discretion of FTRESC in the event that the Series B Preferred Shares cannot be accounted for as Tier II regulatory capital or there is more than an insubstantial risk that dividends paid with respect to the Series B Preferred Shares will not be fully deductible. They are not subject to any sinking fund and are not convertible into any other securities of FTRESC, First Tennessee or any of its subsidiaries. The shares are, however, automatically exchanged at the direction of the Office of the Comptroller of the Currency for preferred stock of FTBNA, having substantially the same terms as the Series B Preferred Shares in the event FTBNA becomes undercapitalized, insolvent or in danger of becoming undercapitalized. The total amount of "Preferred stock of subsidiary" publicly issued and outstanding on December 31, 2001 and 2000, as reported on the Consolidated Statements of Condition, was $44.2 million and $38.4 million, respectively.

NOTE 13 [ ] REGULATORY CAPITAL

First Tennessee is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Tennessee's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain derivatives as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require First Tennessee to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (leverage). Management believes, as of December 31, 2001, that First Tennessee met all capital adequacy requirements to which it was subject.


First Tennessee National Corporation                                        F-65

The actual capital amounts and ratios of First Tennessee and FTBNA (the primary banking subsidiary of First Tennessee) are presented in the table below. In addition, FTBNA must also calculate its capital ratios after excluding financial subsidiaries as defined by the Gramm-Leach-Bliley Act of 1999. Based on this calculation FTBNA's Total Capital, Tier 1 Capital and Leverage Ratios were 10.76 percent, 8.09 percent and 6.59 percent, respectively.

                                                    First Tennessee National                First Tennessee Bank
                                                          Corporation                       National Association
                                                    ------------------------              -------------------------
(Dollars in thousands)                                Amount        Ratio                   Amount        Ratio
-------------------------------------------------------------------------------------------------------------------
ON DECEMBER 31, 2001:
Actual:
Total Capital                                       $1,822,617       11.41%               $1,699,906       10.83%
Tier 1 Capital                                       1,347,112        8.43                 1,272,117        8.11
Leverage                                             1,347,112        6.86                 1,272,117        6.61

For Capital Adequacy Purposes:
Total Capital                                        1,277,687  =>    8.00                 1,255,586  =>    8.00
Tier 1 Capital                                         638,843  =>    4.00                   627,793  =>    4.00
Leverage                                               785,861  =>    4.00                   769,942  =>    4.00

To Be Well Capitalized Under Prompt
    Corrective Action Provisions:
Total Capital                                        1,597,108  =>   10.00                 1,569,482  =>   10.00
Tier 1 Capital                                         958,265  =>    6.00                   941,689  =>    6.00
Leverage                                               982,326  =>    5.00                   962,428  =>    5.00
-------------------------------------------------------------------------------------------------------------------
On December 31, 2000:
Actual:
Total Capital                                       $1,805,986       12.11%               $1,634,920       11.48%
Tier 1 Capital                                       1,327,496        8.90                 1,223,667        8.59
Leverage                                             1,327,496        6.98                 1,223,667        6.76

For Capital Adequacy Purposes:
Total Capital                                        1,192,764  =>    8.00                 1,139,406  =>    8.00
Tier 1 Capital                                         596,382  =>    4.00                   569,703  =>    4.00
Leverage                                               761,136  =>    4.00                   724,532  =>    4.00

To Be Well Capitalized Under Prompt
    Corrective Action Provisions:
Total Capital                                        1,490,955  =>   10.00                 1,424,258  =>   10.00
Tier 1 Capital                                         894,573  =>    6.00                   854,555  =>    6.00
Leverage                                               951,420  =>    5.00                   905,665  =>    5.00
-------------------------------------------------------------------------------------------------------------------

The following table details the actual regulatory capital ratios for First National Bank of Springdale on December 31, 2001:

--------------------------------------------------------------------------------------------------------
ON DECEMBER 31, 2001:
Total Capital                                                                                     16.31%
Tier 1 Capital                                                                                    15.06
Leverage                                                                                           9.84
--------------------------------------------------------------------------------------------------------


F-66                                        First Tennessee National Corporation

NOTE 14 [ ] OTHER INCOME AND OTHER EXPENSE

Following is detail concerning "All other income and commissions" and "All other expense" as presented in the Consolidated Statements of Income:

(Dollars in thousands)                                                              2001            2000             1999
----------------------------------------------------------------------------------------------------------------------------
ALL OTHER INCOME AND COMMISSIONS:
Other service charges                                                            $ 24,932         $ 23,199         $ 17,430
Cardholder fees                                                                    20,137           29,666           25,579
Insurance premiums and commissions                                                 16,844           12,203           10,912
Check clearing fees                                                                11,615           11,129           11,143
Other                                                                              81,026           97,019           76,173
----------------------------------------------------------------------------------------------------------------------------
Total                                                                            $154,554         $173,216         $141,237
============================================================================================================================
ALL OTHER EXPENSE:
Advertising and public relations                                                 $ 35,508         $ 26,693         $ 30,187
Contract employment                                                                32,115           28,868           43,685
Legal and professional fees                                                        32,087           26,794           22,492
Foreclosed real estate                                                             25,452           16,080            6,585
Computer software                                                                  25,107           19,205           15,410
Travel and entertainment                                                           17,489           13,891           18,698
Supplies                                                                           16,200           18,170           22,006
Distributions on guaranteed preferred securities                                    8,070            8,070            8,070
Fed service fees                                                                    7,761            7,112            6,471
Distributions on preferred stock of subsidiary                                      4,535            1,178               --
Deposit insurance premium                                                           2,463            2,589            1,790
Other                                                                              91,734           61,370           55,500
----------------------------------------------------------------------------------------------------------------------------
Total                                                                            $298,521         $230,020         $230,894
============================================================================================================================

NOTE 15 [ ] COMPONENTS OF OTHER COMPREHENSIVE INCOME

Following is detail of "Accumulated other comprehensive income" as presented in the Consolidated Statements of Condition:

                                                                                                                 Accumulated
                                                                               Gain/(Loss)          Tax             Other
                                                                               Before-Tax       (Expense)/      Comprehensive
(Dollars in thousands)                                                           Amount           Benefit           Income
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1998                                                                                                 $ 12,872
Other comprehensive income:
    Unrealized market adjustments for the period                                $(54,472)        $ 21,227          (33,245)
    Less: adjustment for net gains included in net income                          2,257             (878)           1,379
-----------------------------------------------------------------------------------------------------------     -------------
December 31, 1999                                                               $(56,729)        $ 22,105          (21,752)
===========================================================================================================
Other comprehensive income:
    Unrealized market adjustments for the period                                $ 55,400         $(21,621)          33,779
    Less: adjustment for net losses included in net income                        (4,207)           1,636           (2,571)
-----------------------------------------------------------------------------------------------------------     -------------
December 31, 2000                                                               $ 59,607         $(23,257)          14,598
===========================================================================================================
Other comprehensive income:
    Cumulative effect of change in accounting principle                         $  2,307         $   (858)           1,449
    Realized gain on cash flow hedge                                              (2,307)             858           (1,449)
    Unrealized market adjustments for the period                                   6,212           (2,459)           3,753
    Less: adjustment for net losses included in net income                        (7,970)           3,043           (4,927)
-----------------------------------------------------------------------------------------------------------     -------------
DECEMBER 31, 2001                                                               $ 14,182         $ (5,502)        $ 23,278
===========================================================================================================     =============


First Tennessee National Corporation                                        F-67

NOTE 16 [ ] INCOME TAXES

The components of income tax expense/(benefit) are as follows:

(Dollars in thousands)                               2001                       2000                       1999
-----------------------------------------------------------------------------------------------------------------
Current:
    Federal                                       $ 299,100                  $ 38,781                  $  64,615
    State                                            22,838                    25,558                    (14,342)
Deferred:
    Federal                                        (143,273)                   59,155                     60,276
    State                                           (14,597)                  (19,073)                    21,357
-----------------------------------------------------------------------------------------------------------------
Total                                             $ 164,068                  $104,421                   $131,906
=================================================================================================================

The effective tax rates for 2001, 2000 and 1999 were 33.23 percent, 30.99 percent and 34.76 percent, respectively. Income tax expense was different than the amounts computed by applying the statutory federal income tax rate to income before income taxes because of the following:

(Dollars in thousands)                                                2001              2000               1999
-------------------------------------------------------------------------------------------------------------------
Federal income tax rate                                                  35%               35%                35%
-------------------------------------------------------------------------------------------------------------------
Tax computed at statutory rate                                      $172,785          $117,951          $ 132,803
Increase/(decrease) resulting from:
    Tax-exempt interest                                               (1,330)           (1,219)            (1,454)
    State income taxes                                                 5,472             4,223              4,760
    Sale of preferred stock by subsidiary                             (1,082)          (10,739)                --
    Other                                                            (11,777)           (5,795)            (4,203)
-------------------------------------------------------------------------------------------------------------------
Total                                                               $164,068          $104,421          $ 131,906
===================================================================================================================

A deferred tax asset or liability is recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax consequence is calculated by applying enacted statutory tax rates, applicable to future years, to these temporary differences. Temporary differences which gave rise to deferred tax (assets)/liabilities on December 31, 2001 and 2000, were as follows:

(Dollars in thousands)                                                       2001                        2000
---------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Loss reserves                                                            $ (71,609)                   $(63,741)
Net operating loss carryforwards                                            (9,944)                    (13,143)
Interest rate derivatives                                                  (12,730)                         --
Employee benefits                                                           (8,312)                     (7,915)
Other                                                                      (15,018)                    (11,349)
---------------------------------------------------------------------------------------------------------------
    Gross deferred tax assets                                             (117,613)                    (96,148)
---------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Capitalized mortgage servicing rights                                      185,821                     329,806
Depreciation and amortization                                               20,861                      17,508
Investments in securities                                                   30,844                      14,931
Deferred loan fees                                                           4,329                       4,304
Federal Home Loan Bank stock                                                 8,409                       9,483
Capitalized computer software                                                3,810                       8,218
Other                                                                       22,498                      23,114
---------------------------------------------------------------------------------------------------------------
    Gross deferred tax liabilities                                         276,572                     407,364
---------------------------------------------------------------------------------------------------------------
Net deferred tax liabilities                                             $ 158,959                   $ 311,216
===============================================================================================================

F-68                                        First Tennessee National Corporation

NOTE 17 [ ] EARNINGS PER SHARE

The following table shows a reconciliation of earnings per common share to diluted earnings per common share.

(Dollars in thousands, except per share data)                                       2001                 2000                1999
------------------------------------------------------------------------------------------------------------------------------------
Income before debt restructurings and cumulative
  effect of changes in accounting principles                                     $ 329,602            $ 232,581          $  247,533
Debt restructurings, net of tax                                                     (3,225)                  --                  --
Cumulative effect of changes in accounting principles, net of tax                   (8,168)                  --                  --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       $ 318,209            $ 232,581          $  247,533
====================================================================================================================================

Weighted average common shares outstanding                                     126,982,073          129,296,245         130,161,432
Shares attributable to deferred compensation                                       795,283              568,820             411,331
------------------------------------------------------------------------------------------------------------------------------------
Total weighted average shares                                                  127,777,356          129,865,065         130,572,763
====================================================================================================================================

EARNINGS PER COMMON SHARE:
Income before debt restructurings and cumulative
  effect of changes in accounting principles                                     $    2.58            $    1.79          $     1.90
Debt restructurings, net of tax                                                      (0.03)                  --                  --
Cumulative effect of changes in accounting principles, net of tax                    (0.06)                  --                  --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       $    2.49            $    1.79          $     1.90
====================================================================================================================================

Weighted average shares outstanding                                            127,777,356          129,865,065         130,572,763
Dilutive effect due to stock options                                             3,760,267            1,798,166           3,406,177
------------------------------------------------------------------------------------------------------------------------------------
Total weighted average shares, as adjusted                                     131,537,623          131,663,231         133,978,940
====================================================================================================================================

DILUTED EARNINGS PER COMMON SHARE:
Income before debt restructurings and cumulative
  effect of changes in accounting principles                                     $    2.51            $    1.77          $     1.85
Debt restructurings, net of tax                                                      (0.03)                  --                  --
Cumulative effect of changes in accounting principles, net of tax                    (0.06)                  --                  --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       $    2.42            $    1.77          $     1.85
====================================================================================================================================

NOTE 18 [ ] RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES

RESTRICTIONS ON CASH AND DUE FROM BANKS. The commercial banking subsidiaries of First Tennessee are required to maintain average reserve and clearing balances with the Federal Reserve Bank under the Federal Reserve Act and Regulation D. The balances required on December 31, 2001 and 2000, were $192.3 million and $162.2 million, respectively. These reserves are included in "Cash and due from banks" on the Consolidated Statements of Condition.

RESTRICTIONS ON DIVIDENDS. Dividends are paid by First Tennessee from its assets, which are mainly provided by dividends from its subsidiaries. Certain regulatory restrictions exist regarding the ability of the banking subsidiaries to transfer funds to First Tennessee in the form of cash, dividends, loans or advances. As of December 31, 2001, the banking subsidiaries had undivided profits of $1,123.7 million of which $275.6 million was available for distribution to First Tennessee as dividends without prior regulatory approval.


First Tennessee National Corporation                                        F-69

NOTE 18 [ ] RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES (CONTINUED)

RESTRICTIONS ON INTERCOMPANY TRANSACTIONS. Under Federal banking law, banking subsidiaries may not extend credit to the parent company in excess of 10 percent of the banks' capital stock and surplus, as defined, or $173.7 million on December 31, 2001. The parent company had borrowings of $43.2 million from FTBNA on December 31, 2001. Certain loan agreements also define other restricted transactions related to additional borrowings.

CONTINGENCIES. In 2001, the Tennessee Supreme Court affirmed a $209,156 award of compensatory damages against FTBNA (as successor by merger to Community Bank of Germantown) as well as a $60,000 award in FTBNA's favor against the plaintiff. The Supreme Court also vacated a $9 million punitive damage award against FTBNA and remanded the case to the trial court to reassess punitive damages in accordance with the factors outlined in an earlier Tennessee Supreme Court opinion. No date has been set for the punitive damages hearing. In addition to this case, but excluding those mentioned in the following paragraphs, various other claims and lawsuits are pending against First Tennessee and its subsidiaries. Although First Tennessee cannot predict the outcome of these lawsuits, after consulting with counsel, it is management's opinion that when resolved, these lawsuits will not have a material adverse effect on the consolidated financial statements of First Tennessee.

In May 1996, an action was filed against FTBNA and another defendant in an Alabama federal court alleging that defendants engaged in unfair and deceptive practices in connection with financing satellite dish television systems ("satellite systems"). The case was later certified as a nationwide class action limited to a Truth In Lending Act statutory damages claim which has a cap of $500,000 plus attorneys' fees. In September 1997, another action was filed in Tennessee state court asserting similar claims relating to the same satellite systems financing program. This case was later certified as a nationwide class on some of the alleged claims. In February 2002, these two cases, with approximately 8,000 plaintiff class members, were combined and preliminarily approved as an opt-out class settlement. The settlement is still subject to final court approval and other contingencies. Four additional suits on similar allegations were filed on behalf of multiple individual plaintiffs in Mississippi state court in 2001 and 2002. These cases have also been tentatively settled. Although the final terms and conditions of these settlements have not yet been determined, if the tentative settlements described in this paragraph are consummated, management does not believe they will have a material adverse effect on the consolidated financial statements of First Tennessee. Another case, filed by nine plaintiffs and involving similar allegations, is now pending in federal court in Mississippi. In addition, two similar satellite systems actions, each filed by one plaintiff, are now pending in the Choctaw Tribal Court. Because the cases or claims that do not settle are, or could be, in forums that have sometimes awarded higher damages than similar actions in other jurisdictions, First Tennessee cannot at this time evaluate either the likelihood of an unfavorable outcome or the dollar amount of any potential loss exposure. First Tennessee believes that it has valid defenses, which it intends to vigorously assert.

Many mortgage lenders, including a First Tennessee subsidiary, have been sued in putative class actions on the theory that yield spread premiums paid to mortgage brokers are referral fees banned by the Real Estate Settlement Practices Act. Under that act, liability for an impermissible referral fee is three times the amount of the fee. Accordingly, the potential damages are substantial. In June 2001, the Eleventh Circuit Court of Appeals upheld certification of a class in a yield spread premium case against a lender unaffiliated with First Tennessee. Although the decision was procedural, certain statements in the decision could be interpreted to suggest a liability standard favorable to plaintiff borrowers. In October 2001, the U.S. Department of Housing and Urban Development (HUD) published a policy statement disagreeing with the Eleventh Circuit's decision. In other pending cases involving lenders unaffiliated with First Tennessee, the Eleventh Circuit has ordered briefing on the effect of HUD's new policy statement. Because the suits against First Tennessee's subsidiary are in an early stage of litigation and the law in this area is not clearly established, First Tennessee cannot at this time evaluate either the likelihood of an unfavorable outcome or the dollar amount of any potential loss exposure. First Tennessee believes its subsidiary's yield spread premium payments, which are consistent with industry practices, are lawful, and intends to defend vigorously the lawsuits against it.

LOAN COMMITMENTS. First Tennessee enters into fixed and variable loan commitments with customers. When these commitments have contract rate adjustments that lag changes in market rates, the financial instruments have characteristics similar to option contracts. First Tennessee follows the same credit policies and underwriting practices in making commitments as it does for on-balance sheet instruments. Each counterparty's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, is based on management's credit evaluation of the counterparty.

Commitments to extend credit are contractual obligations to lend to a customer as long as all established contractual conditions are met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The majority of First Tennessee's loan commitments has maturities less than one year and reflects the prevailing market rates at the time of the commitment. Since commitments may expire without being fully drawn upon, the total contract amount does not necessarily represent future cash requirements.

Other commitments include standby and commercial letters of credit and other credit enhancements. Standby and commercial letters of credit and other credit enhancements are conditional commitments issued by First Tennessee to guarantee the


F-70                                       First Tennessee National Corporation

NOTE 18 [ ] RESTRICTIONS, CONTINGENCIES, COMMITMENTS AND OTHER DISCLOSURES (CONTINUED)

performance and/or payment of a customer to a third party in connection with specified transactions. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

The following is a summary of the maximum credit exposure of each class of lending related off-balance sheet financial instruments outstanding on December 31:

(Dollars in millions)                             2001               2000
--------------------------------------------------------------------------------
Commitments to extend credit:
  Consumer credit card lines                  $  1,188.0          $  1,532.7
  Consumer home equity                           1,196.4               733.0
  Commercial real estate and construction
   and land development                          1,055.2             1,003.4
  Commercial and other                           1,358.2             1,515.1
--------------------------------------------------------------------------------
Total loan commitments*                          4,797.8             4,784.2
Other commitments:
  Standby letters of credit                        389.2               323.7
  Other                                            223.9               235.3
--------------------------------------------------------------------------------
Total loan and other commitments              $  5,410.9          $  5,343.2
================================================================================
*Total loan commitments do not include mortgage banking interest rate lock commitments which, subsequent to adoption of SFAS No. 133, are included on the balance sheet at fair value in other assets. The contractual amounts for 2001 and 2000 are $1.5 billion and $.7 billion, respectively.

OTHER DISCLOSURES - COMPANY OWNED LIFE INSURANCE. First Tennessee has purchased life insurance on certain of its employees and is the beneficiary on these policies. On December 31, 2001, the cash surrender value of these policies, which is included in "Capital markets receivables and other assets" on the Consolidated Statements of Condition, was $203.7 million. There are no restrictions on the proceeds from these benefits, and First Tennessee has not borrowed against the cash surrender value of these policies.

OTHER DISCLOSURES - LEASE ARRANGEMENT. First Tennessee has a lease arrangement with a single-purpose entity for FHHLC's main office headquarters in Dallas. Under this arrangement, First Tennessee has guaranteed a significant portion of the residual value of the Dallas property through the end of the lease term in 2011. Approximately $41 million of the construction cost of the property is not reflected on First Tennessee's Statement of Condition but is rather owned by the single-purpose entity. If the value of the property were to decline below its original construction cost, First Tennessee would be obligated to reimburse the single-purpose entity for a significant portion of the deficiency, if any, at the end of the lease term.

NOTE 19 [ ] SHAREHOLDER PROTECTION RIGHTS AGREEMENT

On October 20, 1998, First Tennessee adopted a Shareholder Protection Rights Agreement (the "Agreement") and declared a dividend of one right on each outstanding share of common stock held on November 2, 1998, or issued thereafter and prior to the time the rights separate and thereafter pursuant to options and convertible securities outstanding at the time the rights separate.

The Agreement provides that until the earlier of the tenth business day (subject to certain adjustments by the board of directors) after a person or group commences a tender or exchange offer that will, subject to certain exceptions, result in such person or group owning 10 percent or more of First Tennessee's common stock, or the tenth business day (subject to certain adjustments by the board) after the public announcement by First Tennessee that a person or group owns 10 percent or more of First Tennessee's common stock, the rights will be evidenced by the common stock certificates, will automatically trade with the common stock, and will not be exercisable. Thereafter, separate rights certificates will be distributed, and each right will entitle its holder to purchase one one-hundredth of a share of participating preferred stock having economic and voting terms similar to those of one share of common stock for an exercise price of $150.

If any person or group acquires 10 percent or more of First Tennessee's common stock, then each right (other than rights beneficially owned by holders of 10 percent or more of the common stock or affiliates, associates or transferees thereof, which rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of First Tennessee common stock or participating preferred stock having a market value of twice the exercise price. Also, if there is a 10 percent shareholder and First Tennessee is involved in certain significant transactions, each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the other party having a market value of twice the exercise price. If any person or group acquires 10 percent or more (but not more than 50 percent) of First Tennessee's common stock, First


First Tennessee National Corporation                                       F-71

Tennessee's board of directors may, at its option, exchange one share of First Tennessee common stock or one one-hundredth of a share of participating preferred stock for each right (other than rights which have become void). The board of directors may amend the Agreement in any respect prior to the tenth business day after announcement by First Tennessee that a person or group has acquired 10 percent or more of First Tennessee's common stock. The rights will expire on the earliest of the following times: the time of the exchange described in the second preceding sentence; December 31, 2009; or the date the rights are redeemed as described in the following sentence. The rights may be redeemed by the board of directors for $0.001 per right until 10 business days after First Tennessee announces that any person or group owns 10 percent or more of First Tennessee's common stock.

NOTE 20 [ ] SAVINGS, PENSION AND OTHER EMPLOYEE BENEFITS

SAVINGS PLAN. Substantially all employees of First Tennessee are covered by a contributory savings plan in conjunction with a flexible benefits plan. During the year, First Tennessee makes contributions to each employee's flexible benefits plan account. These contributions are based on length of service and a percentage of the employee's salary. The employees have the option to direct a portion or all of the contribution into their savings plan accounts. Employees may also make pre-tax and after-tax personal contributions to the savings plan. First Tennessee matches the majority of employee pre-tax contributions invested in First Tennessee's common stock (or for employees of FHHLC, contributions made to any savings plan fund) at a rate of $.50 for each $1.00 invested up to 6 percent of the employee's qualifying salary. Contributions made by First Tennessee to the flexible benefits plan were $18.3 million for 2001, $19.5 million for 2000 and $18.8 million for 1999. A feature of the savings plan allows employees to choose to invest their savings in one or more of six various component funds, including a company stock fund. During December 2001, First Tennessee converted the company stock fund component of its savings plan to a nonleveraged employee stock ownership plan (ESOP). This component fund remains part of the savings plan. Compensation cost related to the ESOP is measured as the amount allocated from matching contributions and discretionary contributions contributed to the ESOP and is included in the contributions amount above. Dividends on shares held by the ESOP are charged to retained earnings and shares held by the ESOP are treated as outstanding in computing earnings per share. The number of allocated shares held by the ESOP totaled 9,172,293 at December 31, 2001.

PENSION PLAN. Substantially all employees of First Tennessee are covered by a noncontributory, defined benefit pension plan. Pension benefits are based on years of service, average compensation near retirement and estimated social security benefits at age 65. The annual funding is based on an actuarially determined amount using the entry age cost method.

OTHER EMPLOYEE BENEFITS. First Tennessee provides postretirement medical insurance to full-time employees retiring under the provisions of the First Tennessee Pension Plan. The postretirement medical plan is contributory with retiree contributions adjusted annually. The plan is based on criteria that are a combination of the employee's age and years of service and utilizes a two-step approach. For any employee retiring on or after January 1, 1995, First Tennessee will contribute a fixed amount based on years of service and age at time of retirement.

ACTUARIAL ASSUMPTIONS. The actuarial assumptions used in the defined benefit pension plan and the other employee benefit plans were as follows:

                                                                    Pension Benefits                   Postretirement Benefits
                                                          ----------------------------------    -----------------------------------
                                                             2001        2000        1999          2001         2000        1999
-----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF
  SEPTEMBER 30 MEASUREMENT DATE
Discount rate                                                7.25%       7.75%       7.50%         7.25%        7.75%       7.50%
Expected return on plan assets                              10.00       10.00       10.00         10.00        10.00       10.00
Expected return on plan assets dedicated to
  employees who retired prior to January 1, 1993              N/A         N/A         N/A          6.50         6.50        6.50
Rate of compensation increase                                4.00        4.00        4.00           N/A          N/A         N/A
-----------------------------------------------------------------------------------------------------------------------------------


F-72                                       First Tennessee National Corporation

The components of net periodic benefit cost for the plan years 2001, 2000 and 1999 were as follows:

                                                                Pension Benefits                     Postretirement Benefits
                                                  ------------------------------------------  -------------------------------------
(Dollars in thousands)                                  2001          2000        1999              2001        2000       1999
-----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                         $  8,943     $  9,024     $  8,341          $   860     $   900     $   832
Interest cost                                          13,893       12,868       11,468            1,773       1,824       1,711
Expected return on plan assets                        (26,661)     (23,853)     (20,950)          (1,954)     (1,696)     (1,480)
Amortization of prior service cost                        338          338          322             (176)          6           3
Recognized gains/(losses)                                  --           --          311             (299)       (154)         --
Amortization of transition obligation or asset           (460)        (460)        (460)             989         989         989
-----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost/(benefit)                  $ (3,947)    $ (2,083)    $   (968)         $ 1,193     $ 1,869     $ 2,055
===================================================================================================================================

The following table sets forth the plans' funded status reconciled to the amounts shown in the Consolidated Statements of Condition:

                                                                         Pension Benefits               Postretirement Benefits
                                                                --------------------------------    -------------------------------
(Dollars in thousands)                                                2001              2000             2001             2000
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of plan year                       $ 182,298         $ 174,039         $ 23,732         $ 25,059
Service cost                                                           8,943             9,024              860              900
Interest cost                                                         13,893            12,868            1,773            1,824
Amendments                                                             4,796                --               --           (2,369)
Actuarial (gain)/loss                                                 17,545            (7,572)           3,896              (65)
Benefits paid                                                         (6,808)           (6,061)          (2,284)          (1,617)
-----------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of plan year                             $ 220,667         $ 182,298         $ 27,977         $ 23,732
===================================================================================================================================
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of plan year                $ 294,238         $ 258,552         $ 21,706         $ 19,129
Actual return on plan assets                                         (14,304)           41,747             (779)           3,222
Employer contribution                                                     --                --            1,040              972
Benefits paid                                                         (6,808)           (6,061)          (2,284)          (1,617)
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of plan year                      $ 273,126         $ 294,238         $ 19,683         $ 21,706
===================================================================================================================================
NET FUNDED STATUS AT SEPTEMBER 30                                  $  52,459         $ 111,940         $ (8,294)        $ (2,026)
Unrecognized net actuarial (gain)/loss                                17,118           (41,392)              68           (6,860)
Unrecognized net transitional (asset)/obligation                        (480)             (940)          10,873           11,862
Unrecognized prior service cost                                        6,708             2,250           (2,124)          (2,300)
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost at September 30                                  75,805            71,858              523              676
Contributions paid from October 1 to December 31                          --                --               --            1,040
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost at December 31                                $  75,805         $  71,858         $    523         $  1,716
===================================================================================================================================

The following table sets forth the amounts and types of mutual funds managed by FTBNA that are included in plan assets.

                                                                    Pension Benefits                   Postretirement Benefits
                                                          -----------------------------------     ---------------------------------
(Dollars in thousands)                                            2001           2000                   2001            2000
-----------------------------------------------------------------------------------------------------------------------------------
First Funds Capital Appreciation Portfolio Class I            $   26,202     $   43,970               $  1,540        $  2,461
First Funds Growth & Income Portfolio Class I                    113,538        138,749                  6,576           7,693
First Funds Bond Portfolio Class I                               106,878         96,611                  5,755           4,876
-----------------------------------------------------------------------------------------------------------------------------------


First Tennessee National Corporation                                       F-73

In 2001 and 2000 the cost of health care benefits was projected to increase at an annual per capita rate of 5.75 percent and to remain at an even level thereafter. In 1999, the annual rate of increase was assumed to be 6.75 percent decreasing evenly to a rate of 5.75 percent by the year 2000 and remaining at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(Dollars in thousands)                                                                        1% Increase           1% Decrease
-----------------------------------------------------------------------------------------------------------------------------------
Adjusted total service and interest cost components                                            $   2,704             $   2,570
Adjusted postretirement benefit obligation at end of plan year                                    29,048                27,026
-----------------------------------------------------------------------------------------------------------------------------------

First Tennessee provides benefits to former and inactive employees after employment but before retirement. The obligation recognized in accordance with accounting standards was $2.4 million in 2001, $4.8 million in 2000 and $.2 million in 1999.

Medical and group life insurance expenses incurred for active employees are shown in the following table:

(Dollars in thousands)                                                              2001                 2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
Medical plan expense based on claims incurred                                   $  18,759            $  17,679          $  14,558
Participants                                                                        6,668                6,522              7,567
-----------------------------------------------------------------------------------------------------------------------------------
Group life insurance expense based on benefits incurred                         $   1,210            $   1,271          $   1,392
Participants                                                                        9,872                9,811             10,860
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 21 [ ] STOCK OPTION, RESTRICTED STOCK INCENTIVE, AND DIVIDEND REINVESTMENT PLANS

STOCK OPTION PLANS. First Tennessee issues non-qualified stock options under various plans to employees, non-employee directors, and bank advisory board members. The plans provide for the issuance of First Tennessee common stock at a price equal to its fair market value at the date of grant; however, the exercise price may be less than the fair market value if the grantee has agreed to receive the options in lieu of compensation. The foregone compensation plus the exercise price must equal the fair market value of the stock on the date of grant. All options expire 10 years from the date of grant, except for those options that were part of compensation deferral, which expire 20 years from the date of grant. There were 11,696,344 shares available for option plan grants on December 31, 2001.


F-74                                       First Tennessee National Corporation

NOTE 21 [ ] STOCK OPTION, RESTRICTED STOCK INCENTIVE, AND DIVIDEND REINVESTMENT PLANS (CONTINUED)

As a result of plan amendments adopted by the board of directors during 1997, employees may defer the receipt of shares upon the exercise of stock options. The summary of stock option activity is shown below:

                                                                                                                  Weighted
                                                                                 Options                           Average
                                                                               Outstanding                     Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
January 1, 1999                                                                  13,254,602                       $  18.96
Options granted                                                                   6,151,908                          34.28
Options exercised*                                                               (1,982,652)                         17.10
Options canceled                                                                   (524,348)                         32.27
                                                                               -------------
December 31, 1999                                                                16,899,510                          24.33
                                                                               =============
Options exercisable                                                              12,316,124                          21.06
-----------------------------------------------------------------------------------------------------------------------------------
January 1, 2000                                                                  16,899,510                       $  24.33
Options granted                                                                   7,423,312                          17.56
Options exercised*                                                               (1,491,040)                         12.32
Options canceled                                                                 (1,575,966)                         27.39
                                                                               -------------
December 31, 2000                                                                21,255,816                          22.58
                                                                               =============
Options exercisable                                                              17,246,539                          21.18
-----------------------------------------------------------------------------------------------------------------------------------
January 1, 2001                                                                  21,255,816                       $  22.58
Options granted                                                                   5,334,043                          28.83
Options exercised*                                                               (4,953,435)                         18.10
Options canceled                                                                   (525,334)                         30.96
                                                                               -------------
December 31, 2001                                                                21,111,090                          25.00
                                                                               =============
Options exercisable                                                              15,620,729                          22.45
-----------------------------------------------------------------------------------------------------------------------------------
*Stock options exercised for 2001, 2000 and 1999 respectively, included
 386,026; 112,306 and 106,392 options converted to stock equivalents as part of the deferred compensation program.

The following table summarizes information about stock options outstanding on December 31, 2001:

                                                                                 Weighted                               Weighted
                                                               Weighted           Average                                Average
                                                                Average          Exercise                               Exercise
                                                               Remaining         Price -                                 Price -
                                             Options          Contractual        Options             Options            Options
Exercise Price Range                       Outstanding            Life         Outstanding         Exercisable         Exercisable
-----------------------------------------------------------------------------------------------------------------------------------
$ 4.00 - $14.00                             1,780,348          6.25 years        $ 10.20            1,780,348           $ 10.20
$14.01 - $24.00                             7,627,792         12.21 years          18.45            7,359,492             18.46
$24.01 - $34.00                             9,163,992         14.30 years          29.86            6,051,138             29.97
$34.01 - $44.00                             2,538,958          7.72 years          37.53              429,751             35.67
-----------------------------------------------------------------------------------------------------------------------------------

First Tennessee accounts for these plans under APB Opinion No. 25 pursuant to which recognized compensation costs are negligible. Had compensation cost for these plans been determined consistent with SFAS No. 123, First Tennessee's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                                              December 31
                                                                       ------------------------------------------------------------
(Dollars in thousands except per share data)                                   2001               2000                 1999
-----------------------------------------------------------------------------------------------------------------------------------
Net income, as reported                                                    $  318,209          $  232,581          $  247,533
Pro forma net income                                                          306,764             216,444             237,948
Earnings per share, as reported                                                  2.49                1.79                1.90
Pro forma earnings per share                                                     2.40                1.67                1.82
-----------------------------------------------------------------------------------------------------------------------------------


First Tennessee National Corporation                                       F-75

NOTE 21 [ ] STOCK OPTION, RESTRICTED STOCK INCENTIVE, AND DIVIDEND REINVESTMENT PLANS (CONTINUED)

Total compensation costs that would have been recognized in income under SFAS No. 123 for all stock-based compensation awards was $18.7 million for 2001, $26.4 million for 2000 and $15.7 million for 1999.

Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. First Tennessee used the Black-Scholes Option Pricing Model to estimate the fair value of stock options granted in 2001, 2000 and 1999, with the following assumptions:

                                                                                2001             2000             1999
---------------------------------------------------------------------------------------------------------------------------------
Expected dividend yield                                                           2.74%             2.84%            3.03%
Expected option lives of options issued at market                            6.19 years        6.56 years       4.83 years
Expected option lives of options issued below market                         2.19 years        2.08 years       2.15 years
Expected volatility                                                              24.56%            24.25%           20.04%
Risk-free interest rates                                                          4.75%             6.50%            5.30%
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Weighted
                                                                                                                  Average Fair
                                                                                                 Number         Value per Option
                                                                                                 Issued           at Grant Date
-----------------------------------------------------------------------------------------------------------------------------------
2001:
Options issued at market on the date of grant                                                   3,246,384            $  8.18
Options issued below market on the date of grant                                                2,087,659               8.58
-----------------------------------------------------------------------------------------------------------------------------------
2000:
Options issued at market on the date of grant                                                   3,142,929            $  5.34
Options issued below market on the date of grant                                                4,280,383               5.20
-----------------------------------------------------------------------------------------------------------------------------------
1999:
Options issued at market on the date of grant                                                   2,720,585            $  7.71
Options issued below market on the date of grant                                                3,431,323               8.01
-----------------------------------------------------------------------------------------------------------------------------------

RESTRICTED STOCK INCENTIVE PLANS. First Tennessee has authorized the issuance of its common stock for awards to executive employees who have a significant impact on the profitability of First Tennessee under restricted stock incentive plans. Additionally, one of the plans provides for 6,000 shares of restricted stock to be granted to each new non-employee director upon election to the board of directors with restrictions lapsing as defined in the plans. In 2001 First Tennessee granted 9,796 restricted shares under the plans. In 2000, 10,000 restricted shares were granted and 170,112 shares were granted in 1999. Compensation expense related to these plans was $2.2 million, $2.0 million and $2.1 million for the years 2001, 2000 and 1999, respectively. There were 669,645 shares available for restricted stock incentive grants on December 31, 2001.

The board of directors approved amendments to the restricted stock plan during 1998 permitting deferral by participants of the receipt of restricted stock prior to the lapse of restrictions.

DIVIDEND REINVESTMENT PLAN. The Dividend Reinvestment and Stock Purchase Plan, as amended in 1995, authorizes the sale of First Tennessee's common stock from authorized, but unissued common stock or from shares acquired on the open market to shareholders who choose to invest all or a portion of their cash dividends and make optional cash payments of $25 to $10,000 per quarter without paying commissions. Shares for this plan are purchased on the open market. The price of the shares purchased directly from First Tennessee is the mean between the high and low sales price on the investment date. The price of shares purchased on the open market is the average price paid.


F-76                                       First Tennessee National Corporation

NOTE 22 [ ] BUSINESS SEGMENT INFORMATION

First Tennessee provides traditional retail/commercial banking and other financial services to its customers. These products and services are categorized into two broad groups: a regional banking group and national lines of business. The regional banking group provides a comprehensive package of financial services including traditional banking, trust services, investments, asset management, insurance and credit card services to its customers. Banking subsidiaries offer general banking products through financial centers in 21 Tennessee counties, in northern Mississippi, northwest Arkansas and northern Georgia as well as through consumer finance offices in 12 states nationwide. The national lines of business include mortgage banking, capital markets and transaction processing. Mortgage banking offers first and second mortgages through origination offices in 31 states and also services a multi-billion dollar portfolio. Capital markets offers investment securities and advisory services such as portfolio analysis, tax planning, equity research and loan securitization to institutional clients nationwide through offices in Chicago, Cleveland, Dallas, Kansas City, Los Angeles, Memphis, Mobile, Nashville and New York City. Transaction processing includes credit card merchant processing, nationwide check clearing and remittance processing. The Other segment is used to isolate corporate items such as expense related to guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures and securities gains or losses which include any venture capital gains or losses and related incentive costs.

First Tennessee's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The measurements used in reporting these segments are the same as those reviewed monthly by the chief operating decision-maker. Total revenue, expense and asset levels reflect those which are specifically identifiable or which are allocated based on an internal allocation method. Net interest income is allocated to the segments using a combination of matched funding and multiple pool transfer pricing methods. In addition to expenses paid directly by the segments, allocated expenses may be charged to the lines of business based on the utilization of resources. Equity is allocated to the segments through risk analysis that incorporates the appropriate level of credit, operating, market and franchise risk factors. Because the allocations are based on internally developed assignments and allocations, they are to an extent subjective. This assignment and allocation has been consistently applied for all periods presented. The following table reflects the approximate amounts of consolidated revenue, expense, tax, and assets for the three years ended December 31, for each segment:

                                                    Regional
                                                    Banking       Mortgage       Capital  Transaction
(Dollars in thousands)                               Group        Banking        Markets  Processing      Other      CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
2001
Interest income                                  $   897,009    $  244,126    $   40,603    $ 17,133    $     --     $ 1,198,871
Interest expense                                     340,017       136,236        34,626       1,717          --         512,596
-----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                556,992       107,890         5,977      15,416          --         686,275
Other revenues                                       356,716       592,380       348,936      93,271      (4,331)      1,386,972
Depreciation and
  amortization*                                       32,722       149,899         2,387       6,525          --         191,533
Other expenses**                                     594,398       451,933       242,671      90,551       8,491       1,388,044
-----------------------------------------------------------------------------------------------------------------------------------
  Pre-tax income                                     286,588        98,438       109,855      11,611     (12,822)        493,670
Income taxes                                          97,756        36,525        41,640       4,412     (16,265)        164,068
-----------------------------------------------------------------------------------------------------------------------------------
  Income before debt restructurings
   and cumulative effect of changes
   in accounting principles                          188,832        61,913        68,215       7,199       3,443         329,602
Debt restructurings, net of tax                           --            --            --          --      (3,225)         (3,225)
Cumulative effect of changes in
  accounting principles, net of tax                       --            --            --          --      (8,168)         (8,168)
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                       $   188,832    $   61,913    $   68,215    $  7,199    $ (7,950)    $   318,209
===================================================================================================================================
Average assets                                   $12,984,396    $4,603,780    $1,067,445    $567,091    $     --     $19,222,712
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for
  long-lived assets                              $     9,476    $    5,881    $    3,700    $  8,637    $     --     $    27,694
-----------------------------------------------------------------------------------------------------------------------------------
 *Includes amortization expense on mortgage servicing rights and hedges that is reported in mortgage banking income on the Consolidated
  Statements of Income.
**Includes loan loss provision.

First Tennessee National Corporation                                       F-77

                                                Regional
                                                Banking         Mortgage       Capital   Transaction
(Dollars in thousands)                           Group          Banking        Markets   Processing      Other        Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
2000
Interest income                              $ 1,020,276     $   281,698      $ 44,029     $ 17,043     $     --      $ 1,363,046
Interest expense                                 481,912         239,251        40,990        2,542           --          764,695
-----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                           538,364          42,447         3,039       14,501           --          598,351
Other revenues                                   405,328         413,441       118,709       98,991       (4,207)       1,032,262
Depreciation and
   amortization*                                  55,406         127,833         1,248        7,043           --          191,530
Other expenses**                                 504,411         406,200        91,248       91,730        8,492        1,102,081
-----------------------------------------------------------------------------------------------------------------------------------
   Pre-tax income                                383,875         (78,145)       29,252       14,719      (12,699)         337,002
Income taxes                                     133,542         (40,808)       10,920        5,593       (4,826)         104,421
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                   $   250,333     $   (37,337)     $ 18,332     $  9,126     $ (7,873)     $   232,581
===================================================================================================================================
Average assets                               $12,962,611     $ 5,042,760      $761,919     $553,536     $     --      $19,320,826
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for
  long-lived assets                          $    27,255     $     7,235      $    991     $  9,402     $     --      $    44,883
-----------------------------------------------------------------------------------------------------------------------------------
1999
Interest income                              $   877,619     $   273,158      $ 38,659     $ 17,728     $     --      $ 1,207,164
Interest expense                                 367,523         214,263        33,760        2,108           --          617,654
-----------------------------------------------------------------------------------------------------------------------------------
   Net interest income                           510,096          58,895         4,899       15,620           --          589,510
Other revenues                                   264,947         640,323       126,905       88,672        2,257        1,123,104
Depreciation and
   amortization(*)                                41,249         172,673         1,363        3,921           --          219,206
Other expenses(**)                               461,386         471,354        95,386       77,218        8,625        1,113,969
-----------------------------------------------------------------------------------------------------------------------------------
   Pre-tax income                                272,408          55,191        35,055       23,153       (6,368)         379,439
Income taxes                                      91,183          21,145        13,199        8,798       (2,419)         131,906
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                   $   181,225     $    34,046      $ 21,856     $ 14,355     $ (3,949)     $   247,533
===================================================================================================================================
Average assets                               $12,040,121     $ 5,300,788      $779,893     $499,953     $     --      $18,620,755
-----------------------------------------------------------------------------------------------------------------------------------
Expenditures for
  long-lived assets                          $    61,037     $    35,625      $  1,259     $  8,499     $     --      $   106,420
-----------------------------------------------------------------------------------------------------------------------------------
 *Includes amortization expense on mortgage servicing rights and hedges that is reported in mortgage banking income on the Consolidated
  Statements of Income.
**Includes loan loss provision.

F-78                                       First Tennessee National Corporation

NOTE 23 [ ] FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting standards require the disclosure of estimated fair values of all asset, liability and off-balance sheet financial instruments. The following fair value estimates are determined as of a specific point in time utilizing various assumptions and estimates. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. In some cases, book value is a reasonable estimate of fair value due to the relatively short period of time between origination of the instrument and its expected realization. The following table summarizes the book value and estimated fair value of financial instruments recorded in the Consolidated Statements of Condition as well as off-balance sheet commitments as of December 31, 2001 and 2000:

                                                                   ON DECEMBER 31, 2001                 On December 31, 2000
                                                             ---------------------------------   ----------------------------------
                                                                  Book              Fair              Book              Fair
 (Dollars in thousands)                                           Value             Value             Value             Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Loans, net of unearned income:
  Floating                                                    $  5,329,684      $  5,330,389      $  5,228,815      $  5,228,890
  Fixed                                                          4,890,503         5,042,640         4,949,333         5,028,614
  Nonaccrual                                                        62,956            62,956            61,302            61,302
  Allowance for loan losses                                       (155,373)         (155,373)         (143,696)         (143,696)
-----------------------------------------------------------------------------------------------------------------------------------
Total net loans                                                 10,127,770        10,280,612        10,095,754        10,175,110
Liquid assets                                                      877,359           877,359           379,676           379,676
Loans held for sale*                                             3,399,309         3,411,284         1,735,070         1,768,464
Securities available for sale                                    2,064,611         2,064,611         2,200,741         2,200,741
Securities held to maturity                                        461,259           459,109           638,315           619,728
Derivative assets                                                  172,801           172,801           197,182           214,740
Nonearning assets                                                1,367,719         1,367,719         1,081,800         1,081,800
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits:
  Defined maturity                                            $  5,591,436      $  5,644,505      $  5,596,013      $  5,627,825
  Undefined maturity                                             8,014,898         8,014,898         6,592,678         6,592,678
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                  13,606,334        13,659,403        12,188,691        12,220,503
Short-term borrowings                                            3,370,694         3,370,681         3,437,561         3,437,454
Term borrowings                                                    550,361           550,860           409,676           402,941
Derivative liabilities                                              75,232            75,232            21,210            24,203
Other noninterest-bearing liabilities                              477,186           477,186           216,172           216,172
Guaranteed preferred beneficial interests in First
  Tennessee's junior subordinated debentures                       100,000            95,651           100,000            87,578
Preferred stock of subsidiary                                       44,187            45,909            38,428            36,603
-----------------------------------------------------------------------------------------------------------------------------------

                                                               Contractual             Fair        Contractual            Fair
                                                                  Amount              Value           Amount              Value
-----------------------------------------------------------------------------------------------------------------------------------
 OFF-BALANCE SHEET COMMITMENTS:
 Loan commitments**                                           $  4,797,750          $  4,419      $  4,784,295          $  3,439
 Other commitments                                                 613,100             5,838           558,936             5,663
-----------------------------------------------------------------------------------------------------------------------------------
 *Mortgage loans held for sale include fair value related to MSR of approximately $33.1 million and $20.6 million on December 31, 2001 and
  2000, respectively.
**Loan commitments do not include mortgage banking interest rate lock commitments which subsequent to the adoption of SFAS No. 133, are included on the balance sheet in derivative assets. The amounts for
  2000 which are not included on the balance sheet are loan commitments of $716.3 million with a fair value of $1.1 million.

First Tennessee National Corporation                                       F-79

The following describes the assumptions and methodologies used to estimate the fair value for financial instruments:

FLOATING RATE LOANS. With the exception of floating rate 1-4 family residential mortgage loans, the fair value is approximated by the book value. Floating rate 1-4 family residential mortgage loans reprice annually and will lag movements in market rates; whereas, commercial and consumer loans typically reprice monthly. The fair value for floating rate 1-4 family mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds have been applied to the floating rate 1-4 family residential mortgage portfolio.

FIXED RATE LOANS. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds have been applied to the fixed rate mortgage and installment loan portfolios.

NONACCRUAL LOANS. The fair value is approximated by the book value.

ALLOWANCE FOR LOAN LOSSES. The fair value is approximated by the book value. Additionally, the credit exposure known to exist in the loan portfolio is embodied in the allowance for loan losses.

LIQUID ASSETS. The fair value is approximated by the book value. For the purpose of this disclosure, liquid assets consist of federal funds sold, securities purchased under agreements to resell, capital markets securities inventory, mortgage banking trading securities, and investment in bank time deposits.

MORTGAGE LOANS HELD FOR SALE. Fair values are based primarily on quoted market prices.

SECURITIES AVAILABLE FOR SALE. Fair values are based primarily on quoted market prices.

SECURITIES HELD TO MATURITY. Fair values for marketable securities are based primarily on quoted market prices. Fair values for securitized loans are based upon cash flows discounted at a market yield. Market yields are computed by adding Treasury yields at year-end plus an appropriate spread estimated by observing quotes on similarly structured marketable securities and changes in swap spreads.

DERIVATIVE ASSETS. Fair values are based primarily on quoted market prices.

NONEARNING ASSETS. The fair value is approximated by the book value. For the purpose of this disclosure, nonearning assets include cash and due from banks, accrued interest receivable and capital markets receivables.

DEFINED MATURITY DEPOSITS. The fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted by using the current market rates of similar instruments applicable to the remaining maturity. For the purpose of this disclosure, defined maturity deposits include all certificates of deposit and other time deposits.

UNDEFINED MATURITY DEPOSITS. The fair value is approximated by the book value. For the purpose of this disclosure, undefined maturity deposits include demand deposits, checking interest accounts, savings accounts, and money market accounts.

SHORT-TERM BORROWINGS. The fair value of federal funds purchased, securities sold under agreements to repurchase, commercial paper, bank notes and other short-term borrowings is approximated by the book value. The fair value for Federal Home Loan Bank borrowings is determined using discounted future cash flows.

DERIVATIVE LIABILITIES. Fair values are based primarily on quoted market prices.

TERM BORROWINGS. The fair value is approximated by the present value of the contractual cash flows discounted by the investor's yield which considers First Tennessee's and FTBNA's debt ratings.

OTHER NONINTEREST-BEARING LIABILITIES. For the purpose of this disclosure, other noninterest-bearing liabilities include accrued interest payable and capital markets payables. The fair value is approximated by the book value.

GUARANTEED PREFERRED BENEFICIAL INTERESTS. The fair value is approximated by the present value of the contractual cash flows discounted by the investor's yield which considers First Tennessee's debt rating.


F-80                                       First Tennessee National Corporation

PREFERRED STOCK OF SUBSIDIARY. The fair value is approximated by the current trade amount of similar instruments.

LOAN COMMITMENTS. Fair values are based on fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standing.

OTHER COMMITMENTS. Fair values are based on fees charged to enter into similar agreements.

NOTE 24 [ ] SECURITIZATIONS

During 2001 and 2000, FHHLC securitized $20.2 billion and $11.6 billion, respectively, of single-family residential mortgage loans in primarily proprietary and agency securitization transactions, and the resulting securities were sold as senior and subordinate certificates. FHHLC recognized net pretax gains of $260.7 million in 2001 and $104.9 million in 2000 on these sales, which were recorded in mortgage banking noninterest income and securities gains. In certain cases, FHHLC continues to service and receive servicing fees related to the securitized mortgage loans, and has also retained interest only strips or senior certificates structured as principal only strips. FHHLC received annual servicing fees approximating .37 percent in 2001 and .35 percent in 2000 of the outstanding balance of the underlying loans. In 2001 and 2000, FHHLC recognized approximately $378.8 million and $230.2 million, respectively, in mortgage servicing rights through these securitizations. These mortgage servicing rights, as well as other mortgage servicing rights held by FHHLC, are discussed further in Note 6 - Mortgage Servicing Rights. The investors and the securitization trusts have no recourse to assets of FHHLC or First Tennessee for failure of debtors to pay when due.

FHHLC uses assumptions and estimates in determining the fair value allocated to retained interests at the time of initial securitization. The key economic assumptions used to measure the fair value of the mortgage servicing rights
(MSR), interest only strips (IO) and principal only strips (PO) at the date of securitization were as follows:

                                                      MSR                      IO                    PO
---------------------------------------------------------------------------------------------------------------
2001
Weighted average life (in years)                   4.5-7.0                  4.4-6.9                 N/A
Annual prepayment rate                          11.8% - 20.5%            11.8% - 20.5%              N/A
Annual discount rate                            10.3% - 10.5%            10.3% - 10.5%              N/A
Annual cost to service                       $  43-$44 per loan               N/A                   N/A
Annual earnings on escrow                        4.1% - 5.7%                  N/A                   N/A
---------------------------------------------------------------------------------------------------------------
2000
Weighted average life (in years)                  6.0 - 8.7                6.0 - 8.7             8.9 - 9.7
Annual prepayment rate                           8.1% - 13.0%             8.1% - 13.0%          7.5% - 9.0%
Annual discount rate                            10.3% - 10.5%            10.3% - 10.5%          5.0% - 6.2%
Annual cost to service                       $   43 per loan                  N/A                   N/A
Annual earnings on escrow                        5.5% - 6.9%                  N/A                   N/A
---------------------------------------------------------------------------------------------------------------

The expected static pool credit losses as of December 31, 2001, were approximately .10 percent of the original principal balance of loans securitized during 2001. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of the securitized loans. The percentages above represent weighted average credit losses for all securitizations during the year.

First Tennessee National Corporation                                       F-81

The sensitivity of the current fair value of retained interests to immediate 10 percent and 20 percent adverse changes in assumptions on December 30, 2001 are as follows:

(Dollars in thousands, except for annual cost to service)                 MSR                    IO                   PO
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
Fair value of retained interests                                   $      685,005            $  125,831            $  4,886
Weighted average life (in years)                                              6.5                   6.4                 7.5

Annual prepayment rate                                                       13.0%                 13.0%                9.6%
 Impact on fair value of 10% adverse change                        $      (31,676)           $   (6,123)           $    (69)
 Impact on fair value of 20% adverse change                               (60,810)              (11,778)               (145)

Annual discount rate on residual cash flows                                  10.5%                  9.5%                4.7%
 Impact on fair value of 10% adverse change                        $      (27,618)           $   (4,664)           $    (88)
 Impact on fair value of 20% adverse change                               (53,110)               (9,003)               (171)

Annual cost to service                                             $  44 per loan                   N/A                 N/A
 Impact on fair value of 10% adverse change                        $       (7,139)                  N/A                 N/A
 Impact on fair value of 20% adverse change                               (14,277)                  N/A                 N/A

Annual earnings on escrow                                                     4.9%                  N/A                 N/A
 Impact on fair value of 10% adverse change                        $      (14,961)                  N/A                 N/A
 Impact on fair value of 20% adverse change                               (30,228)                  N/A                 N/A
-----------------------------------------------------------------------------------------------------------------------------------

These sensitivities are hypothetical and should not be considered to be predictive of future performance. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot necessarily be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently from any change in another assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Furthermore, the estimated fair values as disclosed should not be considered indicative of future earnings on these assets.

First Tennessee Capital Assets Corporation (FTCAC), an indirect wholly-owned subsidiary of First Tennessee, enters into transactions where mortgage loans are purchased, pooled, securitized and sold. During 2001, $515.1 million and during 2000 $1.0 billion of mortgage loans were sold for pre-tax gains of $5.9 million and $7.1 million, respectively, that were recognized in capital markets noninterest income. FTCAC does not retain servicing rights or any other form of residual on these securitizations.

During 2000, First Tennessee securitized and sold $190 million of indirect automobile loan receivables and recognized a pretax loss of $1.3 million, which was recorded in other noninterest expense. In the securitization, First Tennessee retained an interest only strip and servicing rights, both of which are retained interests in the securitized receivables. First Tennessee receives servicing fees on the outstanding balance of securitized receivables and retains the rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to First Tennessee's assets for failure of debtors to pay when due except to the extent of First Tennessee's rights to future cash flows and any subordinated interests retained. First Tennessee's retained interests are subordinate to investor's interests and are subject to credit, prepayment, and interest rate risks on the transferred financial assets.

First Tennessee uses assumptions and estimates in determining the fair value allocated to the retained interest at the time of initial sale. These assumptions and estimates include projections concerning the annual percentage rates charged to customers, charge-off experience, loan repayment rates, the cost of funds, and discount rates commensurate with the risks involved. For the automobile loan securitization completed during 2000, the fair value assigned to the retained interest at the date of securitization was $8.6 million. Key economic assumptions used in measuring the retained interests at the time of the securitization were as follows: an annual prepayment rate of 13 percent, a weighted average life of 41 months, expected annual credit losses of .97 percent, a discount rate of 9 percent on the servicing asset and 11.5 percent on the interest-only strip, and a yield of 10.07 percent. On December 31, 2001 and 2000, the sensitivity of the current fair value of the retained interests to 10 percent and 20 percent adverse changes in assumptions was not material.


F-82                                       First Tennessee National Corporation

First Tennessee has also securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) in prior years and retained all of the interests in the securitized assets. Fair value for these securities are based upon cash flows discounted at a market yield. Market yields are computed by adding Treasury yields at year-end plus an appropriate spread estimated by observing quotes on similarly structured marketable securities and changes in swap spreads. The retained interest is classified on the balance sheet in "Securities held to maturity".

On December 31, 2001, the sensitivity of the current fair value of the REMIC securities to immediate 10 percent and 20 percent adverse changes in assumptions are as follows:

(Dollars in thousands)                                                                                               2001
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of retained interests                                                                                 $    444,832
Weighted average life (in years)                                                                                    1.9 - 2.0

Annual prepayment rate                                                                                           49.4% - 52.0%
  Impact on fair value of 10% adverse change                                                                     $       (369)
  Impact on fair value of 20% adverse change                                                                             (676)

Annual discount rate on residual cash flows                                                                               6.3%
  Impact on fair value of 10% adverse change                                                                     $    (10,778)
  Impact on fair value of 20% adverse change                                                                          (22,029)
-----------------------------------------------------------------------------------------------------------------------------------

For the years ended December 31, 2001 and 2000, cash flows received and paid related to the automobile and real estate loan securitizations were as follows:

(Dollars in thousands)                                                                         2001                      2000
-----------------------------------------------------------------------------------------------------------------------------------
Proceeds from initial securitizations                                                     $  21,044,776            $  12,932,272
Servicing fees received                                                                         157,076                  161,514
Purchases of delinquent or foreclosed assets                                                     27,595                   24,246
Other cash flows received on retained interests*                                                119,523                  159,365
-----------------------------------------------------------------------------------------------------------------------------------
*Other cash flows include all cash flows from interest-only strips, principal-only strips and REMIC securities.

As of December 31, 2001, the principal amount of loans securitized and other loans managed with them, and the principal amount of delinquent loans, in addition to net credit losses during 2001 are as follows:

                                                                Total Principal           Principal Amount          Net Credit
 (Dollars in thousands)                                         Amount of Loans         of Delinquent Loans*          Losses
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 FOR THE YEAR ENDED
                                                                           ON DECEMBER 31, 2001                  DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------
Type of loan:
  Automobile loans                                             $      272,430                 $    1,913             $   6,201
  Real estate residential                                          30,979,772                    146,983                27,967
--------------------------------------------------------------------------------              ----------             ---------
Total loans managed or securitized**                               31,252,202                 $  148,896             $  34,168
                                                                                              ==========             =========
Loans securitized and sold                                        (23,522,394)
Loans held for sale or securitization                              (3,368,622)
Loans securitized and transferred to
  investment securities                                              (418,616)
--------------------------------------------------------------------------------
    Loans held in portfolio                                    $    3,942,570
================================================================================
 *Includes nonaccrual loans and loans 90 days or more past due.
**Securitized loans are automobile and real estate residential loans in which First Tennessee has a retained interest other than servicing rights.


First Tennessee National Corporation                                       F-83

NOTE 25 [ ] PARENT COMPANY FINANCIAL INFORMATION

Following are condensed statements of the parent company:

STATEMENTS OF CONDITION                                                                                   December 31
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                             2001                  2000
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash                                                                                          $         13          $         14
Securities purchased from subsidiary bank under agreements to resell                                20,848                70,484
-----------------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                                                   20,861                70,498
Investment in bank time deposits                                                                   111,967                44,325
Securities available for sale                                                                       49,779                59,651
Investments in subsidiaries at equity:
  Bank                                                                                           1,528,676             1,448,359
  Non-bank                                                                                          36,185                35,091
Other assets                                                                                        53,162                48,105
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                  $  1,800,630          $  1,706,029
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Commercial paper and other short-term borrowings                                              $     24,273          $     19,169
Accrued employee benefits and other liabilities                                                     77,619                71,810
Term borrowings                                                                                    220,976               230,894
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                                322,868               321,873
Shareholders' equity                                                                             1,477,762             1,384,156
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                    $  1,800,630          $  1,706,029
===================================================================================================================================

STATEMENTS OF INCOME                                                                        Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                           2001                2000                  1999
-----------------------------------------------------------------------------------------------------------------------------------
Dividend income:
  Bank                                                                       $  265,905           $  152,994           $  116,070
  Non-bank                                                                        8,913                9,021                7,957
-----------------------------------------------------------------------------------------------------------------------------------
Total dividend income                                                           274,818              162,015              124,027
Interest income                                                                   6,062                6,517               10,147
Other income                                                                     13,318                  292                  250
-----------------------------------------------------------------------------------------------------------------------------------
  Total income                                                                  294,198              168,824              134,424
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Short-term debt                                                                   843                  989                  840
  Term borrowings                                                                16,617               17,110               20,355
-----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                           17,460               18,099               21,195
Compensation, employee benefits and other expense                                17,739               16,209               14,672
-----------------------------------------------------------------------------------------------------------------------------------
  Total expense                                                                  35,199               34,308               35,867
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed net income
  of subsidiaries                                                               258,999              134,516               98,557
Applicable income taxes                                                          (7,616)             (11,176)             (12,061)
-----------------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries                266,615              145,692              110,618
Equity in undistributed net income of subsidiaries:
  Bank                                                                           50,746               86,236              136,012
  Non-bank                                                                          848                  653                  903
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                   $  318,209           $  232,581           ($ 247,533)
===================================================================================================================================


F-84                                       First Tennessee National Corporation

STATEMENTS OF CASH FLOWS                                                                     Year Ended December 31
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                           2001                 2000                 1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                   $  318,209           $  232,581           $  247,533
Less undistributed net income of subsidiaries                                    51,594               86,889              136,915
-----------------------------------------------------------------------------------------------------------------------------------
Income before undistributed net income of subsidiaries                          266,615              145,692              110,618
Adjustments to reconcile income to net cash provided by operating activities:
  Provision/(benefit) for deferred income taxes                                  (4,129)               1,914                 (807)
  Depreciation and amortization                                                   2,702                3,414                3,048
  Loss/(gain) on sale of securities                                                  27                  (40)                  --
  Gain on divestiture                                                           (13,132)                  --                   --
  Net change in interest receivable and other assets                               (832)              (4,289)              (2,112)
  Net change in interest payable and other liabilities                           16,092               13,275               17,192
-----------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                   728               14,274               17,321
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       267,343              159,966              127,939
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Securities:
  Sales and prepayments                                                          10,145                   97                9,452
  Purchases                                                                        (300)              (5,000)              (5,000)
Decrease/(increase) in investment in bank time deposits                         (67,642)              32,000              (23,154)
Advances to subsidiaries                                                        (20,000)                  --                   --
Principal collected on advances to subsidiaries                                  20,000                   --               75,500
Proceeds from sale of a subsidiary                                               23,271                   --                6,652
Cash investments in subsidiaries                                                 (4,947)              (8,329)              (1,758)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided/(used) by investing activities                                (39,473)              18,768               61,692
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Common stock:
  Exercise of stock options                                                      78,183               16,639               34,457
  Cash dividends                                                               (112,093)            (113,958)             (98,696)
  Repurchase of shares                                                         (238,701)             (48,542)             (41,262)
Term borrowings:
  Issuance                                                                           --                   --                5,000
  Payment                                                                       (10,000)                  --              (83,750)
Increase/(decrease) in short-term borrowings                                      5,104                2,897               (6,932)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                                          (277,507)            (142,964)            (191,183)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                            (49,637)              35,770               (1,552)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                   70,498               34,728               36,820
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $   20,861           $   70,498           $   34,728
===================================================================================================================================
Total interest paid                                                          $   17,763           $   17,353           $   22,225
Total income taxes paid                                                         247,760               93,325               46,750
-----------------------------------------------------------------------------------------------------------------------------------

First Tennessee National Corporation                                       F-85

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of First Tennessee National
Corporation:

We have audited the accompanying consolidated statements of condition of First Tennessee National Corporation (a Tennessee corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Tennessee National Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and EITF Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets."


/s/ Arthur Andersen LLP


Memphis, Tennessee,
January 15, 2002


F-86                                       First Tennessee National Corporation

CONSOLIDATED HISTORICAL STATEMENTS OF INCOME (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Growth Rates (%)
                                                                                                                  -----------------
(Dollars in millions except per share data)         2001       2000         1999       1998      1997      1996     01/00   01/96*
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                        $  809.1   $  912.4    $  751.5  $  725.9   $ 699.6   $ 653.5     11.3 -   4.4 +
Investment securities                                168.2      198.8       178.6     159.6     139.8     141.1     15.4 -   3.6 +
Loans held for sale                                  165.9      197.3       231.3     205.7      76.9      82.1     15.9 -  15.1 +
Trading securities inventory                          48.6       34.4        31.4      30.5      13.4      14.1     41.3 +  28.1 +
Other earning assets                                   7.1       20.1        14.4      12.1      11.6       5.7     64.7 -   4.5 +
-----------------------------------------------------------------------------------------------------------------
         Total interest income                     1,198.9    1,363.0     1,207.2   1,133.8     941.3     896.5     12.0 -   6.0 +
-----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits:
  Savings                                              3.8        5.5         5.8       7.1       8.2       9.4     30.9 -   16.6 -
  Checking interest and money market                  84.9      110.8       104.3     113.2      95.1      92.7     23.4 -    1.7 -
  Certificates of deposit under $100,000 and
   other time                                        111.1      129.2       123.8     144.9     160.5     166.5     14.0 -    7.8 -
  Certificates of deposit $100,000 and more          137.1      254.9       165.9     111.5      47.7      46.3     46.2 -   24.2 +
Short-term borrowings                                145.5      240.0       193.1     196.7     130.8     109.6     39.4 -    5.8 +
Term borrowings                                       30.2       24.3        24.8      19.9      15.9      20.8     24.3 +    7.7 +
----------------------------------------------------------------------------------------------------------------
         Total interest expense                      512.6      764.7       617.7     593.3     458.2     445.3     33.0 -    2.9 +
----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                  686.3      598.3       589.5     540.5     483.1     451.2     14.7 +    8.7 +
Provision for loan losses                             93.5       67.3        57.9      51.3      51.1      35.7     38.8 +   21.2 +
----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION                  592.8      531.0       531.6     489.2     432.0     415.5     11.6 +    7.4 +
----------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Mortgage banking                                     449.6      238.1       479.9     449.5     287.8     249.3     88.9 +   12.5 +
Divestitures                                          80.4      157.6         4.2        .6         -         -     49.0 -    N/A
Capital markets                                      343.7      117.9       126.8     147.4      98.3      85.9    191.5 +   32.0 +
Deposit transactions and cash management             133.6      116.1       106.2      90.4      86.1      78.2     15.1 +   11.3 +
Trust services and investment management              56.7       65.8        59.8      51.2      40.9      34.7     13.8 -   10.3 +
Merchant processing                                   45.4       48.2        49.7      37.5      32.1      24.2      5.8 -   13.4 +
Equity securities gains/(losses)                      (3.3)        .8         2.3       3.9       (.8)     (2.5)      NM      5.7 -
Debt securities gains/(losses)                        (1.0)      (5.0)         --        --        .1       (.2)    79.0 +   41.1 -
All other income and commissions                     154.5      173.2       141.3      96.1      81.3      75.5     10.8 -   15.4 +
----------------------------------------------------------------------------------------------------------------
         Total noninterest income                  1,259.6      912.7       970.2     876.6     625.8     545.1     38.0 +   18.2 +
----------------------------------------------------------------------------------------------------------------
ADJUSTED GROSS INCOME AFTER PROVISION              1,852.4    1,443.7     1,501.8   1,365.8   1,057.8     960.6     28.3 +   14.0 +
----------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
Employee compensation, incentives and benefits       797.8      598.0       633.6     563.6     409.8     385.4     33.4 +   15.7 +
Occupancy                                             69.1       80.5        73.1      51.4      42.8      39.8     14.1 -   11.6 +
Operations services                                   59.6       70.9        64.6      58.5      49.9      44.1     15.9 -    6.2 +
Equipment rentals, depreciation and maintenance       74.1       68.2        57.8      45.8      40.1      34.1      8.6 +   16.8 +
Communications and courier                            48.8       47.3        51.9      41.5      34.9      33.0      3.0 +    8.1 +
Amortization of intangible assets                     10.8       11.7        10.5      11.1       9.6       9.5      7.9 -    2.6 +
All other expense                                    298.5      230.1       230.9     241.0     155.6     132.5     29.8 +   17.6 +
----------------------------------------------------------------------------------------------------------------
         Total noninterest expense                 1,358.7    1,106.7     1,122.4   1,012.9     742.7     678.4     22.8 +   14.9 +
----------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                           493.7      337.0       379.4     352.9     315.1     282.2     46.5 +   11.8 +
Applicable income taxes                              164.1      104.4       131.9     126.5     117.6     102.3     57.1 +    9.9 +
----------------------------------------------------------------------------------------------------------------
INCOME BEFORE DEBT RESTRUCTURINGS AND
  CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                              329.6      232.6       247.5     226.4     197.5     179.9     41.7 +   12.9 +
Debt restructurings, net of tax                       (3.2)        --          --        --        --        --      N/A      N/A
Cumulative effect of changes in
   accounting principles, net of tax                  (8.2)        --          --        --        --        --      N/A      N/A
----------------------------------------------------------------------------------------------------------------
NET INCOME                                        $  318.2    $ 232.6     $ 247.5   $ 226.4   $ 197.5   $ 179.9     36.8 +   12.1 +
================================================================================================================
FULLY TAXABLE EQUIVALENT ADJUSTMENT               $    2.1    $   2.6     $   3.0   $   3.8   $   4.3   $   5.4     19.2 -   17.2 -
----------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE BEFORE
   DEBT RESTRUCTURINGS AND CUMULATIVE
   EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES     $   2.58    $  1.79     $  1.90   $  1.77   $  1.54   $  1.34     44.1 +   14.0 +
----------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE                         $   2.49    $  1.79     $  1.90   $  1.77   $  1.54   $  1.34     39.1 +   13.2 +
----------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE BEFORE
   DEBT RESTRUCTURINGS AND CUMULATIVE
   EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES     $   2.51    $  1.77     $  1.85   $  1.72   $ 1.50    $ 1.32      41.8 +   13.7 +
----------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE                 $   2.42    $  1.77     $  1.85   $  1.72   $ 1.50    $ 1.32      36.7 +   12.9 +
----------------------------------------------------------------------------------------------------------------
*Compound annual growth rate. NM - not meaningful
Certain previously reported amounts have been reclassified to agree with current presentation. Per share data reflect the 1998 and 1996 two-for-one stock splits.

First Tennessee National Corporation                                       F-87

CONSOLIDATED AVERAGE BALANCE SHEETS AND RELATED YIELDS AND RATES (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       2001                               2000
                                                      -------------------------------------  ----------------------------- Average
                                                                      Interest     Average              Interest  Average  Balance
(Fully taxable equivalent)                              Average       Income/      Yields/   Average    Income/   Yields/  Growth(%)
(Dollars in millions)                                   Balance       Expense      Rates     Balance    Expense   Rates     01/00
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
Loans, net of unearned income                         $ 10,104.3    $   809.9       8.02%  $  9,932.0   $  913.3    9.20%     1.7 +
Investment securities:
  U.S. Treasury and other U.S. government
    agencies                                             1,812.5        118.1       6.51      1,767.7      119.8    6.78      2.5 +
  States and municipalities                                 50.8          3.8       7.53         48.7        3.6    7.49      4.3 +
  Other                                                    732.0         47.5       6.49      1,046.3       76.8    7.34     30.0 -
--------------------------------------------------------------------------------------------------------------------------
      Total investment securities                        2,595.3        169.4       6.53      2,862.7      200.2    6.99      9.3 -
--------------------------------------------------------------------------------------------------------------------------
Other earning assets:
  Mortgage loans held for sale                           2,388.0        165.9       6.95      2,450.8      197.3    8.05      2.6 -
  Investment in bank time deposits                           1.9           .1       6.56          2.1         .1    5.07      9.5 -
  Federal funds sold and securities purchased
     under agreements to resell                            226.5          7.0       3.07        328.4       20.0    6.10     31.0 -
  Mortgage banking trading securities                      127.5         12.1       9.48           --         --      --      N/A
  Capital markets securities inventory                     681.9         36.6       5.37        519.5       34.7    6.68     31.3 +
--------------------------------------------------------------------------------------------------------------------------
      Total other earning assets                         3,425.8        221.7       6.47      3,300.8      252.1    7.64      3.8 +
--------------------------------------------------------------------------------------------------------------------------
Total earning assets                                    16,125.4      1,201.0       7.45     16,095.5    1,365.6    8.48       .2 +
Allowance for loan losses                                 (149.7)                              (144.5)                        3.6 +
Cash and due from banks                                    756.5                                815.8                         7.3 -
Premises and equipment, net                                268.7                                294.6                         8.8 -
Capital markets receivables and other assets             2,221.8                              2,259.4                         1.7 -
--------------------------------------------------------------------------------------------------------------------------
Total assets/Interest income                          $ 19,222.7    $ 1,201.0              $ 19,320.8   $1,365.6               .5 -
==========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
  Savings                                             $    304.4    $     3.8       1.26%  $    337.4   $    5.5    1.64%     9.8 -
  Checking interest and money market                     3,548.2         84.9       2.39      3,371.5      110.8    3.29      5.2 +
  Certificates of deposit under $100,000 and
    other time                                           2,092.3        111.1       5.31      2,310.3      129.2    5.59      9.4 -
--------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing core deposits               5,944.9        199.8       3.36      6,019.2      245.5    4.08      1.2 -
Certificates of deposit $100,000 and more                3,142.7        137.1       4.36      3,959.7      254.9    6.44     20.6 -
Federal funds purchased and securities sold
  under agreements to repurchase                         3,162.7        115.6       3.66      2,899.4      169.4    5.84      9.1 +
Commercial paper and other short-term borrowings           565.3         29.9       5.30      1,050.4       70.6    6.72     46.2 -
Term borrowings                                            521.5         30.2       5.79        384.3       24.3    6.34     35.7 +
--------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                      13,337.1        512.6       3.84     14,313.0      764.7    5.34      6.8 -
Demand deposits                                          1,541.7                              1,688.0                         8.7 -
Other noninterest-bearing deposits                       1,792.3                              1,193.9                        50.1 +
Capital markets payables and other liabilities           1,006.3                                741.8                        35.7 +
Guaranteed preferred beneficial interests in
   First Tennessee's junior subordinated
     debentures                                            100.0                                100.0                          --
Preferred stock of subsidiary                               44.0                                  7.5                       483.2 +
Shareholders' equity                                     1,401.3                              1,276.6                         9.8 +
--------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders'
  equity/Interest expense                             $ 19,222.7    $   512.6              $ 19,320.8   $  764.7               .5 -
==========================================================================================================================
Net interest income-tax equivalent basis/Yield                      $   688.4       4.27%               $  600.9    3.73%
Fully taxable equivalent adjustment                                      (2.1)                              (2.6)
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                                 $   686.3                           $  598.3
==========================================================================================================================
Net interest spread                                                                 3.61%                           3.14%
Effect of interest-free sources used to fund
  earning assets                                                                     .66                             .59
--------------------------------------------------------------------------------------------------------------------------
Net interest margin                                                                 4.27%                           3.73%
==========================================================================================================================
Certain previously reported amounts have been reclassified to agree with current presentation. Yields and corresponding income amounts are adjusted to a fully taxable equivalent. Earning assets yields are expressed net of unearned income.
Rates are expressed net of unamortized debenture cost for long-term debt. Net interest margin is computed using total net interest income.


F-88                                       First Tennessee National Corporation

------------------------------------------------------------------------------------------------------------------------------------
                                                                     1999                                       1998
                                                   --------------------------------------      -------------------------------------
                                                                   Interest      Average                     Interest       Average
(Fully taxable equivalent)                           Average        Income/      Yields/       Average        Income/       Yields/
(Dollars in millions)                                Balance        Expense       Rates        Balance        Expense        Rates
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
Loans, net of unearned income                      $  8,818.8      $  752.4        8.53%      $ 8,242.1     $  727.4          8.83%
Investment securities:
  U.S. Treasury and other U.S. government
    agencies                                          1,711.1         110.5        6.46         1,795.2        117.8          6.56
  States and municipalities                              50.7           3.8        7.56            69.8          5.4          7.80
  Other                                                 940.9          66.2        7.04           560.8         38.4          6.84
------------------------------------------------------------------------------------------------------------------------------------
      Total investment securities                     2,702.7         180.5        6.68         2,425.8        161.6          6.66
------------------------------------------------------------------------------------------------------------------------------------
Other earning assets:
  Mortgage loans held for sale                        3,217.7         231.3        7.19         2,911.2        205.7          7.06
  Investment in bank time deposits                        9.8            .5        4.76            40.8          2.0          4.81
  Federal funds sold and securities purchased
     under agreements to resell                         292.6          13.9        4.75           193.4         10.1          5.22
  Mortgage banking trading securities                       -             -           -               -            -             -
  Capital markets securities inventory                  542.1          31.6        5.82           507.2         30.8          6.07
------------------------------------------------------------------------------------------------------------------------------------
      Total other earning assets                      4,062.2         277.3        6.82         3,652.6        248.6          6.80
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                                 15,583.7       1,210.2        7.77        14,320.5      1,137.6          7.94
Allowance for loan losses                              (141.2)                                   (133.1)
Cash and due from banks                                 779.3                                     697.6
Premises and equipment, net                             288.5                                     222.4
Capital markets receivables and other assets          2,110.5                                   1,613.3
------------------------------------------------------------------------------------------------------------------------------------
Total assets/Interest income                       $ 18,620.8      $1,210.2                   $16,720.7     $1,137.6
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
  Savings                                          $    350.0      $    5.8        1.65%      $   347.5     $    7.1          2.05%
  Checking interest and money market                  3,551.2         104.3        2.94         3,403.7        113.2          3.32
  Certificates of deposit under $100,000 and
    other time                                        2,398.4         123.8        5.16         2,588.7        144.9          5.60
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing core deposits            6,299.6         233.9        3.71         6,339.9        265.2          4.18
Certificates of deposit $100,000 and more             3,163.9         165.9        5.24         1,992.5        111.5          5.59
Federal funds purchased and securities sold
  under agreements to repurchase                      2,292.9         104.7        4.57         2,456.4        122.6          4.99
Commercial paper and other short-term borrowings      1,631.4          88.4        5.42         1,285.5         74.1          5.76
Term borrowings                                         371.1          24.8        6.69           252.7         19.9          7.91
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                   13,758.9         617.7        4.49        12,327.0        593.3          4.81
Demand deposits                                       1,866.6                                   1,749.0
Other noninterest-bearing deposits                      972.0                                     915.0
Capital markets payables and other liabilities          736.5                                     633.7
Guaranteed preferred beneficial interests in
   First Tennessee's junior subordinated
     debentures                                         100.0                                     100.0
Preferred stock of subsidiary                               -                                         -
Shareholders' equity                                  1,186.8                                     996.0
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders'
  equity/Interest expense                          $ 18,620.8      $  617.7                   $16,720.7     $  593.3
====================================================================================================================================
Net interest income-tax equivalent basis/Yield                     $  592.5        3.80%                    $  544.3          3.80%
Fully taxable equivalent adjustment                                    (3.0)                                    (3.8)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                $  589.5                                 $  540.5
====================================================================================================================================
Net interest spread                                                                3.28%                                      3.13%
Effect of interest-free sources used to fund
  earning assets                                                                    .52                                        .67
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                                                3.80%                                      3.80%
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                                 1997                               1996
                                                   -------------------------------    --------------------------------     Average
                                                                Interest   Average                Interest    Average      Balance
(Fully taxable equivalent)                          Average     Income/    Yields/    Average     Income/     Yields/     Growth(%)
(Dollars in millions)                               Balance     Expense     Rates     Balance     Expense      Rates       01/96*
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning assets:
Loans, net of unearned income                      $ 7,945.1    $ 701.3      8.83%   $ 7,472.1    $ 655.9       8.78%        6.2 +
Investment securities:
  U.S. Treasury and other U.S. government
    agencies                                         1,963.3      129.3      6.59      2,031.2      131.0       6.45         2.3 -
  States and municipalities                             83.7        6.8      8.06         98.1        7.9       8.02        12.3 -
  Other                                                 92.4        6.1      6.65         73.9        4.8       6.51        58.2 +
---------------------------------------------------------------------------------------------------------------------
      Total investment securities                    2,139.4      142.2      6.65      2,203.2      143.7       6.52         3.3 +
---------------------------------------------------------------------------------------------------------------------
Other earning assets:
  Mortgage loans held for sale                       1,005.9       76.9      7.64      1,059.4       82.1       7.74        17.7 +
  Investment in bank time deposits                       9.8         .5      5.05         14.6         .7       5.05        33.5 -
  Federal funds sold and securities purchased
     under agreements to resell                        207.1       11.1      5.37         94.2        5.0       5.30        19.2 +
  Mortgage banking trading securities                      -          -         -            -          -          -         N/A
  Capital markets securities inventory                 204.8       13.6      6.65        218.5       14.5       6.66        25.6 +
---------------------------------------------------------------------------------------------------------------------
      Total other earning assets                     1,427.6      102.1      7.15      1,386.7      102.3       7.38        19.8 +
---------------------------------------------------------------------------------------------------------------------
Total earning assets                                11,512.1      945.6      8.21     11,062.0      901.9       8.15         7.8 +
Allowance for loan losses                             (123.6)                           (117.1)                              5.0 +
Cash and due from banks                                658.6                             662.8                               2.7 +
Premises and equipment, net                            195.1                             181.4                               8.2 +
Capital markets receivables and other assets         1,038.4                             799.2                              22.7 +
---------------------------------------------------------------------------------------------------------------------
Total assets/Interest income                       $13,280.6    $ 945.6              $12,588.3    $ 901.9                    8.8 +
=====================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
  Savings                                          $   376.5    $   8.2      2.17%   $   424.3    $   9.4       2.23%        6.4 -
  Checking interest and money market                 2,963.7       95.1      3.21      2,715.9       92.7       3.41         5.5 +
  Certificates of deposit under $100,000 and
    other time                                       2,798.0      160.5      5.74      2,885.2      166.5       5.77         6.2 -
---------------------------------------------------------------------------------------------------------------------
      Total interest-bearing core deposits           6,138.2      263.8      4.30      6,025.4      268.6       4.46          .3 -
Certificates of deposit $100,000 and more              843.0       47.7      5.66        835.8       46.3       5.54        30.3 +
Federal funds purchased and securities sold
  under agreements to repurchase                     1,790.1       89.8      5.01      1,588.1       78.0       4.91        14.8 +
Commercial paper and other short-term borrowings       663.0       41.0      6.18        520.1       31.6       6.07         1.7 +
Term borrowings                                        185.5       15.9      8.60        253.7       20.8       8.24        15.5 +
---------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                   9,619.8      458.2      4.76      9,223.1      445.3       4.83         7.7 +
Demand deposits                                      1,695.8                           1,816.1                               3.2 -
Other noninterest-bearing deposits                     530.1                             268.2                              46.2 +
Capital markets payables and other liabilities         457.5                             383.4                              21.3 +
Guaranteed preferred beneficial interests in
   First Tennessee's junior subordinated
     debentures                                         98.6                                 -                               N/A
Preferred stock of subsidiary                              -                                 -                               N/A
Shareholders' equity                                   878.8                             897.5                               9.3 +
---------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders'
  equity/Interest expense                          $13,280.6    $ 458.2              $12,588.3    $ 445.3                    8.8 +
=====================================================================================================================
Net interest income-tax equivalent basis/Yield                  $ 487.4      4.23%                $ 456.6       4.13%
Fully taxable equivalent adjustment                                (4.3)                             (5.4)
---------------------------------------------------------------------------------------------------------------------
Net interest income                                             $ 483.1                           $ 451.2
=====================================================================================================================
Net interest spread                                                          3.45%                              3.32%
Effect of interest-free sources used to fund
  earning assets                                                              .78                                .81
---------------------------------------------------------------------------------------------------------------------
Net interest margin                                                          4.23%                              4.13%
=====================================================================================================================
* Compound annual growth rate

First Tennessee National Corporation                                       F-89

CORPORATE OFFICERS

Ralph Horn
Chairman of the Board
  and Chief Executive Officer

J. Kenneth Glass
President and Chief Operating Officer

Charles G. Burkett
President
Memphis Financial Services
Retail Financial Services

Larry B. Martin
President
Tennessee Financial Services
Business Financial Services

Herbert H. Hilliard
Executive Vice President
Risk Management

Harry A. Johnson, III
Executive Vice President
General Counsel

Sarah L. Meyerrose
Executive Vice President
Wealth Management
Employee Services

John P. O'Connor, Jr.
Executive Vice President
Chief Credit Officer

Elbert L. Thomas, Jr.
Executive Vice President
Chief Financial Officer

James F. Keen
Senior Vice President
Corporate Controller

Milton A. Gutelius, Jr.
Senior Vice President
Treasurer

Lenore S. Creson
Corporate Secretary

FIRST TENNESSEE NATIONAL CORPORATION
BOARD OF DIRECTORS

Robert C. Blattberg
Polk Brothers Distinguished Professor of Retailing
J.L. Kellogg Graduate School of Management
Northwestern University

Carlos H. Cantu
Senior Chairman
The ServiceMaster Company

George E. Cates
Chairman of the Board
Mid-America Apartment Communities, Inc.

J. Kenneth Glass
President and Chief Operating Officer
First Tennessee National Corporation
First Tennessee Bank National Association

James A. Haslam, III
Chief Executive Officer
Pilot Travel Services, LLC

Ralph Horn
Chairman of the Board and Chief Executive Officer
First Tennessee National Corporation
First Tennessee Bank National Association

John C. Kelley, Jr.
Senior Executive Vice President
First Tennessee National Corporation
First Tennessee Bank National Association
Retired January, 2002 after 32 years of loyal service

R. Brad Martin
Chairman of the Board and Chief Executive Officer
Saks Incorporated

Joseph Orgill, III
Chairman of the Board
Orgill, Inc.

Vicki R. Palmer
Corporate Senior Vice President, Treasurer
  and Special Assistant to CEO
Coca-Cola Enterprises, Inc.

Michael D. Rose
Chairman
Gaylord Entertainment Company

William B. Sansom
Chairman of the Board and Chief Executive Officer
The H.T. Hackney Co.

Luke Yancy, III
President and Chief Executive Officer
Mid-South Minority Business Council

SHAREHOLDER
INFORMATION

STOCK LISTING

First Tennessee's common stock is traded on the New York Stock Exchange under the symbol FTN.

FIRST TENNESSEE AFFILIATES

Federal Flood Certification Corp.
First Express Remittance Processing, Inc.
First Horizon Asset Securities, Inc.
First Horizon Home Loan Corp.
First Horizon Insurance Services, Inc.
First Horizon Merchant Services, Inc.
First Horizon Mortgage Loan Corp.
First Horizon Strategic Alliances, Inc.
First National Bank of Springdale
First Tennessee Bank National Association
First Tennessee Brokerage, Inc.
First Tennessee Capital Assets Corp.
First Tennessee Housing Corp.
First Tennessee Securities Corp.
FT Insurance Corp.
FT Real Estate Securities Company, Inc.
FT Reinsurance Company
Hickory Capital Corp.
Hickory Venture Capital Corp.
Highland Capital Management Corp.
Martin & Company, Inc.
Norten Life Insurance Company
Synaxis Group, Inc.

SHAREHOLDER ASSISTANCE

If you need help, call us at 1-800-410-4577.

- For answers to questions about stock transfers, changes of address, dividend payments or lost certificates

- To receive general information or an enrollment card for direct deposit of dividend checks

-        To eliminate duplicate mailings of financial information

- To receive a prospectus and enrollment card for our dividend reinvestment and stock purchase plan

If you would rather contact our transfer agent directly, call Wells Fargo Shareholder Services at 1-800-468-9716.

INTERNET

Visit www.FirstTennessee.com, www.FirstHorizonOnline.com, www.fhmsi.com or www.FTNFinancial.com to find out about our products and services as well as the latest investor relations information including stock quotes, news releases and other financial data.

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 10:00 a.m. Tuesday, April 16, 2002, at the First Tennessee Building, 165 Madison Avenue, M-Level Auditorium, Memphis, Tennessee.

GENERAL INFORMATION

First Tennessee National Corporation
Corporate Headquarters
165 Madison Avenue
Memphis, TN  38103
(901) 523-4444

                             [LOGO] FIRST TENNESSEE

                      First Tennessee National Corporation
                                 Annual Meeting
                                 April 16, 2002
                        10:00 a.m. Central Daylight Time
                            First Tennessee Building
                               M-Level Auditorium
                               165 Madison Avenue
                            Memphis, Tennessee 38103

         If you consented to access your proxy information electronically, you may view it by going to the following website on the internet:
http://www.firsttennessee.com

         If you would like to access the proxy material electronically next year, you may do so by giving your consent at the following website: http://www.econsent.com/ftn/

                             [LOGO] FIRST TENNESSEE
                      FIRST TENNESSEE NATIONAL CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints James L. Boren, Jr., Lewis Donelson, and George P. Lewis, or any one or more of them with full power of substitution, as Proxy or Proxies, to represent and vote all shares of stock standing in my name on the books of the Corporation at the close of business on February 22, 2002, which I would be entitled to vote if personally present at the Annual Meeting of Shareholders of First Tennessee National Corporation to be held in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, April 16, 2002, at 10 a.m. CDT or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The Proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The Board of Directors, at the time of preparation of the Proxy Statement, knows of no business to come before the meeting other than that referred to in the Proxy Statement.

         THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 WHICH ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS PROXY.

YOU CAN VOTE YOUR PROXY BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD ON THE REVERSE SIDE.

            (Continued and see voting instructions on reverse side.)

                                                     COMPANY # _________________
                                                     CONTROL # _________________

THERE ARE THREE WAYS TO VOTE YOUR PROXY.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE- TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE
- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (noon) on April 15, 2002.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
-   Follow the simple voice mail instructions.

VOTE BY INTERNET - HTTP://WWW.EPROXY.COM/FTN/ - QUICK *** EASY *** IMMEDIATE
- Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (noon) on April 15, 2002.
- You will be prompted to enter your 3-digit Company number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to First Tennessee National Corporation, c/o Shareowner Services(SM), P. O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

                             --Please detach here--

    [X] Please mark votes as in this example.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

    1. Election of three Class III directors to serve until the 2005 Annual Meeting of Shareholders and one Class II director to serve until 2004 Annual Meeting.
        Nominees: Class III: (01) George E. Cates (02) James A. Haslam, III (03) Ralph Horn and Class II: (04) Luke Yancy, III

                  [ ] VOTE FOR             [ ] VOTE WITHHELD
                      all nominees             from all nominees

    Instructions: To withhold authority to vote for any nominee(s),
    write the number(s) of the nominee(s) in the box to the right.        [  ]

                                                                 FOR     AGAINST     ABSTAIN

    2. Approval of 2002 Management Incentive Plan.               [ ]       [ ]         [ ]
    3. Ratification of appointment of Arthur Andersen LLP as     [ ]       [ ]         [ ]
       auditors.

       Address change? Mark Box. Indicate changes below:
                                                                          [  ]

       The undersigned hereby acknowledges receipt of notice of said meeting and the related proxy statement.

    Date____________________________, 2002

                                                       [                    ]
                                                          Signatures in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.